Exhibit 4.3

Share and Asset Purchase Agreement

dated as of July 16, 2004

by and among

Roche Holding AG, Grenzacherstrasse 124, 4058 Basel, Switzerland (hereinafter Roche Holding)

Roche Finanz AG, Grenzacherstrasse 122, 4070 Basel, Switzerland (hereinafter Roche Finanz)

Roche Pharmholding B.V., Beneluxlaan 2A, 3446 GR Woerden, The Netherlands (hereinafter Roche NL)

Roche Deutschland Holding GmbH, Emil-Barell-Strasse 1, 79639 Grenzach-Wyhlen, Germany (hereinafter Roche Deutschland)

Hoffmann - La Roche France SAS, 52, Boulevard du Parc, 92521 Neuilly sur Seine CEDEX, France (hereinafter HLRF), Roche SAS, 52 Bld du Parc, 92521 Neuilly sur Seine, CEDEX, France (hereinafter RSAS), and Laboratoires Syntex SA, 52 Bld du Parc, 92521 Neuilly sur Seine, CEDEX, France (hereinafter Syntex, and together with HLRF and RSAS Roche France)

the companies listed in Schedule (A), each of which is directly or indirectly controlled by Roche Holding (hereinafter each an Asset Seller Company and collectively the Asset Seller Companies)

(each of the companies set forth above, including each of the Asset Seller Companies, hereinafter a Seller and collectively the Sellers)

and

Bayer HealthCare AG, Bayerwerk, 51368 Leverkusen, Germany (hereinafter BHC)

for and on behalf of itself and for and on behalf of certain of its Affiliates to be designated by BHC to accede as buyer hereunder in accordance with Article 3.4 (hereinafter, BHC and each such designee a Buyer and collectively the Buyers)

Table of Contents

1.	Definitions	12
2.	Object of Sale/Licence	12
2.1	Sale and Transfer of Shares	12
2.2	Sale and Transfer of Assets and Contracts and Assumption of Obligations and Liabilities	13
2.2.1	Sale and Transfer of Assets and Contracts	13
2.2.2	Assumption of Obligations and Liabilities	18
2.3	Sale and Transfer of US Trademarks	20
2.4	[Intentionally Omitted]	20
2.5	Licence	20
2.6	Consideration	21
2.7	Purchase Price and Inter-Company Obligations Adjustments	22
2.7.1	Closing Balance Sheet	22
2.7.2	Purchase Price Adjustments	26
2.7.3	Inter-Company Obligations Adjustment	28
2.7.4	Payment of Net Working Capital Adjustment, Net Debt Adjustment, Provision and Liability Adjustment and Inter-Company Obligations Adjustment	28
2.7.5	Exclusive Adjustment Procedures	29
2.8	Allocation of Purchase Price	30
3.	Actions Prior to Closing	30
3.1	General	30
3.2	Filings and Submissions	30
3.3	Estimated Net Working Capital / Estimated Net Debt / Estimated Inter-Company Obligations / Estimated Provision and Liability Amount	31
3.4	Buyers’ Designation of the Legal Entities Receiving the Transferred Orion Assets	31
3.5	Escrow of Data Room Documentation	32
3.6	Closing Memorandum	32
3.7	Completion / Update of Schedules	32
3.8	Transferred Orion Contracts	33
3.9	Real Estate Sale and Transfer Agreement Grenzach	34
4.	Closing	34
4.1	Date and Place	34
4.2	Conditions Precedent to Closing	35
4.2.1	Conditions to Obligations of Each Party	35
4.2.2	Conditions to Obligations of Buyers	35
4.2.3	Conditions to Obligations of Sellers	36
4.2.4	Waiver of Non-satisfied Conditions	37

4.2.5	Right of Termination	37
4.2.6	Deferred Closing / Local Closings	38
4.3	Closing Actions	40
4.3.1	Actions by the Sellers	40
4.3.2	Actions by Buyers	41
4.3.3	Joint Actions by the Parties	42
5.	Representations and Warranties	44
5.1	Representations and Warranties of Sellers	44
5.2	Representations and Warranties of Buyers	44
5.3	Exclusive Representation and Warranties	44
6.	Remedies	45
6.1	Remedies of Buyers	45
6.1.1	Sellers Right to Cure and Sellers’ Liability	45
6.1.2	Notice of Breach	45
6.1.3	Term of Representations and Warranties	46
6.1.4	Exclusion of Liability	47
6.1.5	Third Party Claims	49
6.2	Remedies of Sellers	49
6.3	Remedies Exclusive	49
7.	Conduct of Business between Signing and Closing	50
7.1	General	50
7.2	Access to the Orion Business	51
7.3	Restricted Actions	51
8.	Separation	54
8.1	Principles Applicable to Separation	54
8.2	Separation Costs	55
8.3	Transitional Agreements / Termination of Intra-Group Manufacturing and Supply Agreements	56
9.	Indemnities	57
9.1	Indemnifications by Sellers	57
9.2	Indemnification by Buyers	58
9.3	Tax	58
9.4	Environment	60
9.4.1	Environmental Investigations	60
9.4.2	Sellers’ Liability for Material Existing Contaminations	62
9.4.3	Grenzach	64
9.4.4	Insurance	65
9.4.5	Asbestos Related Claims	66
9.4.6	Environmental Liability of Buyers	66

10.	Other Covenants	66
10.1	Press Releases and Other Public Announcements	66
10.2	Undertakings	67
10.3	Assignments / Change of Control Clauses of the Transferred Orion Contracts	67
10.4	Change of Control Clauses of Contracts to Which an Orion Company is a Party	69
10.5	Assignment of Trademarks With the Consent of a Third Party Only	70
10.6	Recording of Assignment	71
10.7	Corporate Name, Trademarks and Domain Names	72
10.8	Transferred Employees	74
10.9	Management Incentive Plans	79
10.10	Document Retention and Access	79
10.11	Safety Data and Clinical Documentation	81
10.12	Insurance	81
10.13	Non-Competition	82
10.14	Inter-company Trade Balances	84
10.15	No Recourse Against Directors	84
10.16	Further Assurances	85
10.17	Set-off Rights	85
10.18	Supply of Products to the Roche Group	85
10.19	Several Liability and Assumption of Liability	86
10.20	Returned Goods	86
10.21	Trademarks Registered in Japan	86
10.22	Trademarks Retained by Sellers / Switches / Disposals	87
10.23	Option Regarding IBM Maintenance Agreement	88
10.24	SIGEM	88
10.25	Impairment of Orion Manufacturing Sites	88
10.26	Capital Expenditures	88
11.	Limitations on Sellers’ Liability	89
12.	Pension and Benefit Plans	91
12.1	Pension Plans	91
12.2	Benefit Plans	91
13.	Taxes, Costs, Expenses and Interest	91
13.1	Taxes	91
13.1.1	VAT	91
13.1.2	Other Taxes	92
13.1.3	Tax Returns	93
13.1.4	Disputes	93
13.2	Costs and Expenses	94
13.3	Interest	94

14.	General Provisions	94
14.1	Effect on Third Parties	94
14.2	Notices	94
14.3	Sellers’ Representative and Buyers’ Representative	96
14.4	Entire Agreement	96
14.5	Amendments and Waivers	96
14.6	No Assignment	96
14.7	Severability	96
14.8	Confidentiality	97
14.9	Execution	98
15.	Governing Law and Dispute Settlement	98
15.1	Governing Law	98
15.2	Dispute Settlement	98

Table of Schedules

Number of
Schedule	Name of Schedule | Annex

(A)	Asset Seller Companies

1	Definitions

2.1	Excluded Japanese Trademarks

2.2.1(a)(i)	Transferred Orion Trademarks

2.2.1(a)(ii)	Transferred Orion Other Intellectual Property Rights

2.2.1(a)(iii)	Transferred Orion Product Registrations

2.2.1(a)(iv)	Transferred Orion Manufacturing Know How

2.2.1(a)(v)	Transferred Orion Clinical Documentation

2.2.1(a)(vi)	Transferred Orion Marketing and Promotional Documents

2.2.1(a)(viii)	Transferred Orion Manufacturing Sites

2.2.1(a)(ix)	Transferred Orion Tangible Property

2.2.1(a)(x)	Transferred Orion Governmental Authorizations

2.3	US Trademarks

2.5	Licence

2.6(a)(i)	Excerpted OTC Segment Financial Information

2.6(a)(ii)	Historical Orion Financial Statements

2.6(a)(iii)	Unaudited Extraction Statement

2.6(a)(iv)	Orion Balance Sheet (including the Preparation Guide)

Number of
Schedule	Name of Schedule | Annex

2.7.1(a)(1)	Net Working Capital / Net Debt / Provision and Liability Amount

2.7.1(a)(2)	Closing Balance Sheet

2.8(a)	Allocation of Purchase Price

3.4	Preliminary Designation of Local Purchasing Entities

3.5	Escrow Agreement

3.9	Form of Agreement relating to Grenzach

4.2.1(a)	Governmental Approvals / Notifications

5.1	Sellers’ Representations and Warranties

	Annex 5.1.1(a)	Corporate Information Orion Companies

	Annex 5.1.1(b)	Shareholders of Orion Companies

	Annex 5.1.1(e)	Cash Pool / Control / Profit & Loss Transfer Agreements

	Annex 5.1.2(c)	Profit and Loss Items for the Financial Year 2003 and First Quarter 2004 / Profit and Loss Items for the Financial Year 2001 and 2002

	Annex 5.1.2(d)	Normalization Adjustments

	Annex 5.1.2(e)	Stand Alone Adjustments

	Annex 5.1.2(h)	Statutory Annual Accounts of the Orion Companies

	Annex 5.1.3(f)	Impacts On Sales

	Annex 5.1.7	Transferred Orion Assets Subject To Liens

	Annex 5.1.8(a)(i)	Real Property Owned

Number of
Schedule	Name of Schedule | Annex

	Annex 5.1.8(a)(ii)	Real Property Lease Agreement(s)

	Annex 5.1.9	Orion Companies Tangible Property

	Annex 5.1.11(a)	Orion Companies Manufacturing Know How

	Annex 5.1.11(b)	Orion Companies Trademarks

	Annex 5.1.11(c)	Orion Companies Patents

	Annex 5.1.11(d)	Orion Companies Other Intellectual Property Rights

	Annex 5.1.12(a)	Orion Companies Product Registrations

	Annex 5.1.13(e)	Number of Employees of Orion Companies

	Annex 5.1.20	Non-Compliance

	Annex 5.1.21	ACMS

5.2	Buyers’ Representations and Warranties

6.1.4(a)(iii)	Data Room Indices

8.1(a)	Separation Step Plan / Da Vinci/Rembrandt Project Charter

8.3(a)(i)	Global Transitional Services Agreement

8.3(a)(ii)	Frame Supply Agreements

8.3(a)(iii)	Manufacturing Agreements

8.3(a)(iv)	IT Services Agreement

10.2	Undertakings

10.4	Orion Companies Contracts with Change of Control Clauses

10.5(a)	Assignment of Trademarks with Consent of Third Party

Number of
Schedule	Name of Schedule | Annex

through (c)	Trademark Authority

10.8(a)	Transferred Employees

10.11	Pharmacovigilance Agreement

10.21	Japanese OTC Trademarks

10.23	IBM Maintenance Agreement

12.1	Pension Plans

12.2	Benefit Plans

WHEREAS

(A)	Sellers conduct the OTC segment of the Roche Group’s pharmaceutical business, comprising that of developing, researching, manufacturing and commercializing pharmaceutical over-the-counter products, including, according to the qualification of local laws and regulations, certain food supplement, medical device, cosmetic and prescription drug products, all as reflected in the OTC Segment Information as presented in the Roche Annual Report 2003, (a) with the elimination of (i) the OTC segment of the Roche Group’s pharmaceutical business in the United States of America, including the joint venture between the Roche Group and Bayer AG, in particular relating to Aleve®, (ii) the OTC segment of the Roche Group’s pharmaceutical business in Japan, including that of the former OTC segment of the Roche Group’s pharmaceutical business and that of Chugai Pharmaceutical Co. Ltd. and its subsidiaries, (iii) the OTC segment of Chugai Pharmaceutical Co. Ltd. and its subsidiaries outside Japan; and (iv) the rights of the Roche Group and any successor and assignee or licensee to develop and market in the OTC market an OTC version of the Roche Group’s prescription anti-obesity drug Xenical® and (b) with the inclusion of the five (5) manufacturing sites in Gaillard/Pau (France), Grenzach (Germany) (to the extent specified in the Preparation Guide), Pilar (Argentina), Jakarta-Cimanggis (Indonesia) and Casablanca-Technopole (Morocco) (such business and the respective assets and liabilities as specified in Articles 2.1, 2.2.1 and 2.2.2 hereinafter the Orion Business).

(B)	The Orion Business has been fully integrated into the Roche Group’s pharmaceutical division and is in the process of being separated from the Roche Group.

(C)	Sellers, through one of their Affiliates, hold certain OTC trademarks registered in the U.S., which are identical to those being part of the Orion Business (the US Trademarks, as further specified hereinafter).

(D)	Sellers desire to sell, and Buyers desire to buy, subject to the terms and conditions of this Share and Asset Purchase Agreement (this Agreement), (1) the Orion Business, such business consisting of the full equity interest in the Orion Companies (as hereinafter defined) and certain rights, properties and assets (together with certain liabilities) owned or leased by, or licensed to, the Asset Seller Companies (as more fully set forth in Articles 2.2.1 and 2.2.2 hereof) and used exclusively (unless specified otherwise in this Agreements) with respect to the Orion Business, and (2) the US Trademarks.

(E)	Sellers and Buyers intend to cooperate closely between the date hereof and the Closing, and, to the extent necessary or useful to achieve the purposes of this Agreement thereafter, to separate the properties, assets, rights and facilities of the Orion Business held by the Asset Seller Companies from such companies on the basis of the Separation Step Plan (as defined in this Agreement and amended in accordance with Article 8.1) and transfer such properties, assets, including Know How, rights and facilities to Buyers in order to enable Buyers, subject to the manufacture, supply and/or services to be provided by FHLR and/or its Affiliates under the terms and conditions of the Transitional Agreements, to conduct the Orion Business in the countries in which such business is active substantially in the manner presently conducted.

(F)	In those countries or markets in which the Roche Group is operating the respective part of the Orion Business on the basis of agreements with independent third parties acting as distributors, Buyers intend, in certain cases yet to be agreed, to continue to operate such part of the Orion Business on such basis following the Closing.

(G)	Prior to executing this Agreement, Buyers have conducted a due diligence review with respect to the documentation and information referenced in the Data Room Indices, including the Vendor Due Diligence Reports prepared by PricewaterhouseCoopers LLP (UK) dated April 2004, as amended and referenced in the Data Room Indices.

Now, therefore, the parties hereto agree as follows:

1.	Definitions

Capitalized terms used in this Agreement shall have the meaning assigned to them in Schedule 1.

2.	Object of Sale / Licence

2.1	Sale and Transfer of Shares

(a)	Subject to the terms and conditions of this Agreement, Roche NL, Roche France, Roche Deutschland and Roche Finanz hereby agree to sell and, at the Closing or, as the case may be, at the Local Closing, to convey, assign, transfer and deliver to Buyers, and Buyers hereby agree to buy and, at the Closing or, as the case may be, at the Local Closing, acquire from Roche NL, Roche France, Roche Deutschland and Roche Finanz, the full legal and beneficial ownership, free and clear from any Liens, of all of the shares (the Orion Shares) of:

(i)	Roche Consumer Health AG, Wurmisweg, 4303 Kaiseraugst, Switzerland (hereinafter RCH);

(ii)	Laboratoires Roche Nicholas SAS, Gaillard, France (hereinafter LRN), together with forty-seven point ninety-six (47.96) percent of the shares of Société Immobilère de Gaillard d’Economie Mixte (SIGEM) (hereinafter SIGEM), unless, with respect to SIGEM, Buyers request, in accordance with Article 10.24, that Sellers retain the respective participation;

(iii)	Roche Consumer Health Deutschland GmbH, D-65817 Eppstein, Germany (hereinafter RCHD), together with the shares of MM Media & Marken Vertriebs-GmbH, a company one hundred (100) percent owned by RCHD; and

(iv)	Roche Immobilière Maroc SARL d’associé unique, Casablanca, Morocco (hereinafter RIM, and together with RCH, LRN, SIGEM (unless retained by Sellers), RCHD, MM Media & Marken Vertriebs-GmbH the Orion Companies);

(b)	The parties agree that the Trademarks registered in Japan in the name of RCH, all as set forth in Schedule 2.1, shall not be part of the transactions contemplated under this Article 2.1 (a) and shall, prior to Closing, be transferred from RCH to an entity controlled by the Roche Group.

2.2	Sale and Transfer of Assets and Contracts and Assumption of Obligations and Liabilities

2.2.1	Sale and Transfer of Assets and Contracts

(a)	Subject to the terms of this Agreement, each of the Asset Seller Companies hereby agrees to sell and, at the Closing or, as the case may be, at the Local Closing, to convey, assign, transfer and deliver to Buyers, and Buyers hereby agree to buy and, at the Closing or, as the case may be, at the Local Closing, acquire and accept from each of the Asset Seller Companies, all of the Asset Seller Companies’ right, title and interest in and to the following rights, properties and assets (but excluding the Excluded Assets and the Shared Intellectual Property Rights) of the Asset Seller Companies, as and to the extent existing, subject to the Sellers’ obligations set forth in Articles 7.1, 7.3 and Buyers’ rights in Article 10.25, at the Closing, or as the case may be, at the Local Closing (such rights, properties and assets hereinafter collectively referred to as the Transferred Orion Assets and together with the Orion Shares as the Orion Assets), free and clear of any Liens (other than Permitted Liens), including, where applicable, all rights, properties and assets relating to applications, filings, notices and other equivalent legal positions:

(i)	subject to Article 10.5 and 10.7, the Trademarks used or registered exclusively with respect to the operation of the Orion Business, all as set forth in Schedule 2.2.1(a)(i) (the Transferred Orion Trademarks) as well as any related common law trademark rights and trade dress, including Ausstattungsrechte and packaging design rights, excluding, however, the (corporate) names, trademarks (including the Roche housemark) and the domain names of «Roche» or «Syntex» as well as the hexagon used in connection with the businesses of the Roche Group and the Roche Group’s packaging family design;

(ii)	the domain names and rights pertaining to software used exclusively with respect to the operation of the Orion Business, all as set forth in Schedule 2.2.1(a)(ii) (the Transferred Orion Other Intellectual Property Rights);

(iii)	to the extent transferable, the product registrations, marketing rights and the applications therefor, to the extent such registrations, rights and applications relate exclusively to the operation of the Orion Business, all as set forth or referenced in Schedule 2.2.1(a)(iii) (the Transferred Orion Product Registrations), together with the supporting documentation, including, but not limited to, the pertaining registration dossiers, clinical trial documents, adverse events reports, historical adverse events data and periodic safety update reports;

(iv)	the Know How relating to the manufacturing used exclusively with respect to the operation of the Orion Business, all as set forth in Schedule 2.2.1(a)(iv) (the Transferred Orion Manufacturing Know How);

(v)	the clinical documentation, including R&D procedures (to the extent not covered by the delivery obligation set forth in Article 2.2.1(a)(iii)), contained in the Asset Seller Companies’ clinical databases to the extent such data is used exclusively with respect to the operation of the Orion Business, all as set forth in Schedule 2.2.1(a)(v) (the Transferred Orion Clinical Documentation);

(vi)	the marketing and promotional documents, such as customer lists, marketing and promotional plans, documents and materials, field force training manuals and materials, and placebo or demonstration kits documents, together with all Intellectual Property Rights pertaining thereto, to the extent owned by the Asset Seller Companies, that are used exclusively with respect to the operation of the Orion Business, all as further specified in Schedule 2.2.1 (a)(vi) (the Transferred Orion Marketing and Promotional Documents);

(vii)	the worldwide safety reports, including complete safety reporting data and adverse event reporting, relating exclusively to the operation of the Orion Business (the Transferred Orion Worldwide Safety Reports);

(viii)	the real property (including the buildings, structures and improvements located thereon, fixtures contained therein and the appurtenances thereto) and the equipment, machinery and other tools, all as pertaining to the manufacturing plants located in Grenzach (Germany) (as specified in the Preparation Guide), Pilar (Argentina) and Jakarta-Cimanggis (Indonesia), as further specified in Schedule 2.2.1(a)(viii) (the Transferred Orion Manufacturing Sites);

(ix)	all Tangible Property used exclusively with respect to the operation of the Orion Business, all as set forth in Schedule 2.2.1(a)(ix) (the Transferred Orion Tangible Property);

(x)	to the extent transferable, all of the governmental authorizations, including manufacturing licences, relating exclusively to the Asset Seller Companies’ operation of the Orion Business or necessary to the Asset Seller Companies’ use, ownership or operation of the Orion Business and all pending applications therefor or renewals thereof, all as set forth in Schedule 2.2.1(a)(x) (the Transferred Orion Governmental Authorizations);

(xi)	as identified in accordance with Article 3.8, and subject to Article 10.3, all contracts and agreements to which an Asset Seller Company is a party and which relate exclusively to the operation of the Orion Business (the Transferred Orion Contracts);

(xii)	Inventory, whether in location, in transit or on consignment at the Closing or, as the case may be, at the Local Closing, used by the Asset Seller Companies exclusively with respect to the Orion Business;

(xiii)	all accounts receivable of the Asset Seller Companies arising exclusively out of the Asset Seller Companies’ operation of the Orion Business;

(xiv)	copies of all financial records, ledgers, sales invoices, accounts and payable records, files (including complete personnel files relating to the Transferred Employees), books, correspondence, including customer data and sales records, to the extent possible in addition by giving access in electronic form, which relate exclusively to, and are relevant for, the operation of the Orion Business;

(xv)	insurance claims and moneys received thereunder to the extent (1) such claims and moneys are (y) either a surrogate of any of the assets to be transferred pursuant to the Schedules to this Article 2.2.1(a), as of the date hereof, the Closing or, as the case may be, the Local Closing or (z) related to business interruptions for the time period after the Closing or, as the case may be, the Local Closing and (2) not reflected in the purchase price adjustments pursuant to Article 2.7.2;

(xvi)	all other rights, properties and assets of whatever nature, real or personal, tangible or intangible, that are owned or leased by, or licensed to, the Asset Seller Companies on the Closing or, as the case may be, on the Local Closing, and used exclusively with respect to the operation of the Orion Business; and

(xvii)	any assets relating to pension matters not otherwise reflected under Article 2.2.1(a)(i) to (xvi), to the extent necessary to implement the parties’ obligations set forth in Article 12.1 and the respective Schedule thereto;

it being understood that with respect to Transferred Orion Assets relating to products containing Naproxen as an active ingredient, “exclusive” shall relate to the Orion Business as operated by the respective Asset Seller Companies in the relevant countries; and it being further understood that all Schedules to this Article 2.2.1(a) will be updated by the Sellers to the extent necessary, within the limits of Articles 7.1 and 7.3, to reflect changes to such Schedules between the date hereof and the Closing or, as the case may be, the Local Closing.

(b)	Notwithstanding anything to the contrary in this Article 2.2.1(a) or elsewhere in this Agreement:

(i)	all assets related to the operation of the OTC segment of the Roche Group’s pharmaceutical business in the United States of America, including the joint venture between the Roche Group and Bayer AG, in particular relating to Aleve®, other than as expressly specified in Article 2.3;

(ii)	all assets related to the operation of the OTC segment of the Roche Group’s pharmaceutical business in Japan, including that of the former OTC segment of the Roche Group’s pharmaceutical business and that of Chugai Pharmaceutical Co. Ltd. and its subsidiaries;

(iii)	all assets related to the OTC segment of Chugai Pharmaceutical Co. Ltd. and its subsidiaries outside Japan; and

(iv)	the rights of the Roche Group and any successor and assignee or licensee to develop and market in the OTC market an OTC version of the Roche Group’s prescription anti-obesity drug Xenical®;

(the assets set forth in this Article 2.2.1(b)(i) through (iv) collectively the Excluded Assets);

are not part of the sale and purchase contemplated hereunder, are excluded from the Transferred Orion Assets and shall remain the exclusive property of Sellers.

(c)	Except to the extent otherwise agreed in this Agreement or any agreement to be entered into pursuant to this Agreement, and without prejudice to the licence granted under Article 2.5, the parties agree that any existing licence of the Roche Group to the Orion Business or vice versa, the subject matter of which is a Trademark, Know How or any other Intellectual Property Right to be transferred under this Article 2.2.1, shall be considered terminated upon consummation of the transactions contemplated under this Agreement, including the consummation of Sellers’ obligations under Article 10.16.

(d)	Buyers acknowledge that the Roche Group may continue for its own legitimate business reasons, subject to Article 10.13, to own and make use for itself or for use by authorized third parties certain information that is identical to that contained in the Transferred Orion Assets, including, but not limited to, in the Transferred Orion Manufacturing Know How, the Transferred Orion Clinical Documentation, the Transferred Orion Worldwide Safety Reports and the general and financial records, which is relevant for the research, development, manufacture, control, packaging or release, marketing or sale of products of the Roche Group (other than the Orion Business).

2.2.2	Assumption of Obligations and Liabilities

(a)	Subject to the terms set forth in this Agreement, including those set forth in the provisions of (i) through (iii) of this Article 2.2.2(a), at the

Closing or, as the case may be, at the Local Closing, Buyers shall assume and thereafter pay, perform and discharge when due, all of the following obligations and liabilities of the Asset Seller Companies (such obligations and liabilities the Assumed Orion Liabilities):

(i)	all obligations and liabilities of the Asset Seller Companies relating exclusively to the Transferred Orion Assets or exclusively to the conduct of the Orion Business (but not contracts not identified as Transferred Orion Contracts in accordance with Article 3.8) arising on, before or after the Closing or, as the case may be, the Local Closing;

(ii)	all obligations and liabilities of the Asset Seller Companies reflected on the Final Closing Balance Sheet; and

(iii)	all obligations and liabilities of the Asset Seller Companies arising out of, or relating to, the Transferred Orion Contracts arising on, before or after the Closing or, as the case may be, the Local Closing.

(b)	Notwithstanding anything to the contrary in this Article 2.2.2(a) or elsewhere in this Agreement, Buyers shall not assume or otherwise be responsible for any obligations or liabilities of the Asset Seller Companies relating to, arising out of or in connection with, the Excluded Assets and any of the following (such obligations and liabilities collectively the Excluded Liabilities):

(i)	all obligations and liabilities of the Asset Seller Companies relating to pension and post employment matters of the Transferred Employees accruing prior to Closing or, as the case may be, the Local Closing, except to the extent set forth in Article 12 and the schedules thereto;

(ii)	all payment obligations (Zahlungsverpflichtungen) of the Asset Seller Companies with respect to Transferred Employees and any other employees of the Asset Sellers Companies and their Affiliates under Article 10.8(j) and Article 10.8(o); and

(iii)	any other obligation or liability of the Asset Seller Companies which is the responsibility of Sellers under this Agreement.

2.3	Sale and Transfer of US Trademarks

Subject to the terms and conditions of this Agreement, Sellers hereby agree to cause HLR Consumer Health, Inc. to sell and, at the Closing, to convey, assign, transfer and deliver to Buyers, and Buyers hereby agree to buy and, at the Closing, acquire and accept from HLR Consumer Health, Inc., all of HLR Consumer Health, Inc.’s right, title and interest in and to the Trademarks set forth in Schedule 2.3, as and to the extent existing, subject to the obligations set forth in Articles 7.1 and 7.3, at the Closing or, as the case may be, the Local Closing (such trademarks hereinafter the US Trademarks).

2.4	[Intentionally Omitted]

2.5	Licence

(a)	Subject to the terms and conditions of this Agreement, Sellers hereby agree to grant to BHC, as of Closing, a worldwide (excluding Japan), non-exclusive, irrevocable and royalty-free licence for those Patents (the Shared Patents) and that Know How (the Shared Know How, and together with the Shared Patents the Shared Intellectual Property Rights) of the Roche Group which are not exclusively related to the Orion Business (but are also related to the businesses retained by the Roche Group) but are necessary for the Orion Business to continue to produce and market those products (the Existing Products) of the Orion Business that (i) are invoiced to third parties as at the Closing or (ii) are specifically identified as being under development in the Orion Business Plan, all as set forth in Schedule 2.5. The licence with respect to such rights shall be limited in its scope to the field of developing, manufacturing, testing, packaging, processing and marketing any OTC products, including the Existing Products, and, within such scope and field, shall include the right to sublicence such rights to any third party. Buyers shall, and shall cause their Affiliates, including the Orion Business, to (i) impose upon any such sublicensee confidentiality obligations equivalent to those applicable under or in connection with this Agreement or any agreement executed pursuant hereto and (ii) notify to Sellers the identity of such sublicensee prior to the grant of the sublicence in accordance herewith.

(b)	Sellers shall not, and shall cause their Affiliates not to, assert against any entity being part of the Orion Business any cause of action based upon infringement of (i) any Patents of the Roche Group existing or applied for as at Closing or (ii) Know How existing as at Closing, in each case based on activity of the Orion Business that is necessary to continue to develop, manufacture, test, package, process, and market Existing Products following the Closing, either itself or through a third party acting for the Orion Business.

2.6	Consideration

(a)	The consideration for the Orion Business and the US Trademarks (the Purchase Price) payable by Buyers to Sellers at Closing or, as the case may be, the Local Closing in accordance with Article 4.3.2(a), subject to the purchase price adjustments set forth in Article 2.7, has been determined by taking into account, amongst others, (i) the Excerpted OTC Segment Financial Information, (ii) the Historical Orion Financial Statements, (iii) the Unaudited Extraction Statement, (iv) the audited Orion Balance Sheet (together with the Preparation Guide, based on which such balance sheet has been prepared and established) (each of (i) through (iv) as at December 31, 2003, attached hereto as Schedules 2.6(a)(i) through (iv) and collectively referred to herein as the Orion Transaction Financials), (v) the Confidential Information Memorandum and (vi) the Disclosure Documents, and shall consist of:

(i)	a fixed amount of euro two billion one hundred and sixty-five million (EUR 2,165,000,000) (the Fixed Purchase Price Component), including the net working capital level of CHF 358,665,000 (the Net Working Capital Level); plus

(ii)	the Estimated Net Working Capital, determined in accordance with Article 3.3(a), minus the Net Working Capital Level, whereby the calculated amount (the Estimated NWC Difference) can be a positive or a negative number, as the case may be, but if it is a positive number, it shall in no event exceed ten (10) percent of the Net Working Capital Level; minus

(iii)	the Estimated Net Debt determined in accordance with Article 3.3(b); minus

(iv)	the Estimated Provision and Liability Amount determined in accordance with Article 3.3(c);

(the Estimated NWC Difference minus the Estimated Net Debt minus the Estimated Provision and Liability Amount hereinafter referred to as the Estimated Purchase Price Component; for the avoidance of doubt, at Closing, the Estimated Purchase Price Component shall be established as if all of the Orion Assets, Transferred Employees and Assumed Orion Liabilities to be transferred under this Agreement had been transferred to Buyers on such date, regardless of whether Closing in fact has been effected in respect of all of the Orion Assets, Transferred Employees and Assumed Orion Liabilities).

(b)	The Purchase Price set forth above does not include any VAT (or equivalent tax) or transfer Taxes, which shall be paid and reimbursed in accordance with, and pursuant to, Article 13.1.1 and 13.1.2.

2.7	Purchase Price and Inter-Company Obligations Adjustments

2.7.1	Closing Balance Sheet

(a)	Within sixty (60) Business Days after the Closing, or, if at the Closing, in accordance with Article 4.2.6, not all of the Orion Assets have been transferred, within forty (40) Business Days after the last Local Closing, Sellers shall prepare, mandate PricewaterhouseCoopers AG, Basel, Switzerland (PwC) to audit, and deliver to Buyers the audited statements of the specified assets and specified liabilities of the Orion Business transferred as of the Closing, and in respect of any of the specified assets and specified liabilities transferred at a Local Closing, as of the respective Local Closing (such audited statements, together with the unaudited aggregated statement thereof, the Closing Balance Sheet, and, upon having become final and binding in accordance with this Article 2.7.1, the Final Closing Balance Sheet), together with a determination of the Net Working Capital, the Net Debt and the Provision and Liability Amount, each calculated by reference to the aggregate of the respective line items shown on the Closing Balance Sheet as further specified in Schedule 2.7.1(a)(1). In the event that on June 30, 2005, the only assets that remain to be transferred hereunder are, in the view of both parties, not material to the transactions contemplated hereunder, the parties shall negotiate in good faith on whether to establish a preliminary Closing Balance Sheet, including a mechanism to preliminarily adjust the Purchase Price in accordance with Article 2.7.2. Buyers shall cooperate with Sellers in connection with, shall furnish to Sellers all such information and give Sellers, PwC and any of their advisers promptly full and unfettered access (during ordinary business hours) to the books, records and personnel of the Orion Business as Sellers may reasonably require for, the preparation of the Closing Balance Sheet; provided, however, that Buyers acknowledge that Sellers shall have the exclusive responsibility for preparing the Closing Balance Sheet. Sellers shall prepare, establish and deliver to Buyers, for informational purposes only, within thirty (30) Business Days after the Closing an unaudited statement of the specified assets and specified liabilities of the Orion Business as of the Closing, and with respect to the Closing and each Local Closing, Sellers shall prepare, establish and deliver to Buyers, for informational purposes only, within thirty (30) Business Days after the Closing and the respective Local Closing unaudited statements of the specified assets and specified liabilities transferred as of the Closing or the Local Closing. The statements referred to in the preceding sentence shall be prepared in the same form as the Closing Balance Sheet detailed by country and FGAR accounts. Except to the extent set forth in Schedule 2.7.1(a)(2), the Closing Balance Sheet shall be prepared and established in accordance with the accounting policies set forth in the Preparation Guide and the hierarchy set forth therein, which were also used in the preparation and establishment of the Orion Balance Sheet (for the avoidance of doubt, the Preparation Guide shall take precedence over the Orion Balance Sheet in case of errors made in the Orion Balance Sheet), and on the basis of facts existing and events occurring on or before the Closing, and in respect of any of the specified assets and specified liabilities transferred at a Local Closing, on the basis of facts existing and events occurring on or before the respective Local Closing, only; provided, however, that, for the sake of clarity, it is understood that the Closing Balance Sheet shall exclude pensions plans, other post employment benefits, termination benefits, severance and long term indemnities as well as stock options and other equity compensation benefits and related items, which shall be exclusively governed by Articles 12.1 and 12.2 and the respective Schedules thereto. In the event that the Closing or, as the case may be, the respective Local Closing does not occur at a financial month end for accounting purposes, the parties shall agree on mutually acceptable roll forward or roll back procedures. The cost and expenses of the preparation and the audit of the Closing Balance Sheet shall be borne by Sellers.

(b)	Unless Buyers give notice (the Notice of Disagreement) to Sellers within forty-five (45) Business Days following receipt of the Closing Balance Sheet that they disagree with the determination of the Net Working Capital and/or Net Debt and/or the Provision and Liability Amount as shown on the Closing Balance Sheet, which notice shall describe the nature of any such disagreement in reasonable detail considering the information available to Buyers, identify the specific line item(s) involved and the CHF amount of each such disagreement and provide reasonable supporting documentation for such disagreement, the determination of the Net Working Capital and Net Debt and the Provision and Liability Amount shall be deemed final and binding on the parties; provided, however, that it shall be understood and agreed that any errors or omissions made in the Closing Balance Sheet as delivered by Sellers to Buyers under Article 2.7.1(a) in respect of the Net Working Capital and Provision and Liability Amount which in the aggregate amount to less than CHF 2,000,000 and CHF 1,000,000, respectively, shall not entitle Buyers to a Notice of Disagreement hereunder and, accordingly, to a purchase price reduction under Article 2.7.2. It shall be agreed and understood that Buyers, upon Sellers having delivered the Closing Balance Sheet pursuant to Article 2.7.1(a), shall have full and unfettered access (during ordinary business hours) to all working papers of PwC and underlying papers and documents of Sellers used in the preparation of the Closing Balance Sheet and the responsible personnel at PwC and Sellers.

(c)	The parties shall endeavour to resolve in good faith any disagreement with respect to the Net Working Capital and/or Net Debt and/or the Provision and Liability Amount within twenty (20) Business Days after Sellers’ receipt of the Notice of Disagreement. If the parties are unable to do so, either party may submit such disagreement at any time thereafter for final and binding resolution to an experienced partner of the accounting department of an internationally recognized accounting firm (other than KPMG or PwC) (the Appraiser) agreed upon by the parties, or, if such agreement has not occurred within a further five (5) Business Days after one party has given notice to the other that agreement cannot be reached, to the Appraiser nominated by the director (Direktor) of the Zurich Chamber of Commerce upon application of either Sellers or Buyers on behalf of both parties.

(d)	The Appraiser shall act as an expert (Schiedsgutachter) as that term is defined in section 258 of the Zurich Code of Civil Procedure and not as an arbitrator. The Appraiser shall only consider those items and amounts as to which Buyers and Sellers have disagreed within the time periods and on the terms set forth above in Article 2.7.1(b) and (c), it being understood that the scope of the disagreements to be resolved shall be limited to whether the determination of the Net Working Capital and/or Net Debt and/or the Provision and Liability Amount were done in accordance with the requirements set forth in this Article 2.7.1 and the Schedules referred to herein, and whether there were mathematical errors in the calculation of Net Working Capital, Net Debt and the Provision and Liability Amount.

(e)	The Appraiser shall deliver to the parties, as promptly as reasonably practicable and in any event within thirty (30) Business Days from the date of his or her appointment a written report setting forth the resolution of any such disagreement. The Appraiser’s determination of any subject matter falling within the scope of his or her mandate shall be final and binding on the parties, except in the event of manifest error on the part of the Appraiser, as a consequence of which the relevant part of his or her determination shall be void and the matter remitted to the Appraiser for correction.

(f)	The Appraiser shall make his or her determination of the Net Working Capital and Net Debt and the Provision and Liability Amount in respect of the line items (as specified in Schedule 2.7.1(a)(1)) to which Sellers and Buyers have disagreed based on the presentations and supporting materials provided by the parties and such other documentation and information as the Appraiser may reasonably request from each of the parties. The Appraiser shall:

(i)	give the parties a reasonable opportunity to make written and oral presentations;

(ii)	require that each party submit simultaneously with any written submissions to the Appraiser a copy of such submissions to the other party; and

(iii)	permit each party to be present while oral presentations are being made by the other party.

Other than as set forth above, the Appraiser shall determine his or her own procedure in accordance with the requirements of due process.

(g)	Each party and the Appraiser shall, and shall procure that their respective accountants, assistants and other advisers shall, keep all information and documents provided to them pursuant to this Article 2.7.1 confidential and shall not use the same for any purpose other than in connection with the preparation of the Closing Balance Sheet, the determination of the Net Working Capital, Net Debt and the Provision and Liability Amount and the respective proceedings before the Appraiser.

(h)	The costs and expenses (including VAT) of the Appraiser shall be fairly allocated between Sellers and Buyers by the Appraiser by taking into consideration the parties’ relative success and defeat in the proceedings before the Appraiser (measured against each party’s position in its initial submission to the Appraiser).

2.7.2	Purchase Price Adjustments

(a)	Net Working Capital Adjustment

(i)	If, and to the extent, the Net Working Capital (as finally and bindingly determined in accordance with Article 2.7.1) exceeds the Net Working Capital Level, the Purchase Price shall be adjusted on a CHF-for-CHF basis by the amount equal to such excess, such excess not to exceed ten (10) percent of the Net Working Capital Level, minus the Estimated NWC Difference (such amount the Definitive NWC Difference). If the amount calculated in accordance with the preceding sentence is a positive number, the Purchase Price shall be increased accordingly; if the amount calculated in accordance with the preceding sentence is a negative number, the Purchase Price shall be decreased accordingly. However, in no event shall the sum of the Definitive NWC Difference and the Estimated NWC Difference exceed ten (10) percent of the Net Working Capital Level.

(ii)	If, and to the extent, the Net Working Capital (as finally and bindingly determined in accordance with Article 2.7.1) is less than the Net Working Capital Level, the Purchase Price shall be adjusted on a CHF-for-CHF basis by an amount equal to the sum of such shortfall (defined as an absolute amount) and the Estimated NWC Difference. If the sum of such shortfall and the Estimated NWC Difference is a negative number the Purchase Price shall be increased accordingly; if the sum of such shortfall and the Estimated NWC Difference is a positive number the Purchase Price shall be decreased accordingly.

(b)	Net Debt Adjustment

(i)	If, and to the extent, the Net Debt (as finally and bindingly determined in accordance with Article 2.7.1) is less than the Estimated Net Debt, the Purchase Price shall be increased on a CHF-for-CHF basis by the amount of such shortfall.

(ii)	If, and to the extent, the Net Debt (as finally and bindingly determined in accordance with Article 2.7.1) exceeds the Estimated Net Debt, the Purchase Price shall be decreased on a CHF-for-CHF basis by the amount of such excess.

(c)	Provision and Liability Amount Adjustment

(i)	If, and to the extent, the Provision and Liability Amount (as finally and bindingly determined in accordance with Article 2.7.1) is less than the Estimated Provision and Liability Amount, the Purchase Price shall be increased on a CHF-for-CHF basis by the amount of such shortfall.

(ii)	If, and to the extent, the Provision and Liability Amount (as finally and bindingly determined in accordance with Article 2.7.1) exceeds the Estimated Provision and Liability Amount, the Purchase Price shall be decreased on a CHF-for-CHF basis by the amount of such excess.

2.7.3	Inter-Company Obligations Adjustment

(a)	If, and to the extent, the Inter-Company Obligations (as finally and bindingly determined as part of Net Debt in accordance with Article 2.7.1) are less than the Estimated Inter-Company Obligations, the amount of such shortfall shall be paid by the Sellers to the Buyers as final and conclusive settlement of the Inter-Company Obligations.

(b)	If, and to the extent, the Inter-Company Obligations (as finally and bindingly determined as part of Net Debt in accordance with Article 2.7.1) exceed the Estimated Inter-Company Obligations, the amount of such excess shall be paid by the Buyers to the Sellers as final and conclusive settlement of the Inter-Company Obligations.

2.7.4	Payment of Net Working Capital Adjustment, Net Debt Adjustment, Provision and Liability Adjustment and Inter-Company Obligations Adjustment

(a)	If the aggregate of the adjustments under Articles 2.7.2 and 2.7.3 results in a reduction in the Purchase Price and/or the Inter-Company Obligations, Sellers shall pay to Buyers the amount of such reduction, and if the aggregate of the adjustments under Articles 2.7.2 and 2.7.3 results in an increase in the Purchase Price and/or the Inter-Company Obligations, Buyers shall pay to Sellers the amount of such increase (each such reduction and increase, respectively, in the Purchase Price hereinafter referred to as a Purchase Price Adjustment), in each case in cash by wire transfer of immediately available funds, to a bank account designated by the party receiving payment within five (5) Business Days after the final and binding determination pursuant to Article 2.7.1(b) or 2.7.1(e), plus interest accrued thereon between the Closing or, as the case may be, the respective Local Closing, and the date of payment at the rate set forth in Article 13.3(a). If, and to the extent, the law applicable in the local jurisdiction comprising part of the Orion Business requires that the Purchase Price Adjustment be paid locally, payment of such part of the Purchase Price Adjustment shall be made in accordance with such requirements.

(b)	The respective Purchase Price Adjustments payable pursuant to Article 2.7.4(a) shall be converted into euro at the midpoint EUR/CHF spot rate published on The Financial Times web page

www.marketprices.ft.com/markets/currencies/ab (the FT Web Page) at the close of business two (2) Business Days immediately preceding the earlier of (i) the date on which the payment is made and (ii) the date on which payment becomes due hereunder. If such exchange rate is not available on the FT Web Page, the respective Purchase Price Adjustment shall be converted at the exchange rate issued by the Swiss National Bank two (2) Business Days immediately preceding the earlier of (i) the date on which the payment is made and (ii) the date on which payment becomes due hereunder.

In the event payment of the Purchase Price or part thereof is effected on a local level, the respective part of the Purchase Price shall be converted into euro or, where necessary, local currency at the midpoint CHF/EUR or, as applicable, CHF/local currency spot rate published on the FT Web Page at the close of business two (2) Business Days immediately preceding the earlier of (i) the date on which the payment is made and (ii) the date on which payment becomes due hereunder or, if such exchange rate is not available on the FT Web Page, at the exchange rate issued by the Swiss National Bank two (2) Business Days immediately preceding the earlier of (i) the date on which the payment is made and (ii) the date on which payment becomes due hereunder. In case cross rates (Usanzen-Kurse) for the equivalent of one (1) CHF have to be calculated, the midpoint CHF/USD spot rate as published on the FT Web Page at the close of business two (2) Business Days immediately preceding the earlier of (i) the date on which the payment is made and (ii) the date on which payment becomes due hereunder shall apply.

2.7.5	Exclusive Adjustment Procedures

Without prejudice to Buyers’ rights under Articles 5 and 12 and any indemnity provided for in this Agreement, the adjustment procedures set forth in this Article 2.7 shall be the sole and exclusive adjustment procedures with regard to the Purchase Price and the Inter-Company Obligations, and the parties hereto expressly waive any and all other adjustment procedures and all other remedies or entitlements under any applicable law having the same economic effect.

2.8	Allocation of Purchase Price

(a)	The Purchase Price shall be allocated among Sellers as set forth in Schedule 2.8(a).

(b)	The amounts payable as a reduction or increase in Purchase Price as set forth in Article 2.7.4 shall be allocated among Sellers in accordance with the principles set forth in Schedule 2.8(a).

3.	Actions Prior to Closing

3.1	General

Unless specifically otherwise provided herein, the parties undertake to use their Reasonable Best Efforts to procure that:

(a)	the conditions precedent set forth in Article 4.2, as applicable to each of them, shall be satisfied on or by the Closing; and

(b)	all their Affiliates will do all acts and things as are reasonably necessary (and within their power) and useful to consummate the transactions contemplated by this Agreement and to prevent actions contrary to this Agreement.

The parties shall fully cooperate and promptly inform each other of any relevant actions taken prior to Closing.

3.2	Filings and Submissions

(a)	The parties shall undertake their respective Reasonable Best Efforts to make all filings and submissions required pursuant to Article 4.2.1(a) as soon as reasonably possible after the date hereof. No party shall make any filings or submissions without the prior consent of the other party (such consent not to be unreasonably withheld or delayed).

(b)	The parties agree to duly cooperate with respect to any merger control notification proceedings in order to obtain timely approval.

3.3	Estimated Net Working Capital / Estimated Net Debt / Estimated Inter-Company Obligations / Estimated Provision and Liability Amount

(a)	No later than ten (10) Business Days prior to Closing, Sellers shall deliver to Buyers a written statement of their reasonable good faith estimate of the Net Working Capital as at the Closing (the Estimated Net Working Capital), together with a reasonably detailed explanation of the calculation thereof.

(b)	No later than ten (10) Business Days prior to Closing, Sellers shall deliver to Buyers a written statement of their reasonable good faith estimate of the Net Debt as at the Closing (the Estimated Net Debt), together with a reasonably detailed explanation of the calculation thereof; it being understood that the aggregate of the “long term loans — Roche Group” plus “other accounts payable — Roche Group” minus “other current assets — Roche Group”, all as shown on Schedule 2.7.1(a)(1) with respect to Net Debt (such aggregate the Inter-Company Obligations), shall constitute the estimated amount of Inter-Company Obligations (the Estimated Inter-Company Obligations) to be repaid or received by Buyers in accordance with Article 4.3.2(b) or Article 4.3.1(e), as the case may be.

(c)	No later than ten (10) Business Days prior to Closing, Sellers shall deliver to Buyers a written statement of their reasonable good faith estimate of the Provision and Liability Amount as at the Closing, together with a reasonably detailed explanation of the calculation thereof.

(d)	The estimates referred to in section (a) to (c) of this Article 3.3 shall be provided in the form as set forth in Schedule 2.8(a) and in addition be reported and delivered to Buyers detailed and analyzed by country and FGAR account.

3.4	Buyers’ Designation of the Legal Entities Receiving the Transferred Orion Assets

As soon as reasonably possible after the date hereof, but in no event later than six (6) weeks prior to the anticipated date of Closing, Buyers shall definitively designate each of the legal entities, which may also be Orion Companies, to which the Orion Assets, the Assumed Orion Liabilities and the Transferred Orion Employees shall be transferred and communicate such designation to Sellers. A preliminary list of the local purchasing entities is attached hereto as Schedule 3.4.

3.5	Escrow of Data Room Documentation

Within thirty (30) Business Days of the date hereof, Sellers shall deliver the originals of the documentation disclosed to the Buyers in connection with the due diligence review as reflected in the Data Room Indices attached hereto as Schedule 6.1.4(a)(iii) to PwC, who shall keep such documentation in escrow on behalf of Sellers and Buyers substantially in accordance with the terms set forth in Schedule 3.5. Sellers shall represent in such escrow agreement the identity of such documentation with the documentation made available to the Buyers during their due diligence review. Buyers shall be given sufficient opportunity to verify the identity of the documentation made available to Buyers during their due diligence review with the documentation to be given into escrow prior to such documentation being given into escrow.

3.6	Closing Memorandum

Reasonably prior to Closing, Sellers’ legal counsel shall prepare, in cooperation with Buyers’ legal counsel, a closing memorandum which describes the closing actions pursuant to Article 4.3 and which shall serve as evidence for the closing of the transactions contemplated under this Agreement.

3.7	Completion / Update of Schedules

(a)	No later than ten (10) Business Days prior to the Closing, Sellers shall deliver to Buyers each of the Schedules to be updated pursuant to, and in accordance with, Article 2.2.1(a). In addition, Sellers undertake to update the annexes relating to the assets of the Orion Companies, as set forth in Schedule 5.1, in the same manner and to the same extent.

(b)	With respect to Schedule 2.2.1(a)(iii) and Annex 5.1.12(a), Sellers acknowledge that such schedule and annex need to be further revised to properly reflect the ownership of each Orion Product Registration.

(c)	With respect to Schedule 2.2.1(a)(v), Sellers acknowledge that such schedule as at the date hereof is not complete and will need to be amended without undue delay after the date hereof, but in any event prior to the Closing.

(d)	With respect to Schedule 2.2.1(a)(ix) and Annex 5.1.9, Sellers undertake to indicate with respect to the fixed assets listed thereon the individual book value and, to the extent available, the respective acquisition dates within thirty (30) Business Days after the Closing or, as the case may be, the Local Closing.

3.8	Transferred Orion Contracts

Within eight (8) weeks as of the date hereof, the parties shall enter into and conclude good faith discussions to identify those contracts of the Orion Business qualifying as Transferred Orion Contracts in accordance with the guidelines set forth below:

(a)	With respect to contracts of the Orion Business relating to the physical in-market distribution of the products of the Orion Business, including warehousing, consignment stock agreements, agency and similar agreements (the Distribution Agreements), the parties will identify those contracts to be transferred to Buyers, those to be retained by Sellers, those to be divided and those to be terminated. With respect to the contracts to be terminated, the parties shall endeavor to limit the exposure to Termination Costs.

(b)	With respect to contracts of the Orion Business other than Distribution Agreements (excluding any employment contracts and any other contract covered by any of the Schedules to Article 2.2.1(a)), Buyers shall accept the transfer of each of such contracts unless a contract (i) does not exclusively relate to the Orion Business, (ii) is illegal, (iii) is outside the ordinary course of business of the Orion Business, taking into account past practices and the Orion Business Plan (with the exclusion of those items relating to achieving a standalone situation of the Orion Business), (iv) is subject to a material dispute between Sellers and the counterparty or (v) by its nature, can only be performed by the respective Asset Seller Company.

(c)	The parties shall, amongst themselves, share the following costs in equal proportions: (i) the Termination Costs and (ii) the Bad Debt; provided, however, that Buyers’ share shall be limited to an aggregate of CHF 10,000,000.

(d)	Upon the reasonable request by Buyers, Sellers shall undertake Reasonable Best Efforts to negotiate the modification of certain Distribution Agreements specified by Buyers in consultation with Sellers with the respective counterparties.

3.9	Real Estate Sale and Transfer Agreement Grenzach

On or before 30 September 2004, the parties shall cause their respective Affiliates to enter into the form of agreement attached hereto as Schedule 3.9. If this Agreement has been terminated in accordance with Article 4.2.5(a), the parties shall cause their respective Affiliates to rescind the agreement entered into pursuant to the preceding sentence.

4.	Closing

4.1	Date and Place

(a)	Subject to Article 4.2.5, Closing shall take place on the last Business Day of the month in which the conditions precedent to Closing set forth in Article 4.2 have been satisfied or waived (where so permitted), with effect as of the last day of such month / first day of the following month at 24:00 CET/local time / 00:00 CET/local time, as appropriate, the effective date and time intended to be 31 December 2004, 24:00 CET/local time /1 January 2005, 00:00 CET/local time, as appropriate, or on, and with effect as of, such other date and time as the parties hereto may agree. Each party undertakes to use its respective Reasonable Best Efforts to effect Closing on, and with the effect as of, the intended date and time referred to in the preceding sentence.

(b)	Closing shall take place at the offices of Homburger, Weinbergstrasse 56/58, CH-8006 Zurich, Switzerland or at such other location as the parties hereto may agree.

4.2	Conditions Precedent to Closing

4.2.1	Conditions to Obligations of Each Party

The respective obligations of the parties hereto to effect the closing actions set forth in Article 4.3 shall be subject to the satisfaction or (where permitted) waiver, at or prior to the Long Stop Date, of the following conditions:

(a)	(i) all governmental, administrative or regulatory approvals or notifications (the Governmental Approvals) set forth in Schedule 4.2.1 (a) shall have been obtained and made, respectively, or (ii) any waiting period under the applicable governmental, administrative and/or regulatory laws and regulations set forth in Schedule 4.2.1 (a) shall have expired or been terminated by the competent authorities, in each case with the effect of a Governmental Approval of, or clearance to, the transactions contemplated by this Agreement; provided, however, that with respect to (i) and (ii) hereof, the applicable governmental, administrative and/or regulatory laws and regulations require the parties to suspend the completion of the transactions contemplated herein until the Governmental Approval(s) are obtained or the respective waiting period has expired or been terminated by the competent authority;

(b)	no action shall be pending or threatened and no order, injunction or decree of any court, administrative body or arbitration tribunal exists which seeks to enjoin, restrain, impede or levy a substantial difficulty on the consummation of the transactions contemplated hereunder;

(c)	the Materiality Condition as set forth in Article 4.2.6(a) shall be satisfied and either Buyers or Sellers shall have made a request in accordance with, and pursuant to, Article 4.2.6(b) that Closing be effected; and

(d)	there shall have occurred no Material Adverse Effect.

4.2.2	Conditions to Obligations of Buyers

The respective obligations of Buyers to effect the closing actions set forth in Articles 4.3.2 and 4.3.3 shall be subject to the satisfaction or waiver of, on or by the Long Stop Date, the following conditions:

(a)	Sellers shall have performed in all material respects all of their obligations undertaken in this Agreement or pursuant hereto that are to be performed prior to the Closing; and

(b)	all representations and warranties of the Sellers pursuant to Article 5.1 and Schedule 5.1 hereto shall be true and accurate at and as of the date of this Agreement and the Closing, except that those representations and warranties that are explicitly made at and as of a specific date shall be true and accurate at and as of such date only; provided, however, that Buyers shall be obligated to effect the transactions contemplated under this Agreement unless (i), with respect to inaccuracies (related to facts and circumstances) having occurred before the date hereof, such inaccuracies would render it grossly unreasonable for a reasonable buyer to consummate the transactions contemplated under this Agreement, and (ii), with respect to inaccuracies (related to facts and circumstances) occurring after the date hereof, such inaccuracies could reasonably be expected to have a Material Adverse Effect. Without prejudice to any of the other terms of this Agreement, this Article 4.2.2(b) shall not preclude Buyers from, or limit Buyers in, making a claim for misrepresentation or breach of warranty in accordance with, and pursuant to, Article 5.1 and Schedule 5.1.

4.2.3	Conditions to Obligations of Sellers

The respective obligations of Sellers to effect the closing actions set forth in Articles 4.3.1 and 4.3.3 shall be subject to the satisfaction or waiver, on or by the Long Stop Date, of the following conditions:

(a)	Buyers shall have performed in all material respects all of their obligations undertaken in this Agreement or pursuant hereto that are to be performed prior to the Closing; and

(b)	all representations and warranties of Buyers pursuant to Article 5.2 and Schedule 5.2 hereto shall be true and accurate in all material respects at and as of the date of this Agreement and the Closing, except that those representations and warranties which are explicitly made at and as of a specific date shall be true and correct at and as of such date only.

4.2.4	Waiver of Non-satisfied Conditions

The parties shall inform each other forthwith upon becoming aware of any fact or matter which could reasonably be expected to constitute a breach or non-satisfaction of the conditions set forth in Articles 4.2.1, 4.2.2 or 4.2.3. The parties shall enter into good faith negotiations on how to resolve the issues and, without prejudice to any other provision of this Agreement, each party shall be entitled to seek to cure at its own expense any such breach or non-satisfaction. At any time prior to Closing, (i) Sellers and Buyers may jointly waive in writing in whole or in part the conditions to Closing set forth in Article 4.2.1, (ii) Buyers may waive in writing in whole or in part the conditions to Closing set forth in Article 4.2.2, and (iii) Sellers may waive in writing in whole or in part the conditions to Closing set forth in Article 4.2.3.

4.2.5	Right of Termination

(a)	Should the conditions precedent to Closing set forth in Articles 4.2.1 or 4.2.2 not be satisfied or waived by June 30, 2005 (the Long Stop Date), Buyers may terminate this Agreement by giving notice to Sellers unless Buyers themselves acted in bad faith, and in so doing, prevented, hindered, frustrated or interfered with the satisfaction of such condition precedent.

(b)	Should the conditions precedent to Closing set forth in Articles 4.2.1 or 4.2.3 not be satisfied or waived on or by the Long Stop Date, Sellers may terminate this Agreement by giving notice to Buyers, unless Sellers themselves acted in bad faith, and in so doing, prevented, hindered, frustrated or interfered with the satisfaction of such condition precedent.

(c)	If this Agreement is terminated according to Article 4.2.5(a) or (b), such termination shall be without liability of any party to the other party; provided, however, that if such termination is the result of (i) the wilful or grossly negligent misconduct of either party to satisfy its respective obligations under Article 3.1 or (ii) a failure to perform a covenant under this Agreement, such party shall be liable to the other party for any damage, loss, costs or expenses incurred or sustained as a result of such misconduct or breach. It shall be agreed and understood that, in addition to such liability, either party shall have the right to request specific performance.

(d)	If this Agreement is terminated pursuant to this Article 4.2.5(a) or (b), all provisions of this Agreement shall cease to be effective except for Article 3.9, second sentence, Article 4.2.5(c) and (d), Article 8.2 (Separation Costs), Article 9.4.1(c), second sentence, and Article 9.4.1(d), Article 10.1 (Press Releases and Other Public Announcements), Article 10.19 (Several Liability and Assumption of Liability), Article 13.2 (Costs and Expenses), Article 13.3 (Interest), Article 14 (General Provisions) and Article 15 (Governing Law and Dispute Settlement).

(e)	Upon termination of this Agreement in accordance with Article 4.2.5(a), the Transitional Agreements as well as the pharmacovigilance agreement as set forth in Schedule 10.11 shall be terminated and the parties hereto shall, if necessary, cause their respective Affiliates being parties to such agreements to rescind such agreements.

4.2.6	Deferred Closing / Local Closings

(a)	If, on the date on which all of the conditions precedent to Closing set forth in Articles 4.2.1(a), 4.2.1(b) and 4.2.1(d), and Articles 4.2.2 and 4.2.3 have been satisfied, or, as the case may be, waived, the Orion Assets (including, in any case, all shares in RCH and LRN), together with the Transferred Employees, that could be transferred with respect to each of the countries comprising Orion Business transfer control over less than seventy (70) percent in annual sales of the Orion Business in the financial year of 2003 (the Materiality Condition), Buyers or Sellers may each request, prior to the date of Closing specified in, or mutually agreed between the parties pursuant to, Article 4.1 (a) that the Closing be deferred until the satisfaction of the Materiality Condition. For purposes of determining of whether control within the meaning of the preceding sentence has been transferred, transitional services under the Transitional Agreements shall be taken into account, in particular distribution services as defined in the Global Transitional Services Agreement. With respect to such distribution services, Sellers shall be required to render such services if either the regulatory licenses necessary to operate the Orion Business in the respective country have not been transferred or obtained and no interim licenses have been granted or IT separation as contemplated in Schedule 8.1 (a) has not been effected in an individual country.

(b)	Upon satisfaction of the Materiality Condition and without prejudice to Article 4.1(a) second sentence, each of Sellers and Buyers shall have the right to request that the Closing with respect to those Orion Assets (together with the Transferred Employees and the Assumed Orion Liabilities) for which the Materiality Condition has been satisfied be effected. With respect to the remainder of the Orion Assets, the Transferred Employees and the Assumed Orion Liabilities, the Closing shall be deferred and closing or, if necessary, separate closings in relation to such assets, shares, employees and liabilities (each a Local Closing) shall occur at a month end (or if such month end is not a Business Day, on the next Business Day) following the Closing on which such assets, shares, employees and liabilities can be transferred.

(c)	Pending completion of any Local Closing, Sellers shall continue to operate the relevant part of the Orion Business in accordance with the ordinary course of business and the Orion Business Plan (with the exclusion of those items relating to achieving a standalone situation of the Orion Business), subject, however, to the obligations and limitations set forth in Articles 7.1 and 7.3, which shall apply accordingly. During such period, Sellers shall deliver to Buyers monthly flash sales reports for the RCH segment with respect to each country that has not closed.

(d)	At each Local Closing, Buyers shall pay the portion of the Purchase Price allocated pursuant to Schedule 2.8(a) to the Orion Assets that are being transferred at such Local Closing. Article 4.3 shall apply accordingly. At the last Local Closing on which all of the outstanding Orion Assets have been transferred, Buyers shall have paid the Purchase Price in full.

(e)	At each Local Closing, Buyers, or as the case may be, Sellers, shall pay to the other party that part of the Estimated Inter-Company Obligations which, as a result of such Local Closing, ceases to be an obligation within the Roche Group. Article 4.3.1(e) and Article 4.3.2(b) shall apply accordingly.

4.3	Closing Actions

4.3.1	Actions by the Sellers

At the Closing, Sellers shall, or cause their Affiliates to (all in relation to the Orion Assets, Transferred Employees and Assumed Orion Liabilities being transferred and assumed at Closing):

(a)	to the extent the Orion Shares are certificated, deliver to Buyers certificates representing the Orion Shares endorsed in blank where necessary and do all such other acts as may be required under applicable law to transfer the Orion Shares and all rights connected therewith from Sellers to Buyers;

(b)	deliver to Buyers originals of all corporate actions required under applicable law and the articles of incorporation of the Orion Companies to approve the transfer of the Orion Shares from the relevant Seller to the Buyers;

(c)	deliver to Buyers a certified copy of any power of attorney under which any of the transfers or other documents referred to in this Article 4.3.1 are executed, including evidence reasonably satisfactory to Buyers of the authority of any Person signing on behalf of Sellers;

(d)	deliver to Buyers resignation letters of the members of the board of directors of the Orion Companies, unless otherwise instructed by Buyers twenty (20) Business Days prior to Closing, in which they (i) declare their resignation as of the Closing as members of the board of directors and (ii) waive any rights and declare to have no claims of any kind whatsoever towards the Orion Companies arising out of, or in connection with, their board membership; and

(e)	cause, or have caused, the payment of the Estimated Inter-Company Obligations (in case the calculation set forth in Article 3.3(b) results in an obligation of Sellers to the Orion Business), to the extent the Estimated Inter-Company Obligations cease, as a result of the Closing, to be obligations within the Roche Group, in cash by wire transfer of immediately available funds, converted into euro at the midpoint EUR/CHF spot rate published on the FT Web Page at the close of business on the day Sellers deliver to Buyers the written statements of the estimates referred to in Article 3.3 or, if such exchange rate is not available on the FT Web Page, at the exchange rate issued by the Swiss National Bank on the day Sellers deliver to Buyers the written statements of the estimates referred to in Article 3.3, to the account or accounts designated by Buyers (in writing no later than five (5) Business Days before the Closing), the amount of which has been determined as part of Net Debt in accordance with Article 3.3(b).

4.3.2	Actions by Buyers

At Closing, Buyers shall:

(a)	cause, with effect as of Closing, the payment of, or transfer control over, the Purchase Price in cash of immediately available funds to the account or accounts designated by Sellers (in writing no later than five (5) Business Days before the Closing) or agreed by the parties, whereby the total of the Estimated Purchase Price Component shall be converted into euro at the midpoint CHF/EUR spot rate published on the FT Web Page at the close of business on the day Sellers deliver to Buyers the written statements of the estimates referred to in Article 3.3 or, if such exchange rate is not available on the FT Web Page, at the exchange rate issued by the Swiss National Bank on the day Sellers deliver to Buyers the written statements of the estimates referred to in Article 3.3; if Sellers or Buyers, pursuant to Article 4.2.6(b), have requested that Closing be effected at a time the Orion Assets (together with the Assumed Orion Liabilities) that can be transferred transfer control, taking into account the transitional services under the Transitional Agreements, over less than one hundred (100) percent (but at least seventy (70) percent or more) in annual sales of the Orion Business in the financial year of 2003, only the Purchase Price allocated as set forth in Schedule 2.8(a) to the Orion Assets that are being transferred shall be payable in accordance herewith.

If, and to the extent, the law applicable in a local jurisdiction comprising part of the Orion Business requires Buyers to effect payment of the Purchase Price allocated to such jurisdiction within such jurisdiction, payment of such allocated part of the Purchase Price shall be so effected, whereby such allocated part of the Purchase Price shall be converted into euro or, where necessary, local currency at the midpoint EUR/CHF or, as applicable, EUR/local currency or CHF/local currency spot rate published on the FT Web Page at the close of business on the day Sellers deliver to Buyers the written statements of the estimates referred to in Article 3.3 or, if such exchange rate is not available on the FT Web Page, at the exchange rate issued by the Swiss National Bank on the day Sellers deliver to Buyers the written statements of the estimates referred to in Article 3.3. In case cross rates (Usanzen-Kurse) for the equivalent of one (1) CHF have to be calculated, the midpoint CHF/USD spot rate as published on the FT Web Page at the close of business on the day Sellers deliver to Buyers the written statements of the estimates referred to in Article 3.3 shall apply; and

(b)	cause, or have caused, the payment of the Estimated Inter-Company Obligations (in case the calculation set forth in Article 3.3(b) results in an obligation of the Orion Business to Sellers), to the extent the Estimated Inter-Company Obligations cease, as a result of the Closing, to be obligations within the Roche Group, in cash by wire transfer of immediately available funds, converted into euro at the midpoint EUR/CHF spot rate published on the FT Web Page at the close of business on the day Sellers deliver to Buyers the written statements of the estimates referred to in Article 3.3 or, if such exchange rate is not available on the FT Web Page, at the exchange rate issued by the Swiss National Bank on the day Sellers deliver to Buyers the written statements of the estimates referred to in Article 3.3, to the account or accounts designated by Sellers (in writing no later than five (5) Business Days before the Closing), the amount of which has been determined as part of Net Debt in accordance with Article 3.3(b); and

(c)	deliver to Sellers a certified copy of any power of attorney under which any of the actions referred to in this Article 4.3.2 are executed, including evidence reasonably satisfactory to Sellers of the authority of any Person signing on behalf of Buyers.

4.3.3	Joint Actions by the Parties

At Closing, the parties shall:

(a)	to the extent required by or appropriate under applicable local laws for valid sales and/or assignments of the Orion Shares, execute such assignments and all such other acts as may be required under applicable local laws to transfer the Orion Shares and all rights connected therewith from Sellers to Buyers;

(b)	enter into the transfer documents (the Transfer Documents) to be agreed between the parties twenty (20) Business Days prior to the Closing, and such other instruments of sale, conveyance, assignment and assumption as well as corporate instruments as the parties shall deem reasonably necessary or appropriate to vest in, and transfer to, Buyers or Buyers’ Affiliates (as designated by Buyers no later than thirty (30) Business Days prior to the Closing) all right, title and interest in and to the Transferred Orion Assets and the Assumed Orion Liabilities; provided, however, that it shall be understood that, with respect to the assets and liabilities to be transferred and assumed hereunder that are located in Switzerland or that are otherwise subject to Swiss law, transfer shall be effected in accordance with the general principles of the CO and the CC, to the exclusion of the rules on transfer of assets under the Swiss Merger Act (Bundesgesetz über Fusion, Spaltung, Umwandlung und Vermögensübertragung); and provided further, that it shall be understood and agreed that the terms of this Agreement shall prevail over, and that none of the representations, warranties, covenants, agreements and indemnities contained herein shall be superseded by, any of the provisions set forth in the Transfer Documents or any of the other instruments of sale, conveyance, assignment and assumption but shall remain in full force and effect to the full extent contained in this Agreement. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of any of the Transfer Documents, the terms of this Agreement shall prevail;

(c)	implement the acts necessary in connection with Article 10.8;

(d)	execute the local transitional agreements under the Transitional Agreements; and

(e)	have executed and delivered a letter signed by Hoffmann-La Roche AG, Grenzach, and BHCV GmbH, Leverkusen, stating that the purchase price under the agreement referred to in Article 3.9 shall be due and payable effective as of the Closing.

5.	Representations and Warranties

5.1	Representations and Warranties of Sellers

Subject to the limitations set forth in Articles 6 and 11, Sellers hereby represent and warrant to Buyers that the representations and warranties set forth in Schedule 5.1 are true and accurate in all material respects relevant for the respective representation and warranty at and as of the date of this Agreement and at and as of the Closing and, with respect to the Orion Assets, the Transferred Employees and Assumed Orion Liabilities not transferred and assumed, respectively, at Closing, at and as of the respective Local Closing, except that those representations and warranties that are explicitly made as of a specific date shall be true and accurate as of such date only.

5.2	Representations and Warranties of Buyers

Subject to the limitations set forth in Article 6, Buyers hereby represent and warrant to Sellers that the representations and warranties set forth in Schedule 5.2 are true and accurate in all material respects at and as of the date of this Agreement and at and as of the Closing and, with respect to the Orion Assets, the Transferred Employees and Assumed Orion Liabilities not transferred and assumed, respectively, at Closing, at and as of the respective Local Closing, except that those representations and warranties that are explicitly made as of a specific date shall be true and accurate as of such date only.

5.3	Exclusive Representations and Warranties

(a)	Sellers acknowledge that, other than as expressly provided in this Agreement, Buyers have not made and do not make, and Sellers have not relied and do not rely on, any representation or warranty, express or implied, pertaining to the subject matter of this Agreement.

(b)	Buyers acknowledge that, other than as expressly provided in this Agreement, Sellers have not made and do not make, and Buyers have not relied and do not rely on, any representation or warranty, express or implied, pertaining to the subject matter of this Agreement. In particular, and without limitation to the foregoing, Buyers acknowledge that, other than as expressly provided in this Agreement, the Sellers do not make any representations and warranties as to budgets, business plans, forward-looking statements and other projections of a financial, technical or business nature relating to the Orion Business.

6.	Remedies

6.1	Remedies of Buyers

6.1.1	Sellers’ Right to Cure and Sellers’ Liability

With respect to a misrepresentation or a breach of a warranty notified by Buyers to Sellers pursuant to Article 6.1.2, Sellers shall have the right, within a reasonable period of time not exceeding forty (40) Business Days after receipt of the Notice of Breach, to put Buyers in the same position in which they would have been if no misrepresentation or breach of warranty had occurred, provided that during or after such period no irreparable damage will be caused for the Orion Business or the Buyers. If, and to the extent, such cure cannot be effected, or is not effected within such time period, Sellers shall be liable to Buyers for any damage, loss, expense or cost (including reasonable attorney’s fees but excluding punitive and consequential damages) incurred or sustained by Buyers to establish the state represented or warranted in the representations and warranties set forth in Article 5.1.

6.1.2	Notice of Breach

(a)	Buyers shall deliver to Sellers a notice in writing describing the underlying facts of a claim for misrepresentation or breach of warranty in reasonable detail to the extent then known supported by available documentation (the Notice of Breach) at the earlier of:

(i)	forty-five (45) Business Days after BHC or one of its Affiliates having obtained knowledge of (y) a misrepresentation or breach of warranty pursuant to Article 5.1 or (z) receipt by Buyers or an entity being part of the Orion Business of a notice of any claim made or threatened to be made by any third party which Buyers believe is reasonably likely to give rise to a claim for misrepresentation or breach of warranty; or

(ii)	in case of a submission to, or a decision or order by, any competent court, arbitral tribunal or governmental or administrative body (including, without limitation, tax authorities) which Buyers believe is reasonably likely to give rise to a claim for misrepresentation or breach of warranty, as soon as reasonably possible upon Buyers receiving any such submission, decision or order and, if at all possible, within such period as will afford Sellers a reasonable opportunity to respond, or to cause the Orion Business (via Buyers) to respond, to such submission or to lodge, or to cause the Orion Business (via Buyers) to lodge, a timely appeal or other challenge against such decision or order.

(b)	Failure to give the Notice of Breach within the time periods set forth above shall not exclude Sellers’ liability hereunder; provided, however, that Sellers shall not be liable for any damage, loss, expense, or cost caused or aggravated by Buyers’ failure to give duly and timely notice within the time periods set forth in this Article 6.1.2.

(c)	The regime provided for in this Article 6.1.2 shall be in lieu of, and to the exclusion of, Buyers duty to immediately notify Sellers in accordance with article 201 CO.

6.1.3	Term of Representations and Warranties

(a)	The representations and warranties set forth in Article 5.1 shall survive the Closing or, as the case may be, the Local Closing:

(i)	until the tenth (10th) anniversary of the Closing or, as the case may be, the Local Closing with respect to matters covered by Section 5.1.1 of Schedule 5.1 (Organization and Qualification) and Section 5.1.7(a) of Schedule 5.1 (Title to the Orion Assets);

(ii)	until three (3) months after expiry of the applicable statute of limitations with respect to matters covered by Section 5.1.6 of Schedule 5.1 (Taxes);

(iii)	with regard to the representations and warranties in Section 5.1.21 of Schedule 5.1 (Health, Safety and Environmental), until the earlier of (y) the expiry of seven and a half (7 1/2) years after the Closing or, as the case may be, the Local Closing or (z) the date on which a particular property, facility (including the Orion Manufacturing Sites) or business is being put to a use (the Excess Use) the health, safety and environmental compliance standards of which are in excess of those applicable as at Closing or, as the case may be, the Local Closing; provided, however, that subpart (z) hereof shall only affect the survival period set forth in subpart (y) hereof in respect of the Excess Use; and

(iv)	in case of all other representations and warranties set forth in Schedule 5.1, eighteen (18) months after the Closing or, as the case may be, the Local Closing;

provided, however, that it shall be agreed and understood that any representation or warranty that would otherwise terminate in accordance with this Article 6.1.3(a)(i), (ii), (iii) or (iv) will continue to survive if a Notice of Breach has been duly and timely given under Article 6.1.2 until the related claim for misrepresentation or breach of warranty has been satisfied or resolved as provided for in Article 15.2; provided further, however, that, notwithstanding the foregoing, Buyers’ claim shall in any event be precluded unless Buyers initiate arbitration proceedings pursuant to Article 15.2 within one (1) year of the date of the Notice of Breach.

(b)	The parties agree to substitute the statute of limitations set forth in article 210 CO for the survival periods set forth in this Article 6.1.3, it being understood that at the expiry of any of such survival periods, any claim for misrepresentation or breach of warranty shall be deemed time-barred automatically, without any need for defence on the part of Sellers.

6.1.4	Exclusion of Liability

(a)	All matters and information which have been Fairly Disclosed in this Agreement or in:

(i)	[intentionally omitted];

(ii)	the Confidential Information Memorandum as delivered to Buyers; and

(iii)	the documentation disclosed to Buyers in connection with their due diligence review as reflected in the Data Room Indices set forth in Schedule 6.1.4(a)(iii) and put into escrow in accordance with Article 3.4; provided, however, that with respect to the representations and warranties set forth in section 1 (a) through (g) (organization and qualification), section 2 (financial statements), section 7 (assets), section 8(a) (real property), section 9 (tangible assets), section 11 (a) through (f) and (h) (intellectual property rights, with respect to (h) to the extent relating to active challenges of Orion Intellectual Property Rights by third parties), section 13 (employment), section 16 (litigation/proceedings, to the extent relating to product liability and litigation related to revocation of product registrations by competent authorities) and section 20 (compliance) of Schedule 5.1, only the matters set forth in the annexes referenced in the respective representations and warranties shall be considered disclosed; provided further, however, that it shall be understood that with respect to the proviso, the concept of “fair disclosure” as defined in Schedule 1 hereto shall not apply;

(all the documents referred to in this Article 6.1.4(a) collectively being the Disclosure Documents)

shall operate as an exclusion of, or limitation to, Sellers’ representations and warranties as set forth in Article 5.1 and Schedule 5.1 and Buyers’ respective rights under this Agreement, and Sellers shall be under no liability to the extent that any matter or information has been Fairly Disclosed to Buyers in the Disclosure Documents.

(b)	Sellers shall have the right to update the disclosure between the date hereof and the Closing or, as the case may be, the Local Closing (giving Buyers sufficient time to review and analyze such updates) with respect to those representations and warranties that must be true and accurate at and as of Closing or, as the case may be, at or as of the Local Closing; provided, however, that it shall be agreed and understood that any disclosure made after the date hereof shall not operate as an exclusion of, or limitation to, Sellers’ representations or warranties and Buyers’ respective rights for the purpose of this Article 6.1.4.

6.1.5	Third Party Claims

(a)	In case of any claim brought or threatened by a third party, including, but not limited to, claims brought by tax or other governmental authorities, against Buyers or the Orion Business, which qualifies as a breach of a representation or warranty and which has been notified by Buyers in accordance with Article 6.1.2, Buyers shall oppose, or cause the Orion Business to oppose, such claim, and Sellers shall use their Reasonable Best Efforts in assisting Buyers or the Orion Business in the defence of such claim. Subject to the provisions of this Agreement, Sellers shall bear all reasonable attorney’s fees (and, in environmental matters, also the reasonable cost for environmental experts) sustained or incurred by Buyers or the Orion Business in the defence of such claim (to the extent such fees cannot be recovered from the third party). Buyers shall procure that no such claim is settled without the prior written consent of Sellers, which consent shall not be unreasonably withheld or delayed. In exercising their right to defend pursuant to this Article 6.1.5(a), Buyers shall use their Reasonable Best Efforts to safeguard and protect Sellers’ interest in connection with the subject matter of the respective claim, in particular with respect to relationships vis-à-vis third parties and public relation matters. Sellers shall have the right to participate, at their own expense, in the defence of any asserted claim hereunder.

(b)	Sellers may direct Buyers to agree to compromise any asserted liability against Buyers or the Orion Business at any time unless such compromise were to prejudice Buyers’ justified commercial interests; provided, however, that Sellers assume all payments, costs, expenses and other obligations resulting from such compromise.

6.2	Remedies of Sellers

The provisions of Article 6.1 shall apply accordingly with respect to any misrepresentation or breach of warranty by Buyers.

6.3	Remedies Exclusive

The remedies in this Article 6 for breach of representations and warranties pursuant to Article 5 and Schedules 5.1 and 5.2 shall be in lieu of, and not in addition to, the remedies provided for under statutory law and/or case law. All other remedies, including, but not limited to, the right to rescind this Agreement following Closing, shall not apply and are hereby explicitly waived. In particular, and without limitation to the foregoing, the parties hereto explicitly waive (i) any and all rights pursuant to articles 192 et seq. and 197 et seq. CO (irrespective of whether such rights are asserted directly based upon such articles or based indirectly upon article 97 CO), (ii) the right of contract rescission under article 205 CO or otherwise, and (iii) the right to challenge the validity of this Agreement for fundamental error under article 23 et seq. CO. For the avoidance of doubt, nothing in this Agreement shall limit Buyers in asserting claims based on article 28 CO (Täuschung).

7.	Conduct of Business between Signing and Closing

7.1	General

(a)	Unless otherwise provided herein or in the Orion Business Plan (with the exclusion of those items relating to achieving a standalone situation of the Orion Business) and subject to the limitations required to effect separation of the Orion Business from Sellers, at all times from the date of this Agreement to the Closing, Sellers shall procure that the Orion Business continues to operate its business as a going concern, in the ordinary course of business and consistent with prior practice and the Orion Business Plan (with the exclusion of those items relating to achieving a standalone situation of the Orion Business) at all times from the date of this Agreement through to the Closing.

(b)	Sellers shall inform Buyers, to the extent permissible under applicable law, about any event, action or development affecting the Orion Business outside the ordinary course of business or which would or could result in a breach of a representation and warranty according to Article 5.1 and Schedule 5.1. In addition, Sellers shall, and shall procure that the Orion Business shall, do everything reasonably necessary and possible to preserve the goodwill of the Orion Business; provided, however, that Sellers shall not be obliged to pay for new retention programs for periods after the date hereof other than those specified in the management incentive plans referred to in Article 10.9.

7.2	Access to the Orion Business

Subject to any constraints under applicable law, Sellers shall procure that Buyers shall be given reasonable access during ordinary business hours after the date of this Agreement until the Closing or, as the case may be, the Local Closing, to the management, legal and financial advisers and auditors and the documents of the Orion Business to the extent this is reasonably required for Buyers or their advisers in the context of this Agreement and the actions contemplated hereunder, including the IT “load & go” project as reflected in the respective Da Vinci/Rembrandt Project Charter; provided, however, that such access shall not unreasonably interfere with the business and operations of the Orion Business.

7.3	Restricted Actions

Unless specifically provided in this Agreement, in the Orion Business Plan (with the exclusion of those items relating to achieving a standalone situation of the Orion Business) or foreseeably necessary to effect separation of the Orion Business from Sellers, including IT separation under the “load & go” project as reflected in the respective Da Vinci/Rembrandt Project Charter, Sellers shall not, and shall procure that the Orion Business shall not, without prior consent of Buyers (or, if applicable governmental, administrative and/or regulatory laws, in particular merger control laws, do not so permit, without prior consultation of Buyers) do, or agree to do, any of the following from the date of this Agreement through to the Closing or, as the case may be, the Local Closing:

(a)	do anything that would materially interfere with the consummation of the transactions contemplated under this Agreement;

(b)	execute any contracts or enter into any negotiations with any third party that would materially inhibit or impair the consummation of the transactions contemplated under this Agreement;

(c)	do anything which would have a Material Adverse Effect on the value of the Orion Business taken as a whole or in any of the Core Countries (it being understood that this subsection (c) shall not affect in any way whatsoever the definition of Material Adverse Effect as used in Article 4.2.1(d));

(d)	(i) make any material change in the terms of employment of any director, officer or employee of the Orion Business other than in accordance with existing agreements, collective bargaining arrangements or normal prior practice or (ii) exchange any employees of the Orion Business with employees of other business areas of the Sellers and their Affiliates (other than in the ordinary course of business);

(e)	form, enter into, vary, terminate or withdraw from any material partnership, consortium, joint venture or other incorporated association;

(f)	alter or amend in any material manner the articles of incorporation or organizational regulations of the Orion Companies other than in the ordinary course of business;

(g)	pay or pre-pay invoices or delay the payment of invoices other than consistent with prior business practice;

(h)	delay or withhold the capital expenditures to be made in the ordinary course of business, including those provided for in the Orion Business Plan (with the exclusion of those items relating to achieving a standalone situation of the Orion Business);

(i)	issue or create any obligation to issue any shares or equity-linked securities in any of the Orion Companies;

(j)	transfer any shares that are directly or indirectly held by any Orion Company to a third party or transfer any assets material to the Orion Business to a third party;

(k)	allow any product registrations or marketing rights or any registration of Intellectual Property Rights material to the Orion Business to expire;

(l)	increase or reduce or otherwise change the share capital or capital structure, or grant any option or conversion rights on the equity of any Orion Company;

(m)	grant, create or allow to be created any Lien (excluding Permitted Liens) over any of the assets of the Orion Companies and the

Transferred Orion Assets other than charges arising by operation of law or in the ordinary course of business;

(n)	borrow any money or incur any interest-bearing indebtedness or other liability against a third party or any of the Sellers or their Affiliates in excess of CHF 3,000,000 per item but in any event not in excess of CHF 12,500,000 in the aggregate;

(o)	liquidate any Orion Company or effect any material reorganization with respect to such Orion Company except as required by mandatory laws;

(p)	initiate, discontinue or settle any litigation or arbitration proceedings where the amount claimed together with any costs incurred or likely to be incurred exceeds CHF 5,000,000;

(q)	declare, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the Orion Companies’ capital stock, except for dividends to another wholly owned Orion Company;

(r)	enter into, amend, modify or terminate or consent to the termination of any shareholders’ agreement, joint venture, license, distribution and supply agreements, or amend, waive, modify, terminate or consent to the termination of any of the Orion Companies’ rights thereunder, other than in the ordinary course of business;

(s)	pay, discharge or satisfy any claim, liability or obligation other than in the ordinary course of business;

(t)	close, transfer, or grant an interest in, any Orion Manufacturing Site, any other material property, installation or equipment used for the Orion Business;

(u)	change the accounting procedures, principles or practices of the Orion Business unless required under applicable law or regulations or in accordance with the ordinary course of business;

(v)	make any changes in the tax status of the Orion Companies and Transferred Orion Assets, including but not limited to Tax elections, Tax rulings and Tax accounting methods;

(w)	change, stop or otherwise materially modify projects which the Orion Business has commenced to implement other than pursuant to existing project plans (including the Separation Step Plan and the Orion Business Plan (with the exclusion of those items relating to achieving a standalone situation of the Orion Business)) as at the date hereof;

(x)	increase or reduce the number of employees engaged in any part of the Orion Business to any material degree other than in accordance with existing project plans as of the date hereof, including the Orion Business Plan, the Separation Plan and the Separation Step Plan; and

(y)	engage in any promotional sales or discounts or other activities with customers of the Orion Business outside the ordinary course of business for the particular country and season that has or would reasonably be expected to have the effect of accelerating to the pre-Closing period sales to trade, invoicing and collection of accounts receivables that would otherwise be expected to occur in post-Closing periods.

8.	Separation

8.1	Principles Applicable to Separation

(a)	The parties shall use their Reasonable Best Efforts to separate, in cooperation with each other, the Orion Business from the Asset Seller Companies in accordance with the Separation Step Plan and the Da Vinci/Rembrandt Project Charter, each attached hereto as Schedule 8.1(a), that will be continuously reassessed, changed, modified or amended to reflect the respective operative requirements in the course of the transactions contemplated hereunder. Each party acknowledges that full separation of the Orion Business will not occur prior to or at Closing and agrees that failure to implement the Separation Step Plan, as amended, on or before Closing, to the extent so set forth therein, and to complete full separation insofar, shall not be construed in any way whatsoever as a non-satisfaction of a condition precedent to Closing and shall not prevent the parties from their obligation to effect the Closing as set forth in Article 4.3.

(b)	To the extent any of the items to be effected on or prior to Closing under the Separation Step Plan, as amended, has not been carried out at Closing (each such item hereinafter referred to as an Outstanding Item), the parties shall continue to cooperate and transfer any such Outstanding Item(s) as soon as reasonably practicable.

(c)	In accordance with Article 4.2.6(a) and the terms of the Global Transitional Services Agreement, Sellers shall be required to render Distribution Services as defined in the Global Transitional Services Agreement. Buyers agree to pay, perform and discharge, and indemnify Sellers and any of their Affiliates for, and hold each of them harmless against, all liabilities, costs and expenses of Sellers and any of their Affiliates in relation to third party claims and relating to Sellers’ or any of their Affiliates’ operation of that part of the Orion Business in accordance and compliance with the terms of the transitional services agreements referred to herein.

8.2	Separation Costs

(a)	Subject to subsection (b) below and unless otherwise stated in this Agreement, all costs, whether internal or external, relating to the obligations to separate from the Roche Group, and thereupon to transfer to Buyers, the Orion Assets, the Transferred Employees and the Assumed Orion Liabilities, including the costs relating to the preparation of the transfer of such assets, employees and liabilities to Buyers, shall be borne by Sellers. All costs, whether internal or external, relating to receiving the Orion Assets, the Transferred Employees and the Assumed Orion Liabilities and the subsequent integration of such assets, employees and liabilities into Buyers and/or any of their Affiliates shall be borne by Buyers, unless otherwise stated in this Agreement.

(b)	With respect to costs relating to the IT “load & go” project, to the extent not otherwise specified in the Da Vinci/Rembrandt Project Charter, each party shall bear its own costs (whether external or internal) and, if the parties mutually agree to jointly retain external expertise, the cost and expenses of such retention shall be split equally between the parties unless agreed otherwise.

8.3	Transitional Agreements / Termination of Intra-Group Manufacturing and Supply Agreements

(a)	BHC or, as the case may be, RCH and F. Hoffmann-La Roche Ltd (FHLR) have entered into the following agreements (the Transitional Agreements), with effect as of today, or as the case may be, as of Closing or, as the case may be, the Local Closing, through to the expiry of the transitional period set forth therein, in order to bridge certain needs of Buyers or, as the case may be, Sellers in operating the Orion Business or the business of the Roche Group:

(i)	under the umbrella of the global transitional services agreement, dated as of the date hereof (the Global Transitional Services Agreement), attached hereto as Schedule 8.3(a)(i), transitional services agreements detailing the services to be provided by FHLR or one of its Affiliates to the Orion Business and vice versa;

(ii)	under the umbrella of the frame supply agreements (the Frame Supply Agreements, as amended by the memorandum of agreement as of the date hereof), attached hereto as Schedule 8.3(a)(ii). supply agreements detailing the terms and conditions for the manufacture and supply of certain products (as identified therein) by FHLR or one of its Affiliates to the Orion Business and vice versa;

(iii)	the manufacturing agreements (the Manufacturing Agreements, as amended by the memorandum of agreement as of the date hereof), attached hereto as Schedule 8.3(a)(iii), detailing the terms and conditions for the manufacturing of certain products by FHLR or one of its Affiliates for the Orion Business and vice versa; and

(iv)	the IT services agreement (the IT Services Agreement), attached hereto as Schedule 8.3(a)(iv), detailing the terms and conditions for the IT support services to be provided by FHLR or one of its Affiliates.

(b)	Buyers acknowledge that, upon the Transitional Agreements becoming effective in accordance with the terms thereof, any service, supply or manufacturing agreement or arrangement entered into (i)

by Sellers or any of their Affiliates and any business unit being part of the Orion Business or (ii) among different business units of the Orion Business prior to such effective date shall cease to be effective and be replaced in its entirety by the terms and conditions of such Transitional Agreements; provided, however, that any such service, supply or manufacturing agreement or arrangement shall not terminate, in case of (i), until the Closing or, as the case may be, the Local Closing, has occurred in respect of the respective business unit of the Orion Business or, in the case of (ii), until the Closing or, as the case may be, the Local Closing has occurred in respect of both respective business units of the Orion Business.

9.	Indemnities

9.1	Indemnifications by Sellers

(a)	Sellers shall indemnify Buyers and their Affiliates for, and hold each of them harmless against, any and all claims, liabilities and obligations, cost and expenses (including reasonable attorney’s fees) relating to, or arising out of, the Excluded Assets and the Excluded Liabilities until three (3) months after the respective claim relating to the Excluded Assets or the Excluded Liabilities has become time-barred.

(b)	Sellers shall indemnify Buyers for Assumed Orion Liabilities and obligations and liabilities of the Orion Companies if, and to the extent, such liabilities and obligations (i) are based on third party payment claims (Zahlungsverpflichtungen), the cause of action (faktische Anspruchsgrundlage) of which (1) has arisen before the Closing or, as the case may be, the Local Closing, and (2), with respect to product liability claims, relates to products manufactured or commercialized by Sellers or any of their contractual parties prior to the Closing or, as the case may be, the Local Closing (excluding, however, for the avoidance of doubt, products manufactured or commercialized by Sellers or any of their contractual partners after the Closing in connection with distribution services rendered under the Global Transitional Services Agreement) and is not based on scientific findings in relation to such products made after the Closing or, as the case may be, the Local Closing, (ii) are not reflected in the Net Working Capital, Net Debt or Provision and Liability Amount, as finally and bindingly determined pursuant to Article 2.7.2, and (iii), with respect to Transferred Orion Contracts, are not related to an adequate corresponding benefit the Orion Business has received, accrued or is entitled to receive or accrue. With respect to liabilities underlying the provisions contained in the Provision and Liability Amount reflected in the Orion Balance Sheet this indemnity shall not apply regardless of whether (y) the amount of such liabilities reflected on the Final Closing Balance Sheet has increased or decreased in comparison to that in the Orion Balance Sheet (it being understood, however, that any such increase or decrease shall give rise to a purchase price adjustment in accordance with Article 2.7.2) and (z) the amount of such liabilities increases after the Closing or, as the case may be, the Local Closing in excess of the amount accounted for in the Final Closing Balance Sheet.

(c)	The indemnity set forth in section (b) of this Article 9.1 shall expire three (3) years after the Closing.

9.2	Indemnification by Buyers

Buyers hereby agree to indemnify Sellers and their Affiliates for, and hold each of them harmless against, any and all claims, liabilities, obligations, cost and expenses (including reasonable attorney’s fees) relating to, or arising out of, (i) the Assumed Orion Liabilities to the extent Sellers are not required to indemnify Buyers pursuant to this Agreement, (ii) Buyers’, the Orion Business’s or a sublicencee’s unlawful use of the Shared Intellectual Property Rights, and (iii) Buyers’ or the Orion Business’s unlawful use of the Roche Group’s corporate names, Trademarks (including, but not limited to, Rochelle® and Rochevit®), domain names or copyrights until three (3) months after the respective claim relating to the subject matter of this indemnity has become time-barred.

9.3	Tax

(a)	Sellers shall be responsible for, pay, and indemnify and hold harmless Buyers for and against, and shall be entitled to all refunds and credits of, all Taxes with respect to the Orion Companies and the Transferred Orion Assets for any Tax Periods or portions thereof ending on or before the Closing or, as the case may be, the Local Closing, including, but not limited to:

(i)	any liability for, or entitlement to refunds and credits of, Taxes arising out of any act, omission, event or transaction occurring before Closing or, as the case may be, the Local Closing; or

(ii)	any liability for, or entitlement to refunds and credits of, Taxes arising by reference to income, profits or gains earned, accrued or received before Closing or, as the case may be, the Local Closing; including Taxes on income or capital gain from the disposal of the Orion Business, de-grouping charges or other Taxes in connection with a change of control or cancellation of fiscal unity payable by any of the Orion Companies that are incurred in connection with the transactions contemplated under this Agreement;

provided, however, that any such liability and any such entitlement is not reflected in the Net Working Capital, Net Debt or Provision and Liability Amount and subject to the purchase price adjustments set forth in Article 2.7.

(b)	Notwithstanding Articles 13.1.1 and 13.1.2, Buyers shall be responsible for, pay, and indemnify and hold harmless Sellers for and against, and shall be entitled to all refunds and credits of, all Taxes with respect to the Orion Companies and the Transferred Orion Assets and any and all liabilities, costs and expenses resulting from, arising out of, or relating to Taxes with respect to the Orion Companies and the Transferred Orion Assets for any period after Closing or, as the case may be, the Local Closing.

In case of a Tax Period that begins before Closing and ends after Closing, the amount of Tax relating to the portion of such Tax Period ending on the Closing shall be allocated according to the Final Closing Balance Sheet. In case the direct allocation to the period before Closing is not possible, a pro rata allocation to the respective Tax Period shall be applied in reasonably good faith.

(c)	Indemnification payments under Article 9.3(a) shall be made within thirty (30) Business Days following written notice by Buyers but not earlier than Buyers have to pay the respective Taxes to the competent tax authority. Tax refunds and Tax credits under Article 9.3(a) shall be paid to Sellers within thirty (30) Business Days after the Tax refund or Tax credit has been notified by Buyers. A Tax refund is to be considered realized for purposes of this Agreement at the time it is received in cash or some cash equivalent, and a Tax credit is deemed being realized if reflected in a Tax reassessment or Tax settlement notice. In case of Article 9.3(b) this Article shall apply vice versa.

(d)	If any payment of Sellers based on liabilities resulting from Article 6.1.1 and Article 9.1 triggers taxable income which is not fully offset by any corresponding tax deductible charges, resulting additional Taxes will be reimbursed by Sellers.

(e)	The obligations of the parties pursuant to this Article 9.3 shall survive the Closing and shall become time-barred six (6) months after the relevant Tax assessment notices for the Orion Companies or the Transferred Orion Assets become final and binding provided that claims shall not become time-barred earlier than six months after Seller or Purchaser complied with its notification obligations under this Article 9.3.

9.4	Environment

9.4.1	Environmental Investigations

(a)	Up to the Closing, Buyers shall be entitled to have a recognized environmental expert (the Environmental Expert) carry out the environmental investigations (the Environmental Investigations) at the sites located in Pilar, Gaillard, Pau, Casablanca and Jakarta-Cimanggis (the Identified Sites) necessary to establish zero baseline situation reports (the Baseline Reports) and determine therein Material Contaminations, if any, of the Identified Sites with Relevant Substances existing as at the Closing or, as the case may be, at the Local Closing at such Site (the Material Existing Contaminations). Reports prepared or finalized more than three months after Closing shall not be considered Baseline Reports. The scope of the Environmental Investigations shall be determined by Buyers after consultation with Sellers.

(b)	In conducting the Environmental Investigations and in the preparation of the Baseline Reports, the Environmental Expert shall act as an expert (Schiedsgutachter) as that term is defined in section 258 of the Zurich Code of Civil Procedure, and not as an arbitrator, and its determination of the factual aspects of the Material Existing Contaminations shall be final and binding on the parties, except in the event of manifest error on the part of the Environmental Expert, as a consequence of which the relevant part of its determination and the Baseline Reports shall be void and the matter be remitted by either party to another mutually acceptable environmental expert (the Second Environmental Expert) for correction whereby the principles set forth above shall apply mutatis mutandis; if the parties are unable to agree on the Second Environmental Expert within ten (10) Business Days following the notice by one party that in its opinion the determination of the Environmental Expert is subject to one or more manifest errors (such notice to be accompanied by an appropriate identification of such manifest errors), the Second Environmental Expert shall be selected by the director (Direktor) of the Zurich Chamber of Commerce upon the application of either Sellers or Buyers on behalf of both parties.

(c)	Buyers agree that the Environmental Investigations, including the disposal of all materials associated with such activity, shall be conducted at Buyers’ sole cost and expense and in accordance with all applicable laws and regulations, including Environmental Laws. If the Closing contemplated by this Agreement is not consummated for any reason, Buyers agree to restore each Identified Site at which any Environmental Investigations were conducted to its condition prior to the commencement of the Environmental Investigations. For the avoidance of doubt, in no event shall Buyers, under this section (c) of this Article 9.4.1, be responsible for remedial actions relating to contaminations existing prior to the commencement of the Environmental Investigations.

(d)	All information obtained from the Environmental Investigations (i) shall be provided to Sellers, (ii) shall be kept confidential by Sellers and Buyers pursuant to Article 14.8 and (iii) shall not be provided to any Person other than Sellers. In the event that the Environmental Investigations identify conditions at any of the Identified Sites that in the opinion of the Environmental Expert or Buyers may require notice to a governmental authority prior to Closing, Sellers shall be exclusively responsible for such notice.

9.4.2	Sellers’ Liability for Material Existing Contaminations

(a)	Sellers shall, subject to the terms of this Article 9.4, indemnify Buyers or the Orion Business against all public law and civil law claims of public authorities or third parties and all additional costs in connection with Material Existing Contaminations, if, and to the extent, (i) the remedial actions (including but not limited to clean-up remediation, investigation, monitoring and safeguarding measures) are required as a result of a violation, or in order to avoid any imminent violation, of Environmental Laws as applied by the competent public authorities at the time of Closing and (ii) the costs and expenses of such remedial actions are not included in the calculation of the Net Working Capital, the Net Debt or the Provision and Liability Amount (as finally and bindingly determined in accordance with Article 2.7.1) or are not reflected in the Orion Business Plan (such remedial actions hereinafter referred to as being the Covered Remedial Actions).

(b)	The following procedures shall apply to Covered Remedial Actions:

(i)	the Covered Remedial Actions shall (x) establish legal compliance under Environmental Laws applicable in the respective jurisdiction, as lawfully interpreted by the competent governmental or judicial authority; (y) be cost effective; and (z), be proportional to the effects of the Material Existing Contaminations, with respect to (y) and (z) each within the requirements of mandatory laws as applied by the competent public authorities;

(ii)	with respect to Covered Remedial Actions, Sellers and Buyers shall, and shall cause their respective Affiliates, including the entities being part of the Orion Business, to, consult with one another in good faith and generally conduct themselves in a commercially reasonable manner and in particular comply with the following:

(1)	any Covered Remedial Action to be conducted shall be commenced according to an action plan established by Buyers (the Remedial Action Plan);

(2)	Buyers shall give Sellers the opportunity to be involved in determining the method and scope of any Covered

Remedial Action; provided, however, that any such involvement shall not prevent the Covered Remedial Action from being implemented in compliance with the Environmental Laws applicable in the respective jurisdiction;

(3)	each party shall give the other reasonable opportunity, by giving reasonable prior written notice, to attend and participate in any material meetings or conference calls with the competent authorities with respect to the Covered Remedial Actions;

(4)	subject to applicable legal privileges, Buyers shall provide Sellers with all reports, correspondence, analytical results and other relevant documentation with respect to the Covered Remedial Actions; and

(5)	subject to applicable legal privileges, Buyers shall provide Sellers a reasonable opportunity of at least thirty (30) Business Days (unless exigent circumstances otherwise require) to review and comment on drafts of any Remedial Action Plan or other material submission to governmental authorities or third parties with respect to the Covered Remedial Actions. Buyers shall take reasonable account of Sellers’ comments in relation thereto;

(iii)	subject to the reimbursement of costs and expenses pursuant to the allocations set forth herein, Buyers shall have the right, after reasonable consultation with Sellers, as the case may be, and without prejudice to their other rights or obligations hereunder, to take such action as is reasonably necessary to respond to actual or threatened emergencies at or affecting the Identified Sites.

(c)	Upon any change in use of any Identified Site of the Orion Business, or divestiture by Buyers of any Identified Site or any asset related thereto to a third party (including an Affiliate of Buyers), Sellers’ liability under this Article 9.4 shall only continue if such change or divestiture does not materially alter the use of such Identified Site as at Closing or does not otherwise adversely affect Sellers’ position under this Article 9.4, provided that in case of a change in use, such altered use shall only be of relevance if such altered use leads to increased relevant environmental risks, requirements or restrictions compared to the former use. In the event of such material alteration or adverse effect on Sellers’ position under this Article 9.4, Sellers’ liability hereunder shall cease to be effective and Buyers shall indemnify each of Sellers and each of their Affiliates for, and hold each of them harmless against, any liability resulting thereof.

(d)	In no event shall Sellers be liable for costs and expenses for remedial actions caused by more stringent standards under the Environmental Laws applicable in the relevant jurisdictions which are imposed as a result of a change in use as described above of any Identified Site by Buyers or the Orion Business or a transfer of any Identified Site or any asset relating thereto by Buyers or the Orion Business to a successor owner or operator using the Identified Site for any purpose other than as at Closing (including the Orion Companies).

(e)	For the avoidance of doubt, construction on any Identified Site if, and to the extent, prompted by the business purposes of the Orion Business shall not constitute a “change in use” within the meaning of Article 9.4.2(c) or Article 9.4.2(d).

(f)	For the avoidance of doubt, nothing contained in this Article 9.4 shall preclude that Buyers prove that a Material Existing Contamination was present at the Identified Sites before Closing which has not been identified by the Environmental Expert.

9.4.3	Grenzach

(a)	Irrespective of any fault, the Buyers shall be entitled to require the Sellers to provide indemnification with respect to any costs, obligations or disadvantages of any kind that may arise under public or private law as a consequence of any claims, rights or acts of public authorities or any other third party in connection with any Environmental Damage, except if such Environmental Damage is not existing at Closing; this shall include, without limitation, any costs incurred for investigating, monitoring, securing, cleaning-up or removing any environmental damage. The same shall apply with regard to any additional costs or losses, especially any increase in cost of any of Buyers’ future development or construction projects, that may be caused by Environmental Damage on, or originating from, the Transferred Orion Manufacturing Site in Grenzach and existing at Closing. Environmental Damage is presumed to have existed at Closing (provided that Seller may prove that Environmental Damage was caused after Closing), except for claims which are (i) based upon Environmental Damage caused by substances or combinations of substances used on the Transferred Orion Manufacturing Site in Grenzach at Closing, and (ii) brought forward by Buyers more than ten (10) years after Closing, with respect to which the burden of proof shall be with Buyers.

(b)	Article 9.4.2(b), (c), (d) and (e) shall apply accordingly; provided, however, that with respect to section (c) and (d) regarding the effect on Sellers’ liability in case of change in use of the Transferred Orion Manufacturing Site in Grenzach, Sellers’ liability shall only cease to the extent of the Excess Use (as defined in Article 6.1.3(a)(iii)).

(c)	For purposes of this Article 9.4.3, any defined term used in this Article 9.4 shall be deemed to refer the Transferred Orion Manufacturing Site in Grenzach.

(d)	Sellers shall indemnify and hold harmless the Buyers from any costs and consequential costs and/or damages incurred in relation to the complete cleansing of the rooms and property used to produce the antibiotic “Rocephin” from chemicals, biological organisms (e.g. fungi, bacteria or virus), as set out, but not limited to the measures or the amount of EUR 3.3 million set forth in the Orion Business Plan. Buyers shall perform the cleansing, if at all possible, during production standstill time and otherwise in a cost effective manner.

(e)	The period of limitations for any claims relating to Environmental Damage or any indemnification claims arising in this connection shall be fifteen (15) years and shall begin at Closing.

9.4.4	Insurance

Either party shall have the right to provide at its own cost environmental insurance coverage, including, but not limited to, property transfer pollution liability insurance (PTP) and remediation cost cap insurance (RCC), for any type of liability covered by this Article 9.4. The existence or non-existence of any such insurance shall have no effect upon the respective party’s liabilities or obligations pursuant to this Article 9.4 or otherwise adversely affect the other party’s rights or interests hereunder in any way whatsoever.

9.4.5	Asbestos Related Claims

(a)	Sellers shall indemnify Buyers and the Orion Business for any damage, loss, costs or expenses suffered by Buyers or the Orion Business arising out of, or relating to, health claims instituted by existing or former employees of the Orion Business against the Orion Business, if, and to the extent, such health claims are related to a health impairment suffered as a result of exposure to asbestos on or prior to Closing.

(b)	Sellers’ liability under Article 9.4.5(a) shall expire five (5) years following the Closing.

9.4.6	Environmental Liability of Buyers

Buyers shall reimburse Sellers for any amounts paid by Sellers to third parties, including governmental authorities, which are the responsibility of Buyers; provided, however, that Sellers have timely informed Buyers of such liability or the claims relating to such liability and have given Buyers a reasonable opportunity to assist Sellers in defending such liability or claim.

10.	Other Covenants

10.1	Press Releases and Other Public Announcements

Following the date of this Agreement, all public announcements or press releases issued in connection with the transactions contemplated by this Agreement shall only be published after Buyers and Sellers shall have consulted and agreed on the contents and timing of such public announcements or press releases. Nothing in this Agreement shall restrict or prohibit:

(a)	any announcement or disclosure required by statutory law or by any competent judicial or regulatory authority or by any competent securities exchange (in which case the parties shall cooperate in good faith in order to agree on the content of any such announcement prior to it being made);

(b)	Buyers or the Orion Business from informing customers or suppliers of the acquisition of the Orion Business by Buyers after Closing; or

(c)	Buyers from making any disclosure to any of its directors, officers, employees, agents or advisers who are required to receive such information to carry out their duties (conditional upon any such Person agreeing to keep such information confidential for so long as the disclosing party is obligated to do so in accordance with this Article, any other provision of this Agreement or applicable law).

10.2	Undertakings

(a)	With respect to the commitments, guarantees or similar undertakings (the Undertakings) made or given by Roche Finanz and Roche Holding, respectively (each a Guarantor, and together the Guarantors) to certain financial institutions as a security for obligations of RIM and RCH, respectively, all as further specified in Schedule 10.2, Buyers undertake to offer to each of the financial institutions identified in such schedule commitments, guarantees or similar undertakings equivalent to those currently in effect so as to put such financial institutions in a position to give their consent to a release of each of the Guarantors from such Undertakings.

(b)	If any of the Guarantors should not be released from the Undertakings and, as a result of Buyers’ or any of their Affiliates’ non-performance (or non-proper performance) of the obligations underlying such Undertakings, any of the Undertakings are enforced against any of the Guarantors, Buyers hereby agree to indemnify any of the Guarantors for, and hold each of them harmless against, all amounts paid under, and all costs incurred in connection with the enforcement by such financial institutions of, the Undertakings.

10.3	Assignments / Change of Control Clauses of the Transferred Orion Contracts

(a)	Buyers and Sellers will cooperate in seeking the assignment of all Transferred Orion Contracts from the Asset Seller Companies to Buyers, effective as of or as soon as practicable after the Closing. To the extent required, for each Transferred Orion Contract, Sellers and Buyers will use their Reasonable Best Efforts to obtain the consent and approval of the other party or parties to that Transferred Orion

Contract to assign that Transferred Orion Contract to relevant Buyer so that the relevant Buyer is substituted for the Asset Seller Companies under the Transferred Orion Contract and the Asset Seller Companies are relieved of all further liabilities and rights. For the avoidance of doubt, the relevant Buyer shall not be obliged to agree to any other changes in the Transferred Orion Contract.

(b)	In the event that any Transferred Orion Contract cannot be transferred in accordance with Article 10.3(a), with respect thereto, then as of the Closing, this Agreement, to the extent permitted by law and the terms of the Transferred Orion Contract, shall constitute full assignment by the Asset Seller Companies to Buyers of all of the Asset Seller Companies’ right, title and interest in and to, and all of the Asset Seller Companies’ obligations and liabilities under, such Transferred Orion Contract, and Buyers shall be deemed the Asset Seller Companies’ agent for purpose of completing, fulfilling and discharging all of the Asset Seller Companies’ liabilities thereunder. The parties shall take all necessary steps and actions to provide the relevant Buyer with the benefits of such Transferred Orion Contract, and to relieve the Asset Seller Companies of the performance and other obligations thereunder.

(c)	In the event Sellers shall be unable to make the transfer of one (1) or more Transferred Orion Contracts as described in Article 10.3(a) and (b), or if such attempted assignment would give rise to the exercise of any right of termination, or would otherwise adversely affect the rights of the Asset Seller Companies or Buyers under such Transferred Orion Contract, or would not assign all of the Asset Seller Companies’ rights thereunder at the Closing, Sellers and Buyers shall, from and after the Closing, continue to cooperate and use Reasonable Best Efforts to obtain all consents, approvals and/or waivers required to provide Buyers with such rights. To the extent that any such consents, approvals and/or waivers are not obtained, or until the impediments to such assignment are resolved, Sellers shall use Reasonable Best Efforts to (i) provide Buyers, at the request of Buyers, the benefits of any such Transferred Orion Contract to the extent related to the Orion Business, (ii) cooperate in any lawful arrangement designed to provide such benefits to Buyers and (iii) enforce, at the request of and for the account of Buyers, any rights of the Asset Seller Companies arising from any such Transferred Orion Contract against any third party.

(d)	To the extent that Buyers are provided the benefits of any Transferred Orion Contract referred to herein, whether under the regime set forth in Article 10.3(a), (b) or (c), Buyers shall perform on behalf of the Asset Seller Companies and for the benefit of any third party the obligations of the Asset Seller Companies thereunder or in connection therewith. In that case Buyers agree to pay, perform and discharge, and indemnify each of Sellers and their Affiliates for and hold each of them harmless against, all liabilities of each of Sellers or their Affiliates relating to such performance or failure to perform, and in the event of a failure of such indemnity, Sellers and each of their Affiliates shall cease to be obligated under this Agreement with respect to the Transferred Orion Contract which is the subject of such failure.

10.4	Change of Control Clauses of Contracts to Which an Orion Company is a Party

(a)	Sellers and Buyers shall cooperate and use their Reasonable Best Efforts to procure that any consents, approvals or waivers of any third party under any contract or agreement to which an Orion Company is a party and which gives rise to a right of termination upon change of control, including, but not limited to, those set forth in Schedule 10.4, shall have been obtained on or before Closing.

(b)	In the event that the parties shall have not been able to obtain a necessary consent, approval or waiver of any third party under such contracts, Sellers and Buyers shall, from and after the Closing, continue to cooperate and use Reasonable Best Efforts to obtain all such consents, approvals or waivers required to transfer such contracts to Buyers.

(c)	To the extent that any such consents or waivers are not obtained, and until the impediments to the transfer of the relevant contract are resolved, Sellers shall use Reasonable Best Efforts to (i) provide Buyers, at the request of Buyers, the benefits of any such contract to the extent related to the Orion Business, (ii) cooperate in any lawful arrangement designed to provide such benefits to Buyers and (iii) enforce, at the request of and for the account of Buyers, any rights of Sellers arising from any such contract against any third party.

(d)	To the extent that Buyers are provided the benefits of any contract subject to the regime of Article 10.4(c), Buyers shall perform on behalf of Sellers and for the benefit of any third party the obligations of Sellers thereunder or in connection therewith. In that case Buyers agree to pay, perform and discharge, and indemnify each of Sellers and their Affiliates for and hold each of them harmless against, all liabilities of each of Sellers and their Affiliates relating to such performance or failure to perform, and in the event of a failure of such indemnity, Sellers and each of their Affiliates shall cease to be obligated under this Agreement with respect to the contract which is the subject of such failure.

10.5	Assignment of Trademarks With the Consent of a Third Party Only

(a)	With respect to the Trademarks listed in Schedule 10.5(a), Buyers acknowledge that such trademarks cannot be assigned to Buyers unless the third party identified in Schedule 10.5(a) gives its consent or unless it is clarified that Buyers are entitled to enter into an agreement with such third party. As soon as reasonably practicable after the date hereof, Sellers and Buyers shall enter into good faith negotiations with such third parties to obtain such consent effective as of Closing. If such consent has not been obtained as of Closing, Sellers and Buyers shall, from and after the Closing, continue to cooperate and use Reasonable Best Efforts to obtain any such consent that remains outstanding.

(b)	Buyers acknowledge that, with respect to the Trademarks listed in Schedule 10.5(b)(1), such trademarks cannot be assigned to, and with respect to the Trademarks listed in Schedule 10.5(b)(2) cannot be used by, Buyers as long as the third party identified in such schedule is entitled to insist on the use of such trademarks in combination with the trademark «Roche» or «Syntex». In each case, as soon as reasonably practicable after the date hereof, Sellers and Buyers shall enter into good faith discussions with such third parties to obtain permission to use such trademark without the Trademark «Roche» or «Syntex» or to obtain permission to use such trademarks in combination with a Trademark owned or used by Buyers or any of their Affiliates effective as of Closing. If such consent has not been obtained as of Closing, Sellers and Buyers shall, from and after the

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Closing, continue to cooperate and use Reasonable Best Efforts to obtain any such permission that remains outstanding.

(c)	With respect to the Trademarks listed in Schedule 10.5(c), Buyers acknowledge that such trademarks can only be assigned to Buyers under the conditions that such trademark is not associated with the Hexagon or with a Trademark used by the Roche Group for other products which are not the subject matter of this Agreement and such association can be dissolved. As soon as reasonably practicable after the date hereof, Sellers and Buyers shall use their Reasonable Best Efforts to find possible ways to assign and/or re-register, as the case may be, such trademarks to Buyers without such association. If such associations with respect to any of such Trademarks cannot be dissolved, Sellers shall grant, in the relevant countries, an exclusive, irrevocable and royalty-free licence for the use of such Trademarks.

10.6	Recording of Assignment

(a)	At or within a reasonable time after the Closing, Buyers shall prepare and Sellers shall execute such documents as Buyers may reasonably request in order to record the assignment of the Transferred Orion Trademarks, the Transferred Orion Other Intellectual Property Rights, the Transferred Orion Product Registrations and Transferred Orion Governmental Authorizations. Buyers shall file, as expeditiously as commercially reasonably practicable, for the recording of the transfer of such trademarks (with the exceptions of those trademarks which Buyers do not intend to use), other intellectual property rights and product registrations with the competent authorities. The responsibility and third party expenses of preparing and filing such documents and any action required ancillary thereto shall be borne solely by Buyers. Buyers shall indemnify each of Sellers and their Affiliates for, and hold each of them harmless against, any loss or damage, including fees, penalties or fines and third party claims, due to Buyers’ failure to record any assignment of any such trademarks, other intellectual property rights and product registrations pursuant to this Article, unless such failure is related to any failure or delay of Sellers or any of their affiliates in performing necessary acts or provide necessary information.

(b)	Subject to reimbursement by Buyers in accordance with the principles set forth in Article 8.2(a) (with respect to the period between the date hereof and the recording of the assignment under this Article 10.6), Sellers shall pay or cause to be paid any fees for renewal and maintenance of any of the Transferred Orion Trademarks (other than those Buyers do not intend to use), Transferred Orion Other Intellectual Property Rights and Transferred Orion Product Registrations and Transferred Orion Governmental Authorizations that are due prior to the recording of the assignment under this Article 10.6 unless Buyers request Sellers to do otherwise. In addition, Sellers shall do all things necessary for Buyers to obtain standing in any proceedings in relation to any of the intellectual property rights referred to in this Article the recording of which has not been effected; provided, however, that it shall be understood that any costs and expenses relating to such proceedings, as of Closing and subject to Buyers’ rights under Article 5.1 and the respective schedule thereto, shall be borne by Buyers. For the period prior to Closing, Sellers shall, subject to the principles set forth in Article 7, retain exclusive responsibility for the renewal and maintenance, including measures of defence, of any of the intellectual property rights referred to in this Article.

(c)	Article 10.6(a) and (b) shall apply accordingly with respect to the Trademarks, other Intellectual Property Rights and product registrations owned by or registered in the name of any of the Orion Companies.

10.7	Corporate Name, Trademarks and Domain Names

(a)	Except as set forth in Schedules 2.2.1(a)(i), 2.2.1(a)(ii), 2.2.1(a)(vi) and Annex 5.1.11(b), no interest in any corporate name, corporate design, Trademark, domain name or copyright of Sellers or any of their Affiliates is being transferred to Buyers pursuant to this Agreement. Buyers shall procure that the Orion Business, as soon as reasonably possible and in no event later than six (6) months following the Closing, shall change or remove the corporate names, Trademarks, domain names and copyrights which include the word «Roche» or «Syntex» or any combination containing the word «Roche» or «Syntex» or any other word or words resembling the word «Roche» or «Syntex», including, but not limited to, the Roche housemark and the hexagon, used by Sellers in connection with the businesses of the Roche Group. Except as specifically contemplated herein, as from the Closing, Buyers shall not, and shall procure that the Orion Business shall not, take any action that might create the impression for a reasonable consumer that the Orion Business continues to be a part of Sellers or any of their Affiliates. Notwithstanding anything in the foregoing, with respect to material requiring prior registration with, or approval by, governmental authorities, including, but not limited to, packaging material and the marketing material used in connection therewith, the time limitation set forth above shall not apply, it being understood, however, that Buyers shall undertake their best efforts to obtain any necessary registration or approval as expeditiously as possible after the Closing, if at all possible, within twelve (12) months after the Closing.

(b)	Notwithstanding the foregoing:

(i)	following the Closing (but subject to applicable laws and regulations in the respective territory), the Orion Business shall be entitled to sell the product-related Inventory of the Orion Business, including packaging material and the marketing material used in connection therewith, existing as at the Closing which is labelled with the word «Roche» and «Syntex» until such inventory is exhausted; provided, however, that Buyers shall use the «Roche» and «Syntex» labelling only in connection with a clear identifier of Buyers and/or the Orion Business for commercializing such Inventory if and to the extent required by applicable law;

(ii)	if there is not sufficient packaging material, including packaging inserts, for the packaging of products with the imprint of «Roche», the Roche hexagon or «Syntex» contained in the Inventory as existing at Closing, Buyers or the Orion Business shall be entitled to produce or otherwise obtain the respective missing packaging material under which such products have been sold prior to Closing and sell the so packaged products until such products are exhausted; and

(iii)	Buyers shall have an exclusive and royalty-free licence for the trademarks Rochelle® and Rochevit® to use such trademarks in the countries in which, as of the date hereof, products of the Orion Business are identified by, and marketed under, such trademarks, and with respect to such products only; provided, however, that such trademarks are only used in connection with a clear identifier of Buyers as the new registree associated with such trademark; provided further, that Buyers undertake to cause the Orion Business within no later than ten (10) years, with respect to Rochelle, and three (3) years, with respect to Rochevit, from the Closing, to market the product(s) currently identified by such trademarks under a trade name substantially different from Rochelle® and Rochevit®. As of the date on which such trade name change has been effected but in no event later than ten (10) years (with respect to Rochelle®) and three (3) years (with respect to Rochevit®) from the Closing, the licences granted hereunder shall expire (it being understood that Sellers shall not have the right to revoke such licences at any time before such date) and Buyers and/or the Orion Business undertake not to use Rochelle® and Rochevit® or any similar trade name in any way whatsoever.

(c)	Sellers shall not, and shall cause their Affiliates not to, assert against Buyers, or any entity being part of the Orion Business, any cause of action based upon infringement of any of the intellectual property rights owned by the Roche Group that Buyers and any entity being part of the Orion Business are, pursuant to, and in accordance with, the terms of Article 10.7(a), authorized to use for a transitional period of time. The non-assert obligation set forth in the preceding sentence shall apply accordingly to Buyers in relation to Sellers in the event that Sellers or any of their Affiliates continue to operate part of the Orion Business, and commercialize the respective products, in the period between the Closing and the relevant Local Closing or during the transitional period, and for that purpose, use Orion Intellectual Property Rights owned by BHC or any of their Affiliates.

(d)	Sellers shall explore with Buyers appropriate and reasonable ways to re-direct, for a period of up to twelve (12) months following the Closing, customers of the Orion Business visiting Sellers’ web sites to the web sites of the Orion Business or to a web site designated by Buyers.

10.8	Transferred Employees

(a)	The parties agree that the employees listed in Schedule 10.8(a), as updated between the date hereof and Closing (the Transferred Employees), shall be transferred from Sellers to Buyers at the

Closing or Local Closing, as the case may be, in accordance with this Article 10.8. The parties shall jointly endeavor to convince all Transferred Employees not to object to the transfer of their employment relationship in accordance with this Article 10.8. Sellers agree that, without the Buyers’ written consent (which consent shall not be unreasonably withheld), it will not take any action that would result in any material changes to Schedule 10.8(a). As soon as permissible in each individual country following the date hereof, subject to the confidentiality undertakings as set forth in Article 14.8 and applicable data protection laws and regulations, Sellers shall set forth in Schedule 10.8(a) with respect to each Transferred Employee divided per countries: name, base salary or wages, job title or function, contractual special termination protection status, employment service and expatriate status. Furthermore, the Sellers agree to provide to Buyers such information relating to the employment of the Transferred Employees as Buyers may reasonably request.

(b)	In countries where the EU-Directive of 14 February 1977 (77/187) as last amended with Directive dated 12 March 2001 (2001/23) (the Transfer Directive) has been converted into local law or in countries in which similar legal regimes apply and in which the parties consider the sale of the Orion Business to be the sale of a business or a partial business in the meaning of the Transfer Directive or local law, the transfer of the Transferred Employees concerned shall occur in accordance with the applicable local statutory provisions.

(c)	Article 10.8(b) shall apply accordingly for Transferred Employees in countries which have adopted local law in accordance with the Transfer Directive referred to under Article 10.8(b) but where the parties do not expect a transfer of the business or a part of the business to be present or where contrary to the expectation of the parties expressed above in Article 10.8(b) an automatic transfer of the employment relationships envisaged by the parties does not occur under local law. The transfer of Transferred Employees covered by this subsection, if not automatically achieved, shall be effected where possible by a trilateral agreement between the respective Asset Seller Company, the respective entity designated by Buyers pursuant to Article 3.4 and the Transferred Employee. Subject to applicable laws and regulations, the employment of the Transferred Employee with Buyers or respective entity designated by

Buyers pursuant to Article 3.4 shall be at terms and conditions that (i) in the aggregate are economically equivalent to those that applied to such Transferred Employee immediately prior to the Closing and (ii) do not adversely change the seniority rights of such Transferred Employee as existing immediately prior to the Closing.

(d)	In countries not covered by Article 10.8(b) or Article 10.8(c), Buyers agree, subject to applicable laws and regulations, to offer as of the day immediately following Closing or Local Closing, as case may be, or to cause the respective entity designated by Buyers pursuant to Article 3.4 to offer, to continue the employment of each Transferred Employee of the respective Asset Seller Company at terms and conditions that (i) in the aggregate are economically equivalent to those that applied to such Transferred Employee immediately prior to the Closing and (ii), except in cases of section (e) of this Article 10.8, do not adversely change the seniority rights of such Transferred Employee as existing immediately prior to the Closing. Buyers shall have the right to modify such terms and conditions for the period thereafter to align them to those existing at Buyers; provided, however, that for the first period of twelve (12) months after the Closing, subject to Article 10.8(e), such terms and conditions are, on an aggregate basis, substantially maintained.

(e)	In cases in which local law requires termination of the employment relationship of the Transferred Employees and local law requires or it is customary that Sellers settle all termination benefits, termination indemnities, severance payments and all other payments due to any Transferred Employee as the result of such termination of employment (the Termination Liabilities), Buyers shall, unless otherwise agreed between the parties, not take over the accrued seniority rights of the Transferred Employees and the Termination Liabilities shall be fully settled by Sellers by written agreement with the Transferred Employees or Transferred Employees’ representatives or unions, if binding on all applicable Transferred Employees. If such a form of settlement is not permitted by law or such settlement cannot be completed prior to Closing or Local Closing, as the case may be, the Buyers shall assume the Termination Liabilities, and Sellers shall on a country-by-country basis pay to Buyers on Closing or Local Closing, as the case may be, the calculated amount of such Termination Liability in local currency. Upon settlement of such Termination Liability Sellers shall provide to

Buyers (y) the value of each Termination Liability settled and (z) a copy of each such settlement agreement.

(f)	Buyers shall have the right to modify the terms and conditions of employment for the Transferred Employees for the period after the Closing or as the case may be, the Local Closing to align them to those existing at Buyers; provided, however, that for a period of twelve (12) months after the Closing or, as the case may be, the Local Closing, subject to Article 10.8(n), such terms and conditions are, on an aggregate basis, substantially maintained.

(g)	The parties shall, in compliance with applicable local laws and regulations and to the extent legally required, in a timely manner jointly notify the Transferred Employees and their employee representatives of the expected date of transfer, the reasons for the transfer and the legal, economic and social consequences such transfer will have on their employment.

(h)	Between the date hereof and Closing or Local Closing, as the case may be, the parties shall with reasonable efforts cooperate to identify the most suitable procedure for the transfer of the Transferred Employees as described above.

(i)	Sellers shall be responsible for any severance or other obligations owed or paid, whether before, on or after Closing or Local Closing as the case may be, and whether by Sellers or Buyers, to any employee who refuses to or otherwise does not transfer to or become a continuing employee of the Buyers or the respective entity designated by Buyers pursuant to Article 3.4.

(j)	In addition, Sellers shall be responsible for any Termination Liabilities or other obligation with respect to employees at Seller-sites not transferred to Buyers as well as for any obligation that may arise from or in connection with claims of employees other than the Transferred Employees who transfer by operation of law or claim to have transferred by operation of law, or otherwise, to any of the Buyers. Sellers shall also be responsible for any obligation that may arise from or in connection with claims of Transferred Employees or governmental bodies or institutions exercising governmental functions and insurances with respect to wages, tax (including, without limitation, tax at source on income), social security and other contributions, provisions or any other benefits relating to or having their cause prior to Closing or Local Closing, as the case may be, unless such obligation is reflected in the purchase price adjustments as finally and bindingly determined pursuant to Article 2.7.2

(k)	Sellers’ obligation under Article 10.8(i) shall not exist with respect to any particular Transferred Employee if the Buyers or the respective entity designated by Buyers pursuant to Article 3.4 have actively discouraged, directly or indirectly, such Transferred Employee from agreeing or not objecting to the transfer of his or her employment. In such case Buyers shall indemnify Sellers from such severance; provided, however, the delivery of any notice, including those required by local law or as delivered to the Transferred Employees in accordance with Article 10.8(e) accurately setting forth the Buyers’ intentions with respect to the Orion Business (including any work force reductions) shall not be deemed to be a discouragement for purposes of this clause.

(l)	Buyers shall defend, indemnify and hold harmless Sellers and their, Affiliates for and against all costs, expenses or other damages that may arise from or in connection with claims asserted by any Transferred Employee for Buyers’ failure to offer employment to any Transferred Employee in accordance with the terms of this Agreement or in compliance with mandatory law. If the transfer of employees follows Article 10.8(d) of this agreement, Buyers will for the avoidance of doubt provide Sellers with the details of the respective offer of employment in advance.

(m)	Any severance or other obligations arising from the Buyers’ termination of employment or the termination of employment by the respective entity designated by Buyers pursuant to Article 3.4 of any Transferred Employee post-Closing or post-Local Closing, as the case may be, for post-Closing or post-Local Closing periods of services shall be the responsibility of the Buyers.

(n)	Buyers undertake to abstain for a period of six (6) months after the Closing from unilateral termination of employment of Transferred Employees in a number that would qualify as a Significant Dismissal in the country concerned.

(o)	Obligations vis-à-vis the Transferred Employees with regard to Christmas or holiday bonuses or other non-periodical benefits (including non-fulfilled entitlements to vacation, but excluding any retention bonuses) shall, within eight (8) weeks after Closing or Local Closing, as the case may be, be fairly allocated and compensated between Sellers and Buyers locally on a pro rata temporis basis for the period before and after Closing or Local Closing, as the case may be. The amount to be compensated shall be proposed by Sellers (supported with appropriate documentation) upon presentation of a complete list of such obligation at Closing or Local Closing, as the case may be, and then agreed upon between Sellers and Buyers.

(p)	Buyers acknowledge that Transferred Employees having expatriate status on Closing or Local Closing, as the case may be, will be allowed to continue work under the status and the respective terms and conditions.

(q)	Buyers shall be solely responsible for all salaries, wages and other benefits accruing after Closing or Local Closing, as the case may be, with respect to the Transferred Employees.

10.9	Management Incentive Plans

Sellers have established management incentive plans for the management and certain key personnel of the Orion Business that are linked to the successful consummation of the transactions contemplated under this Agreement. Incentives contemplated under such plans will be at the discretion of Sellers. All costs related to such plans will be borne by Sellers and will not result in any obligations or disadvantages for Buyers.

10.10	Document Retention and Access

(a)	On and after the Closing, Buyers shall procure that the Orion Business (i) shall preserve all books, business correspondence and records relating to the period prior to the Closing for the longer of (1) a period of ten years commencing with the expiration of the business year in which (x), as to the books, the last entries have been made, (y), as to the business correspondence, such business correspondence has been received or sent, and (2), as to the records, the relevant accounting records have originated, or (3) the period required by applicable mandatory law; and (ii) shall not destroy or dispose of such records without giving notice to Sellers of such pending disposal and offering such records to Sellers. If Sellers have not requested such records within ninety (90) Business Days following receipt of notice from Buyers, Buyers may proceed to destroy, or dispose of, such records. If Sellers request such records, they shall hold them confidential and not disclose them to any third party (other than to advisers on a confidential basis) unless disclosure of such records by Sellers is required (i) by applicable law, (ii) in order for Sellers to comply with contractual or other obligations binding upon them, or (iii) to effectively pursue any of the rights Sellers may have vis-à-vis a third party, including tax or other governmental authorities.

(b)	Until the tenth (10th) anniversary of the Closing, or such longer time period as required by law, and subject to the attorney-client privilege, Buyers shall procure that the Orion Business shall afford Sellers and their advisers reasonable access, upon prior notice during normal business hours, to such directors, officers, employees, advisers, offices, properties, agreements, records, books and affairs of the Orion Business, and shall provide copies of such information, as Sellers may reasonably request in connection with:

(i)	the preparation of any Tax Returns in so far as the Orion Business is relevant to them;

(ii)	any judicial, quasi-judicial, administrative, Tax, audit, or arbitration proceedings involving or affecting Sellers or their Affiliates which relate to or involve the Orion Business or its affairs; and

(iii)	the preparation of any financial statements or reports in so far as the Orion Business is relevant to them.

(c)	Articles 10.10(a) and 10.10(b) shall apply accordingly vice versa in relation between the Orion Business or the Buyers, as the case may be, and the Sellers and their Affiliates with respect to documents which are relevant for the Orion Business but are not part of the Transferred Orion Assets.

10.11	Safety Data and Clinical Documentation

(a)	The parties shall enter into a pharmacovigilance agreement substantially in the form of Schedule 10.11 (it being agreed that the only issues still to be negotiated are those that are highlighted therein) covering the exchange and flow of safety information between the parties and to competent authorities, including, but not limited to, the transfer of historical safety reports (as set forth in Schedule 10.11) and safety data base responsibilities within thirty (30) Business Days of the date hereof unless agreed otherwise between the parties.

(b)	To the extent required by law or the competent authorities, Sellers shall provide Buyers with access to, and where necessary, with copies of, the clinical documentation, including R & D procedures, relating to Naproxen products and such other products (i) that are identical or similar to each other, (ii) that are the subject matter of this Agreement and (iii) the clinical documentation of which are in Sellers’ possession and relevant for regulatory purposes.

(c)	Sellers shall not consent to any toxicological, pharmacological and/or clinical references contained in competent authorities’ files on a product of the Orion Business being used for the purpose of examining an application for a marketing authorization by a third party.

10.12	Insurance

Buyers acknowledge and agree that as of the Closing, subject to the requirements of mandatory law, neither the Orion Business nor any of their directors, officers or employees has been or will be insured under (i) property damage and business interruption, (ii) general liability, including product liability and employer’s practices liability insurance and (iii) marine transport insurance. Sellers undertake to continue to insure the Orion Business in full compliance with mandatory laws through to the Closing, whereas Buyers undertake to continue to insure the Orion Business in full compliance with mandatory laws as of the Closing.

10.13	Non-Competition

(a)	Sellers will not, and shall cause their Affiliates (for so long as they are Affiliates of Sellers) not to, for a period of three (3) years from the Closing, directly or indirectly acquire, own, participate or engage in, anywhere in the world (other than in the markets relating to the Excluded Assets), the development, manufacture, marketing, sale or supply of products for the consumer health market of a type similar to, or competitive with, those developed or under development (to the extent specifically identified in the Orion Business Plan), manufactured, marketed, sold or supplied by the Orion Business prior to the Closing (such development, manufacture, marketing, sale or supply of products for the consumer health market being referred to herein as the Protected Activity).

(b)	Notwithstanding the foregoing, Sellers and their Affiliates shall not be prohibited from, or restricted in:

(i)	continuing to engage in any type of business conducted by Sellers or any of their Affiliates as of the date hereof which is not part of the Orion Business;

(ii)	developing, marketing, selling, manufacturing or supplying products that are under development by Sellers or any of their Affiliates as of the date hereof which are not part of the Orion Business;

(iii)	purchasing products or services from, or marketing, selling, manufacturing or supplying products to, an entity which is engaged in the Protected Activity;

(iv)	acquiring or entering into a business combination in any manner with any entity that is engaged in the Protected Activity; provided, however, that if, and to the extent, Sellers, within a period of three (3) years as of Closing, by one or more acquisition or combination (y) have accumulated more than EUR 200,000,000 cumulative annual consolidated net revenue in the Protected Activity or (z) have acquired an entity which in its last full fiscal year prior to the acquisition had total consolidated revenues of more than 33 1/3 % in the Protected Activity (each (y) and (z) a Protected Revenue), Sellers shall, in the case of (y), divest at least that part of the Protected Revenue that exceeds EUR 200,000,000 of annual consolidated revenue and, in the case of (z), divest at least that part of the Protected Activity that exceeds 33 1/3 % of the total consolidated revenue, and in each case give Buyers an opportunity to participate in the divestiture process; it being understood that Sellers shall initiate such divestiture process within six (6) months of, in the case of (y), having exceeded the EUR 200,000,000 threshold, and in the case of (z), having acquired an entity with a Protected Revenue; and

(v)	holding or taking (whether directly or indirectly) a financial interest in securities of an entity with Protected Activity which are held for investment purposes only, if (x) such interest amounts to less than ten percent (10%) of the issued securities of a company which is listed on a generally recognized stock exchange or thirty-three one third percent (33 1/3%) of the issued securities of a privately held company; (y) such interest carries less than ten percent (10%) and thirty-three one third percent (33 1/3%), respectively, of the voting rights (if any) attaching to the issued securities of the issuer; and (z) Sellers are not involved in any way whatsoever, whether directly or indirectly, in the management of the issuer of the securities or of any Person connected with the issuer other than by the exercise of voting rights attaching to the securities.

(c)	Sellers undertake, for the benefit of Buyers, their Affiliates and the Orion Business, that they shall not, and that none of their Affiliates (other than Orion Companies) shall:

(i)	induce, or attempt to induce, any supplier, distributor or customer of the Orion Business to cease to supply, distribute or purchase, or to restrict or vary the terms of supply, distribution or purchase, to the Orion Business, Buyers or any of their Affiliates;

(ii)	for a period of three (3) years after the date of this Agreement hire or attempt to hire any Orion Key Person for employment with Sellers or any of their Affiliates; provided, however, that the foregoing shall not apply (i) to responses to or follow-up hiring in respect of general solicitations or advertisements for job positions not specifically directed to the Orion Key Persons; (ii) to any Orion Key Person who is terminated by Buyers or the Orion Business or terminates his or her employment with Buyers or the Orion Business without any solicitation from Sellers or any of their Affiliates; or (iii) to hiring with the prior written consent of Buyers; and

(iii)	for a period of two (2) years after the date of this Agreement induce, or attempt to induce, any employee of the Orion Business to enter into employment with Sellers or any of their Affiliates; provided, however, that the foregoing shall not apply (i) to responses to or follow-up hiring in respect of general solicitations or advertisements for job positions not specifically directed to the employees; (ii) to any employee who is terminated by Buyers or the Orion Business or terminates his or her employment with Buyers or the Orion Business without any solicitation from Sellers or any of their Affiliates; or (iii) to employment with the prior written consent of Buyers.

10.14	Inter-company Trade Balances

The parties agree that all inter-company trade balances between the Roche Group and the Orion Business (other than those being part of the (Estimated) Inter-Company Obligations to be repaid by Sellers to Buyers pursuant to Article 4.3.1 (e) or by Buyers to Sellers pursuant to Article 4.3.2(b)) which have arisen in the ordinary course of business and which are not settled as of Closing or, as the case may be, as of a Local Closing, shall be paid within the originally agreed period.

10.15	No Recourse Against Directors

(a)	Neither Sellers nor Buyers shall make, and procure that the Orion Business shall not make, any claim against any director or officer of the Orion Business, including, but not limited to, the Orion Key Persons, in connection with this Agreement or the agreements pursuant hereto or otherwise in connection with the transactions contemplated hereby.

(b)	At the first annual meeting of each Orion Company, Buyers shall vote, or cause the relevant shareholders or other stakeholders to vote, in favour of an unconditional discharge to the directors and officers of each of the Orion Companies in connection with their respective conduct of the business of the Orion Companies in the period up to the Closing; provided, however, that at such time there are no valid reasons to withhold such unconditional discharge.

10.16	Further Assurances

At any time or from time to time after the Closing, at Buyers' reasonable request, Sellers shall: (i) execute and deliver to Buyers such other instruments of sale, transfer, conveyance, assignment and confirmation; (ii) provide such materials and information, including documents relating to the transfer of product registrations; and (iii) take such other actions, including assistance relating to the transfer of product registrations or, to the extent the product registrations are not transferable, to the re-issuance of a replacement registration, in order to effectively transfer, convey and assign to Buyers, to confirm Buyers’ title to, all of the Transferred Orion Assets, and, to the full extent permitted by law, to put Buyers in actual possession and operating control of the Transferred Orion Assets. For the avoidance of doubt, Sellers’ obligations under subsection (i), (ii) and (iii) hereof shall apply to any rights, properties, and assets related exclusively to the operation of the Orion Business as at the Closing, or as the case may be, at the Local Closing, that have, for whatever reason, not been reflected in any of the schedules to Article 2.2.1 (a) or, despite so reflected, not been transferred at Closing or at the relevant Local Closing.

10.17	Set-off Rights

Buyers and Sellers shall not be entitled to set-off any of their claims they may have against each other, or otherwise withhold the proper payment of any amount payable under this Agreement or any agreements pursuant hereto, regardless of whether such claims are in connection with, this Agreement or otherwise, unless the respective other party has agreed to a set-off or in cases of set-off with amounts resulting from a final arbitration award under this Agreement.

10.18	Supply of Products to the Roche Group

Buyers shall procure that the Orion Business, as from Closing, shall continue to deliver and sell to FHLR, for resale in the Basel region (including Grenzach, Village-Neuf and Kaiseraugst) to the respective employees of the Roche Group (including retired employees), at a price of thirteen point five (13.5) percent below the wholesale price, any of the products marketed by the Orion Business to end-consumers in Switzerland as at the Closing. Sellers undertake, for and on behalf of the Roche Group, not to sell any of such products for less than thirty (30) percent below the market price charged to end-consumers in Switzerland. Sellers acknowledge that the Orion Business will not give any marketing support in connection with such resale. At the expiry of three (3) years as from Closing, the parties undertake to renegotiate in good faith the terms of the delivery and sale provided for hereunder.

10.19	Several Liability and Assumption of Liability

(a)	Each of Sellers shall only be liable under this Agreement for the specific obligations attributable to it under this Agreement, except, however, that Roche Holding shall assume direct and unconditional liability for all the obligations of all Sellers under this Agreement.

(b)	Each of Buyers shall only be liable under this Agreement for the specific obligations attributable to it, except that BHC shall assume direct and unconditional liability for all the obligations of all Buyers under this Agreement.

10.20	Returned Goods

Sellers will compensate Buyers for the costs and expenses, to the extent not accounted for in the Final Closing Balance Sheet and to the extent exceeding the three (3) year historical average return rate, which arise in connection with products sold by the Orion Business into the trade prior to Closing which are returned to the Orion Business within twenty-four (24) months of the Closing based on a contractual right (other than a right based on the non-compliance of the Orion Business with (i) the warranties or representations expressly or implicitly given or (ii) applicable laws (which are addressed in section 22 of Schedule 5.1)) without the Orion Business receiving an adequate benefit; it being understood that any returns accepted by the Orion Business without being so legally required shall not give rise to any compensation by Sellers hereunder.

10.21	Trademarks Registered in Japan

Sellers undertake to use Reasonable Best Efforts to facilitate discussions between BHC or one of its Affiliates and Chugai Pharmaceutical Co. Ltd.

regarding acquisition by BHC or one of its Affiliates of the Japanese OTC trademarks set forth in Schedule 10.21. BHC acknowledges that Chugai Pharmaceutical Co. Ltd. acts independently of the Roche Group in reaching its decision of whether to exercise its rights of first refusal and on which terms it may be willing to waive such rights.

10.22	Trademarks Retained by Sellers / Switches / Disposals

(a)	Buyers acknowledge that Sellers and/or their Affiliates, in certain countries, will continue to commercialize in the Rx market segment products identified by Trademarks (trade names) that are identical with those being transferred hereunder in accordance with Schedule 2.2.1(a)(i) and Annex 5.1.11(b). With respect to such products, Sellers shall, in the event and at the time such a product in a certain country (other than the United States and Japan) is switched from an Rx to an OTC status, be required to offer to BHC, with respect to such country, the rights to such product, including the Trademark, for acquisition at terms and conditions to be negotiated and mutually agreed at such time. If an agreement has not been reached within a reasonable time, or if BHC turns down the offer, Sellers shall be free to continue to commercialize such product (retaining the Trademark used prior to the switch to OTC) or to dispose of both such product and the Trademark identifying it prior to the switch to OTC. For the avoidance of doubt, the right of first offer set forth in this Article 10.22(a) shall not apply to any of the other products of the Roche Group.

(b)	In the event Sellers intend to divest the products identified by Trademarks (trade names) that are identical with those being transferred hereunder in accordance with Schedule 2.2.1(a)(i) and Annex 5.1.11(b) to a third party, Sellers shall be required to offer to BHC the rights to such products for acquisition at terms and conditions to be negotiated and mutually agreed at such time. If an agreement has not been reached within a reasonable time, or if BHC turns down the offer, Sellers shall be free to divest such products to a third party.

10.23	Option Regarding IBM Maintenance Agreement

FHLR hereby undertakes not to exercise the option granted to it by IBM Switzerland to enter into that certain IBM maintenance agreement, attached hereto as Schedule 10.23.

10.24	SIGEM

Buyers shall have the right to request, no later than 31 October 2004, that Sellers retain the participation in SIGEM and cause LRN to transfer such participation to Sellers or a designated Affiliate of Sellers without any residual liability for LRN. The parties acknowledge that the schedules and annexes, including the Disclosure Documents, relating to SIGEM, are incomplete. Sellers undertake to update such schedules and annexes no later than 1 October 2004. For purposes of disclosure identification, the data set forth in such schedules and annexes shall relate back to the date hereof.

10.25	Impairment of Orion Manufacturing Sites

If, at the Closing or, as the case may be, the Local Closing, any of the Orion Manufacturing Sites or parts thereof cannot be transferred in substantially the physical form and function existing as of the date hereof (the Impairment), Sellers shall compensate Buyers, to the extent not covered by insurance claims under Article 2.2.1 (a)(xv) and moneys received thereunder, for the market value of the relevant Orion Manufacturing Site or parts thereof and for lost profits arising as a result of the Impairment, such lost profits calculated on the basis of net profits after tax and limited to a period of two years and CHF 30 million in each year; it being understood that normal wear and tear and depreciation (unrelated to the physical form and function) shall not be considered an Impairment hereunder; provided further, however, that Buyers' rights hereunder shall be in addition to, and not in lieu of, any other rights Buyers may have under this Agreement.

10.26	Capital Expenditures

(a)	Sellers shall procure in good faith that the capital expenditures specified in the Orion Business Plan for the business year 2004 shall be expensed as reflected therein before December 31, 2004. In case such expenditures have not been made before that date, Sellers shall compensate Buyers in the amount of the difference between the capital expenditures set forth in the Orion Business Plan and those actually expensed, provided that the difference exceeds an amount of CHF 500,000.

(b)	The compensation obligation set forth in section (a) of this Article 10.26 shall apply accordingly to Buyers in case the capital expenditures expensed by Sellers before December 31, 2004 exceed the amounts set forth in the Orion Business Plan by more than CHF 500,000.

11.	Limitations on Sellers’ Liability

(a)	Sellers shall not be liable to Buyers for any claims for damages asserted by Buyers against Sellers under this Agreement unless the amount of liability against Sellers, on an aggregate basis, exceeds CHF 15,000,000 (the Threshold Amount), in which case Sellers’ liability to Buyers shall be equal to the full amount of such liability provided, however, that, for claims to be counted against the Threshold Amount, each such claim, other than any claim under an indemnity under this Agreement and any claim under Article 10.26, must, on a stand-alone basis, exceed the amount of CHF 200,000 (the De Minimis Amount), it being understood that for purposes of determining the De Minims Amount, a series of claims shall be considered one claim if, and to the extent, each of such claims is based on the same facts, irrespective of whether brought by one or several claimant(s). The Threshold Amount shall not apply in respect of any claim (i) for breach of covenants, (ii) under the indemnity set forth in Article 9.1 (b), (iii) under Article 10.25, and (iv) under the indemnity set forth in Article 9.4.3 (Grenzach).

(b)	Notwithstanding anything in this Agreement to the contrary, Sellers’ aggregate liability under any obligation under this Agreement shall not exceed thirty (30) percent of the Purchase Price as adjusted pursuant to Article 2.7.2 (the Cap); provided, however, that the Cap shall not be applicable if, and to the extent, Sellers’ liability under this Agreement is caused by fraud or wilful misconduct of Sellers.

(c)	Any limitation of Sellers’ liability under Article 11(a) and Article 11(b) shall not apply to:

(i)	the representation pursuant to section 5.1.1 (b) regarding ownership in Orion Shares; and

(ii)	any indemnity or representation relating to Tax.

(d)	Sellers’ liability shall be excluded or reduced, as the case may be, if, and to the extent:

(i)	Buyers and, following Closing, the Orion Business have failed to use their Reasonable Best Efforts to mitigate their loss or damage in respect thereof;

(ii)	Buyers or the Orion Business have recovered or, by applying their Reasonable Best Efforts, could have recovered, as the case may be, from any third Person, including, but not limited to, an insurer, costs, expenses or damages in respect of any matter to which a claim asserted relates, after deduction of all duly documented costs and expenses incurred in making such recovery (including reasonable attorney’s fees);

(iii)	a specific related provision, reserve or valuation allowance has been or is made or included in the Final Closing Balance Sheet and has been included in the calculation of the Net Working Capital, the Net Debt or the Provision and Liability Amount, each as finally and bindingly determined in accordance with Article 2.7.1.

(iv)	such liability is attributable to an act, omission, transaction or arrangement of Buyers or the Orion Business (other than (i) one to which Sellers consented; or (ii) one which is required or contemplated under the provisions of this Agreement or in order to comply with applicable law under an enforceable court order) following the execution of this Agreement (with respect to Buyers only) and the Closing (with respect to Buyers and the Orion Business), respectively;

(v)	the damage or disadvantage suffered by Buyers resulting from a fact or event has been reflected in the purchase price adjustment according to Article 2.7.2 or taken into account under Article 12;

(vi)	any Tax payable by the Orion Business is reduced as a result of a matter giving rise to a claim for misrepresentation, breach of warranty or indemnity; and

(vii)	such claim arises or is increased as a result of any legislation, regulation, rule of law or practice not in force at the date hereof or the withdrawal after Closing of any permit previously granted by any relevant authority or as a result of any change made or introduced on or after the date hereof in any legislation, regulation, rule of law or practice of any relevant authority, whether or not such change or withdrawal purports to be effective retrospectively in whole or in part.

12.	Pension and Benefit Plans

12.1	Pension Plans

Subject to Closing, Sellers and Buyers shall observe and perform the respective rights and obligations relating to pension matters as set forth in this Agreement and in Schedule 12.1 as are expressed to be observed and performed by each of them respectively.

12.2	Benefit Plans

Subject to Closing, Sellers and Buyers shall observe and perform the respective rights and obligations relating to benefit matters as set forth in this Agreement and in Schedule 12.2 as are expressed to be observed and performed by each of them respectively.

13.	Taxes, Costs, Expenses and Interest

13.1	Taxes

13.1.1	VAT

Sellers shall be responsible for and will pay any VAT (or equivalent tax) levied in connection with this Agreement subject to the conditions below:

(a)	Sellers and Buyers shall cooperate with each other using their Reasonable Best Efforts to ensure that the sale and transfer of the Orion Shares and the Transferred Orion Assets or any part thereof under this Agreement is not treated as either a taxable supply of goods or services or otherwise taxable for the purposes of VAT, or that the VAT may be settled by filing a notification instead of paying the VAT in the relevant jurisdiction in which the respective Orion Shares or the Transferred Orion Assets are situated, in particular because such sale and transfer is regarded, for purposes of the applicable VAT legislation, as a transfer of all or part of the assets of a business as a going concern.

(b)	If, notwithstanding such efforts, VAT is chargeable on the transfer of any Orion Shares or any Transferred Orion Assets or part thereof under this Agreement, it shall be payable by Buyers at the appropriate rate in addition to the Purchase Price. In such event, Buyers shall pay to the Sellers the amount of the VAT due 20 (twenty) Business Days following the invoice issued by Seller relevant for purposes of the VAT but not earlier than 3 (three) Business days before the Seller has to pay the respective VAT amount to the competent VAT authority. The Parties shall use Reasonable Best Efforts to avoid liquidity disadvantages by assigning Purchasers’ claim to recover VAT and crediting the assigned input VAT against VAT on the taxable transfer under this Agreement.

(c)	Sellers and Buyers shall cooperate to procure that any Orion Companies shall leave any VAT group, insofar as they are members to such a group, as at the Closing.

13.1.2	Other Taxes

(a)	Each party shall bear all Taxes for which it is liable under applicable law (other than VAT (or equivalent tax) as set forth in Article 13.1.1 above) incurred in connection with the transactions contemplated under this Agreement, provided, however, that notwithstanding the foregoing, the Swiss securities transfer stamp tax (Umsatzabgabe), if any, payable in connection with the transactions contemplated under this Agreement, shall be borne equally by the parties hereto.

(b)	All registration and transfer Taxes and fees, stamp duties, notaries’ or governmental charges (other than any of the fees referred to in Article 10.6) resulting from or relating to the transfer or assumption of the Transferred Orion Assets and the Assumed Orion Liabilities to Buyers from Sellers shall be borne equally by the parties hereto.

13.1.3	Tax Returns

(a)	Sellers shall be responsible for the timely preparation and filing of all Tax Returns of or with respect to the Orion Companies and the Transferred Orion Assets required to be filed on or before Closing. Buyers shall be responsible for the timely preparation and filing of all Tax Returns of or with respect to the Orion Companies and the Transferred Orion Assets required to be filed after Closing.

(b)	Sellers and Buyers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit or proceedings with respect to Taxes. Such cooperation shall include the retention and the provision of records and information which are reasonably relevant to any such filing, audit or proceedings and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each party agrees to retain all of its books with respect to Taxes pertinent to the Orion Business relating to any Tax Period beginning before Closing until the expiry of the statutory retention periods and in addition only on request and at Sellers’ costs until the expiry of the statute of limitations (and any extensions thereof) relating to Taxes and penalty proceedings of the respective taxable periods, and to abide by, and comply with, all record retention agreements entered into with any tax authority.

13.1.4	Disputes

Buyers shall have exclusive control over and responsibility to conduct any contest for any Tax Period commencing on or after the Closing. Buyers shall not enter into any agreement in compromise or settlement of such contest which could adversely affect any Taxes with respect to the Orion Companies or the Transferred Orion Assets for any period up to and including the Closing which could adversely affect any Taxes with respect to such period without the written consent of Sellers. Such written consent shall be given within ten (10) Business Days after notification from Buyers unless such consent would unduly prejudice good faith interests of Sellers. Sellers shall not be liable for any portion of any settlement of any contest relating to such Taxes without their written consent. Sellers shall be deemed to have given its consent if Sellers failed to provide its comments to Buyers within said period. If Sellers request that Buyers shall initiate or continue a contest the respective external costs have to be paid by Sellers.

13.2	Costs and Expenses

Except as expressly provided otherwise herein, including, but not limited to Article 8.2, each party shall bear its own costs and expenses (including advisory fees) incurred in the negotiation, preparation and completion of this Agreement.

13.3	Interest

(a)	The interest rate to be applied to the interest calculation set forth in Article 2.7.4 shall be a rate of 3 month EUR-LIBOR (as per Reuters page LIBOR01 as at the date the relevant payment is due, at 11:00 a.m. C.E.T.) + 25 basis points per annum.

(b)	If a party defaults in the payment if and when due of any sum payable under this Agreement, the liability of such party shall be increased to include interest on that sum from the date such payment is due until the date of actual payment (whether before or after judgment) at a rate of three (3) month EUR-LIBOR (as per Reuters page LIBOR01 as at the date the payment is due at 11:00 a.m. C.E.T) + 300 basis points per annum.

14.	General Provisions

14.1	Effect on Third Parties

No Person other than the parties hereto shall have any rights or benefits under this Agreement, and nothing in this Agreement is intended to confer on any Person other than the parties hereto any rights, benefits or remedies.

14.2	Notices

All notices or other communications to be given under or in connection with the Agreement shall be made in writing and shall be delivered by (i) personal delivery, (ii) registered mail (return receipt requested) or the equivalent of registered mail under the laws of the country where mailed,

(iii) a nationally recognized courier, such as Federal Express, DHL or UPS, or (iv) facsimile to the following addresses:

if to Sellers to:	Roche Holding AG
Grenzacherstrasse 124
4070 Basel, Switzerland
Attn: Dr. Erich Hunziker
Fax +41 61 688 39 99

with a copy to:	F. Hoffmann-La Roche AG
Grenzacherstrasse 124
4070 Basel, Switzerland
Attn: Head of Corporate Law
Fax +41 61 688 13 96

if to Buyers to:	Bayer HealthCare AG
Bayerwerk
51368 Leverkusen, Germany
Attn: Klaus Kühn
Fax +49 214 308 2647

with a copy to	Bayer HealthCare AG
Bayerwerk
51368 Leverkusen, Germany
Attn: General Counsel
Fax +49 214 308 2986

or such other address as any of the parties may notify to the other parties in accordance with the above.

All notices delivered in person shall be deemed to have been delivered to, and received by, the addressee and shall be effective on the date of personal delivery; notice by registered mail or courier shall be deemed effective on the date it was deposited in the mail or delivered to the courier. Notices delivered by facsimile shall be deemed delivered to, and received by, the addressee and effective on the date sent.

14.3	Sellers’ Representative and Buyers’ Representative

With respect to all matters arising in connection with this Agreement, Roche Holding shall act on behalf of each of the other Sellers, and Buyers shall be entitled to act and rely upon any statement made or given by Roche Holding on behalf of any other Seller.

With respect to all matter arising in connection with this Agreement, BHC shall act on behalf of each of the other Buyers, and Sellers shall be entitled to act and rely upon any statement made or given by BHC on behalf of any other Buyers.

14.4	Entire Agreement

This Agreement, including the Schedules, Annexes and any other documents referred to herein, constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof, and shall supersede all prior oral and written agreements or understandings of the parties relating hereto. All references to this Agreement shall be deemed to include the Schedules and Annexes hereto.

14.5	Amendments and Waivers

This Agreement may only be modified or amended by a document signed by all parties hereto, unless stricter form is required by law. Any provision contained in this Agreement may only be waived by a document signed by the party waiving such provision.

14.6	No Assignment

The parties shall not assign this Agreement or any rights or obligations hereunder to any third party without the prior written consent of Sellers (if the assignment is proposed to be undertaken by Buyers) or Buyers (if the assignment is proposed to be undertaken by the Sellers).

14.7	Severability

Should any part or provision of this Agreement be held to be invalid or unenforceable by any competent arbitral tribunal, court, governmental or administrative authority having jurisdiction, the other provisions of this Agreement shall nonetheless remain valid. In this case, the parties shall endeavour to negotiate a substitute provision that best reflects the economic intentions of the parties without being unenforceable, and shall execute all agreements and documents required in this connection.

14.8	Confidentiality

Each party hereto will hold, and will use its Reasonable Best Efforts to cause its Affiliates, and their respective representatives and advisers to hold at all times, in strict confidence from any Person (other than its Affiliates or their representatives or advisers), (i) unless compelled to disclose by judicial or administrative process (including, without limitation, in connection with obtaining the necessary Governmental Approvals of this Agreement and the transactions contemplated hereby) or by other requirements of law or regulations derived therefrom or (ii) unless disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by such party or its representatives and advisers in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been:

(a)	previously known by the party receiving such documents or information;

(b)	in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault and by reason other than a breach of this confidentiality agreement of such receiving party; or

(c)	later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential;

provided, however, that following the Closing the foregoing restrictions will not apply to Buyers’ use of documents and information concerning the Orion Business furnished by Sellers hereunder.

In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates and their respective representatives and advisers to, promptly

(and in no event later than five (5) Business Days after such request) return or cause to be returned all copies of documents and information, including, but not limited to, (i) the Disclosure Documents and (ii) the documents and information furnished pursuant to Article 7.2, furnished by the other party in connection with this Agreement or the transactions contemplated hereby, except for one (1) copy that may be retained by each adviser to either party hereto for the files which they are required to keep in their capacity as professional advisers and which shall be kept strictly confidential.

14.9	Execution

This Agreement may be executed in a number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

15.	Governing Law and Dispute Settlement

15.1	Governing Law

This Agreement shall be governed by, and construed in accordance with, the substantive laws of Switzerland, with the exclusion of the Vienna Convention on the International Sale of Goods, dated April 11,1980.

15.2	Dispute Settlement

Any dispute, controversy or claim arising out of, or in relation to, this Agreement, including the validity, invalidity, breach or termination thereof, shall be resolved, to the exclusion of the ordinary courts, by a three-person arbitral tribunal in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date on which Notice of Arbitration is submitted in accordance with such rules, with Sellers on the one hand and Buyers on the other hand each appointing one arbitrator and the two arbitrators thus appointed designating the third arbitrator who shall be the chairperson of the arbitral tribunal. The appointing authority shall be the Zurich Chamber of Commerce. The proceedings shall be conducted and any award shall be rendered in English. The seat of arbitration shall be Basel, Switzerland.

In witness whereof, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers in quadruplicate as of 16 July 2004 in Basel, Switzerland.

Roche Holding AG:

/s/ Steve Krognes	/s/ Dr. Beat Krähenmann

Steve Krognes	Dr. Beat Krähenmann

Roche Finanz AG:

/s/ Steve Krognes	/s/ Dr. Beat Krähenmann

Steve Krognes	Dr. Beat Krähenmann

Roche Pharmholding B.V.:

/s/ Steve Krognes	/s/ Dr. Beat Krähenmann

Steve Krognes	Dr. Beat Krähenmann

Roche Deutschland Holding GmbH:

/s/ Steve Krognes	/s/ Dr. Beat Krähenmann

Steve Krognes	Dr. Beat Krähenmann

Hoffmann-La Roche France SAS:

/s/ Steve Krognes	/s/ Dr. Beat Krähenmann

Steve Krognes	Dr. Beat Krähenmann

Roche SAS:

/s/ Steve Krognes	/s/ Dr. Beat Krähenmann

Steve Krognes	Dr. Beat Krähenmann

Laboratoires Syntex SA:

/s/ Steve Krognes	/s/ Dr. Beat Krähenmann

Steve Krognes	Dr. Beat Krähenmann

For and on behalf of the Asset Seller Companies all as set forth in Schedule (A):		:

/s/ Steve Krognes	/s/ Dr. Beat Krähenmann

Steve Krognes	Dr. Beat Krähenmann

Bayer Healthcare AG:

/s/ Dr. Alexander Bey	/s/ Peter Lauff

Dr. Alexander Bey	Peter Lauff

Amendment to the Share and Asset Purchase Agreement

dated as of December 28, 2004

Roche Holding AG, Grenzacherstrasse 124, 4058 Basel, Switzerland (hereinafter Roche Holding)

Roche Finanz AG, Grenzacherstrasse 122, 4070 Basel, Switzerland (hereinafter Roche Finanz)

Roche Pharmholding B.V., Beneluxlaan 2A, 3446 GR Woerden, The Netherlands (hereinafter Roche NL)

Roche Deutschland Holding GmbH, Emil-Barell-Strasse 1, 79639 Grenzach-Wyhlen, Germany (hereinafter Roche Deutschland)

Hoffmann - La Roche France SAS, 52, Boulevard du Parc, 92521 Neuilly sur Seine CEDEX, France (hereinafter HLRF), Roche SAS, 52 Bld du Parc, 92521 Neuilly sur Seine, CEDEX, France (hereinafter RSAS), and Laboratoires Syntex SA, 52 Bld du Parc, 92521 Neuilly sur Seine, CEDEX, France (hereinafter Syntex, and together with HLRF and RSAS Roche France)

the companies listed in Schedule (A), each of which is directly or indirectly controlled by Roche Holding (hereinafter each an Asset Seller Company and collectively the Asset Seller Companies)

(each of the companies set forth above, including each of the Asset Seller Companies, hereinafter a Seller and collectively the Sellers)

and

Bayer Healthcare AG, Bayerwerk, 51368 Leverkusen, Germany (hereinafter BHC)

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Table of Contents

1.	Definitions	4
2.	Amendments	4
2.1	Materiality Condition / Agreement That Closing be Effected	4
2.2	Closing China / Closing Balance Sheet	5
2.3	Orion Companies	6
2.4	Asset Seller Companies	7
2.5	Local Buyer Entities	7
2.6	Amendment to Article 3.8	9
2.7	Amendment to Article 4.3.3(b)	10
2.8	Amendment to Article 8.1(c)	11
2.9	Amendment to Article 15.2	12
2.10	Amendment to Section 10 of Schedule 5.1 to the Share and Asset Purchase Agreement	12
2.11	Payment / Remittance Currencies	12
2.12	Andreu Roche, S.A.	13
2.13	Stock Taking / Audit of Net Working Capital	13
2.14	Transportation of Inventory Prior to Closing	14
2.15	Pay-out of Payroll Items before Closing / Local Closing	15
2.16	Inter-company Loan by RDH to RCHD / Continued Liquidity for Operation	15
2.17	Fonds de Commerce / Export Rights Roche SAS	16
2.18	Continued Liquidity for Operation of RCH	17
2.19	EAN Bar Codes	18
2.20	Payment of Purchase Price	18
2.21	VAT Italy	20
2.22	Operational Day / Readiness	20
2.23	Jurisdiction For Disputes Under the Local Supply / Toll Manufacturing Agreements	20
2.24	Cash Forwarding / Reimbursement	21
2.25	EU Commitments	22
2.26	Non-Termination of Certain Inter-Company Agreements	22
2.27	Pension	22
2.28	Dutch Indemnity	23
2.29	Place of Arbitration	25
3.	General Provisions	25
3.1	Effect of Amendment	25
3.2	Severability	25
3.3	Execution	25

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3.4	Applicable Law	26
3.5	Dispute Settlement	26

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Whereas

A.	The parties to this amendment (the Amendment) are parties to that certain Share and Asset Purchase Agreement, dated 16 July 2004 (the Share and Asset Purchase Agreement).

B.	The parties now desire to amend and / or complement the Share and Asset Purchase Agreement.

Now, therefore, the parties hereto agree as follows:

1.	Definitions

Capitalized terms not defined herein shall have the meaning assigned to such terms in the Share and Asset Purchase Agreement.

2.	Amendments

2.1	Materiality Condition / Agreement That Closing be Effected

(a)	The parties agree that the Materiality Condition as set forth in Article 4.2.1(c) in conjunction with Article 4.2.6(a) and (b) of the Share and Asset Purchase Agreement has been satisfied and Closing shall be effected as of 31 December 2004, 24:00/1 January 2005, 00:00 (such date and time to be determined with respect to all of the Transferred Orion Assets, the Assumed Orion Liabilities and the Transferred Employees on the basis of the relevant applicable time zone and hereinafter referred to as the Effective Date) with respect to all countries comprising Orion Business other than the following, for which the Closing shall be deferred and a Local Closing shall occur in accordance with, and pursuant to, Article 4.2.6(b) to (e) of the Share and Asset Purchase Agreement:

(i)	Russia;

(ii)	Pakistan;

(iii)	PRISA, comprising the following countries: Dominica, Dutch Antilles, Puerto Rico, Saint Kitts and Nevis, Saint Vincent and the Grenadines, Guatemala, Panama, Costa Rica, El Salvador, Honduras, Dominican Republic, Trinidad & Tobago, Jamaica, Cuba, Bahamas, Curacao, Nicaragua, Aruba, Barbados, Bermuda (local market business only),

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Haiti, St. Maarten, Cayman Islands, Antigua/Barbuda, St. Lucia, Belize, Grenada, Suriname, Guyana, St. Christopher and Nevis;

(iv)	China, in relation to the Transferred Orion Assets and the Assumed Orion Liabilities comprised in the Net Working Capital and Net Debt only, as further specified in section 2.2 below; and

(v)	Italy, for which the Local Closing shall occur as at 1 January 2005, 00:00 C.E.T., but which will otherwise be treated as if it had closed at the Effective Date.

2.2	Closing China / Closing Balance Sheet

(a)	The parties agree that the Closing in relation to the Transferred Orion Assets and the Assumed Orion Liabilities comprised in the Net Working Capital in the People’s Republic of China (excluding Hong Kong, Macau and Taiwan) (PRC) shall be deferred and such assets and liabilities be transferred to Buyer or its designated Local Buyer Entity at a Local Closing (all as further specified in the Asset Sale and Transfer Agreement entered into between Shanghai Roche Pharmaceuticals Limited and Bayer Healthcare Company Limited).

(b)	The parties further agree that for purposes of Article 2.7.1(a) of the Share and Asset Purchase Agreement and determining the last Local Closing forty (40) Business Days after which Sellers need to deliver the Closing Balance Sheet to Buyer, the Local Closing with respect to the Transferred Orion Assets and the Assumed Orion Liabilities being part of the Net Working Capital in the PRC shall be disregarded. The Estimated Purchase Price Component with respect to the PRC shall be adjusted independently at the respective Local Closing, whereby the provisions set forth in Article 2.7 of the Share and Asset Purchase Agreement shall apply accordingly. If at the Local Closing in the PRC the Net Working Capital adjustment in relation to the entire Orion Business has exceeded or is exceeding, as a result of the Local Closing in the PRC, the ten (10) percentage point limitation set forth in Article 2.7.2(a)(i) of the Share and Asset Purchase Agreement, the parties hereto agree that (i) the Local Buyer Entity in the PRC shall pay the purchase price for the Net Working Capital in the PRC to the respective Asset Seller(s) in the PRC and (ii) a compensation payment equal to the amount in excess of such ten (10) percentage points limitation shall be made by FHRL or one of its Affiliates to BHC or its designated Affiliate.

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(c)	The part “Subject to Seller’s responsibility and liability as manufacturer of the products” in section 2.5.3 of the Sale and Transfer Agreement for the Orion Business in relation to the PRC between Shanghai Roche Pharmaceuticals Limited, Shanghai, PRC, and Bayer Healthcare Company Limited, Beijing, PRC, shall mean a reference to the rules and principles of the responsibility and liability of the supplier under the terms of the Frame Supply Agreement relating to the supply of certain products by FHLR to the Orion Business and as amended from time to time, as if the respective product had been supplied by Shanghai Roche Pharmaceuticals Limited to Bayer Healthcare Company Limited under the terms of the Frame Supply Agreement.

2.3	Orion Companies

(a)	Article 2.1 (a) of the Share and Asset Purchase Agreement shall be hereby amended by deleting subsection (i) thereof and substituting in its place and stead the following:

“Consumer Health Care Nederland B.V., Woerden, The Netherlands (hereinafter CHCN), together with the shares of Roche Consumer Health AG (hereinafter RCH);”

(b)	CHCN shall be considered an Orion Company, and the shares in CHCN shall be considered Orion Shares; provided, however, that the representations and/or warranties given by Sellers in Schedule 5 to the Share and Asset Purchase Agreement in relation to an Orion Company and/or the Orion Shares shall not apply to CHCN with the exception of sections 4 and 5 of such Schedule 5. Sellers have not created any Liens relating to the Orion Shares in CHCN.

(c)	The Estimated Net Working Capital, the Estimated Net Debt and the Estimated Provision and Liability Amount of CHCN shall be calculated as if (i) the Orion Business being transferred from Roche Nederland B.V. by way of (y) a statutory demerger or (z) an asset sale to CHCN had been transferred by way of a Sale and Transfer Agreement from Roche Nederland B.V. to Buyer or a Local Buyer Entity pursuant to Article 4.3.3(b) of the Share and Asset Purchase Agreement and (ii) RCH had been transferred to Buyer or a Local Buyer Entity by way of delivering the respective Orion Shares pursuant to Article 4.3.1(a) and/or entering into a Sale and Transfer Agreement pursuant to Article 4.3.3(a) of the Share and Asset Purchase Agreement. The parties further agree that for purposes of

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the Final Closing Balance Sheet the Net Working Capital, the Net Debt, the Provision and Liability Amount and the Inter-Company Obligations shall be established based on the actual transfer of the Orion Business comprised in CHCN by way of a transfer of the respective Orion Shares in CHCN as contemplated in Articles 4.3.1(a) and/or 4.3.3(a) of the Share and Asset Purchase Agreement and the Estimated Purchase Price Components shall be adjusted pursuant to Article 2.7 of the Share and Asset Purchase Agreement based on these premises.

2.4	Asset Seller Companies

(a)	Schedule (A) to the Share and Asset Purchase Agreement shall hereby be amended by adding each of the companies listed below:

(i)	Syntex S.A. de C.V. (Mexico), Apartado Postal 517 Col. Centro; 62000 Cuernavaca, Morelos, Mexico;

(ii)	Hoffmann-La Roche AG, Grenzacherstrasse 124, 4058 Basel, Switzerland; and

(iii)	Grupo Roche Syntex de México, S.A. de C.V., Cerrade de Bezares n°9, Col, Lomas de Bezares, 11910 México D.F.

(b)	Schedule (A) to the Share and Asset Purchase Agreement shall hereby be further amended by deleting the following Asset Seller Company: “Roche Nederland B.V., Beneluxlaan 2a, 3446 GR Woerden, The Netherlands.”

(c)	As a result of there being changes to the companies listed as Asset Seller Companies, the parties have amended Schedule 2.8(a) and Schedule 3.4 in the form attached hereto.

2.5	Local Buyer Entities

(a)	Schedules 2.8(a) and 3.4, each as amended, and the Payment Schedule (entitled “Selling and Buying Entities”, version 23 Dec 2004), all as attached hereto as Appendix 2.5, (i) set forth the Asset Seller Companies selling and transferring, and the entities designated by Buyer (the Local Buyer Entities) purchasing and accepting the sale and transfer of, the Orion Assets under the Sale and Transfer Agreements and (ii) identify the allocated Purchase Price to be paid by (y) BHC and (z), for those cases

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where applicable laws and regulations require local payments, the respective Local Buyer Entity.

(b)	The parties have agreed not to have the Local Buyer Entities formally accede to the Share and Asset Purchase Agreement in the capacity of a buyer, as contemplated on page two (2) of the Share and Asset Purchase Agreement. Therefore, the parties hereby agree that page two (2) and Article 10.19(b) of the Share and Asset Purchase Agreement shall be deleted and in its place and stead be substituted as follows:

“BHC shall be considered the sole Buyer hereunder and any reference to “Buyer” or “Buyers” shall be interpreted accordingly; provided, however, that the rights and obligations BHC has in respect of the Orion Assets being transferred to the Local Buyer Entities by way of the Sale and Transfer Agreements shall be deemed conferred on the Local Buyer Entities purchasing and accepting the Orion Assets as if they were a party to this Agreement, it being understood, however, that none of the Local Buyer Entities shall have any direct right to enforce any term of this Agreement but shall enforce their rights under this Agreement exclusively through BHC (“unechter Vertrag zugunsten/zu Lasten Dritter”), if necessary by means of authorization to assert rights and/or assignment of claims to BHC. BHC assumes direct and unconditional liability for all obligations attributed to a “Buyer” or “Buyers” under this Agreement and to a Local Buyer Entity under a Sale and Transfer Agreement and/or a Transitional Agreement. Roche Holding assumes direct and unconditional liability for all obligations attributed to any of its Affiliates under a Sale and Transfer Agreement and/or a Transitional Agreement.

In addition, BHC hereby agrees to cause any of the Local Buyer Entities to do all acts and things necessary to effect and implement, and to prevent any actions contrary to, the covenants and other obligations under this Agreement as if each such Local Buyer Entity were a direct party to this Agreement. Without limiting the obligations of Buyer under this agreement, the performance of Buyer’s obligations hereunder by any of the Local Buyer Entities shall be accepted by each of the Sellers as performance of the Buyer and be treated as if Buyer had performed such obligation.”

(c)	For the avoidance of doubt, the parties agree that (i) payment by Buyer on behalf of a Local Buyer Entity shall effect performance of such Local Buyer Entity’s obligation vis-à-vis the Seller under the respective Sale and Transfer Agreement and (ii) performance by a Seller of its obligations under

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a Sale and Transfer Agreement vis-à-vis the respective Local Buyer Entity shall effect performance of such Seller’s obligations vis-à-vis BHC under the Share and Asset Purchase Agreement.

(d)	For the avoidance of doubt, it shall be understood that Sellers and BHC shall each be entitled to demand specific performance of one another with respect to their respective obligations under Article 10.19 of the Share and Asset Purchase Agreement, as amended.

2.6	Amendment to Article 3.8

The parties agree to amend Article 3.8 of the Share and Asset Purchase Agreement by inserting the following new Article 3.8(e):

“(e) If, and to the extent, Transferred Orion Contracts or part thereof that provide for supplies to Sellers by third parties necessary for Sellers to satisfy their obligations under the terms of the Frame Supply Agreement and/or the Frame Toll Manufacturing Agreement (such Transferred Orion Contracts hereinafter the Orion Related Supply Contracts) have been assigned and transferred, or novated over, to a Local Buyer Entity, or are contracts of a third party supplier with an Orion Company, the parties hereto shall co-operate and use Reasonable Best Efforts to (i) provide to each respective Local Buyer Entity concerned the benefits under the Frame Supply Agreement and/or the Frame Toll Manufacturing Agreement at terms and conditions that are economically equivalent to those had the Orion Related Supply Contracts not been assigned and transferred, or novated over, to the respective Local Buyer Entity concerned or had the Orion Related Supply Contracts not been contracts of an Orion Company and (ii) coordinate the ordering and other administrative procedure under the Orion Related Supply Contracts. In either of the instances set forth under (i) and (ii) above, the parties shall duly consider whether the manufacturing know how with respect to the non-finished goods supplied under the Orion Related Supply Contracts is with the Sellers or the Local Buyer Entity. Until Sellers and Buyer or their respective Affiliates agree on the ordering or other administrative procedure under the respective Orion Related Supply Contract it is understood that Buyer may request that all ordering and administrative procedures be performed by the Sellers or one of their Affiliates in accordance with the terms of the respective Frame Supply Agreement or Frame Toll Manufacturing Agreement. If the respective supplier under an Orion Related Supply Contract supplies finished goods and Sellers or one of their Affiliates under the Frame Supply Agreement or the Frame Toll Manufacturing Agreement only provide administrative services, Buyer shall have the right to terminate, with

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respect to such finished goods, the applicable Frame Supply Agreement or the Frame Toll Manufacturing Agreement, including the respective local agreement at any time. Such termination shall become effective at the later of (i) the expiry of a 30 (thirty) day period following Buyer’s or its Affiliates’ written termination notice and (ii) the moment at which the relevant Orion Related Supply Contract between Sellers or one of their Affiliates and the respective third party with respect to the goods concerned is effectively terminated or assigned and transferred or novated over to a Local Buyer Entity. Upon receipt of Buyer’s termination notice and if requested by Buyer or its Affiliate, Sellers and their respective Affiliates shall use Reasonable Best Efforts to terminate the Orion Related Supply Contract with the third party, in accordance with its terms and conditions, without undue delay. Furthermore, it is understood between the parties that Buyer and its Affiliates shall not be under any obligation vis-a-vis the respective third party to buy and pay for products which fall under Orion Related Supply Contracts, nor shall Buyer and its Affiliates be required to pay Volume Adjustment Payments (as defined in the applicable Frame Supply Agreement or the Frame Toll Manufacturing Agreement) relating to time periods after the effectiveness of Buyer’s termination of the applicable Frame Supply Agreement or Frame Toll Manufacturing Agreement with respect to the goods concerned. If, and to the extent, Orion Related Supply Contracts have as of the Closing not been assigned and transferred, or novated over, to the respective Local Buyer Entity, such assignment, transfer or novation shall only be effected with the consent of Buyer or its respective Affiliate.

With respect to finished goods, if any, listed on the product list attached to the Frame Supply Agreement and the respective local supply agreements for the supply of finished goods from Sellers and their Affiliates to Buyer and its Affiliates, which are manufactured as at the Closing on one of the Transferred Orion Manufacturing Sites and with respect to which Sellers or their Affiliates provide services only (or nothing at all), the parties agree that the terms of the Frame Supply Agreement and the respective local supply agreement shall not apply with respect to such finished goods.”

2.7	Amendment to Article 4.3.3(b)

(a)	The parties have agreed to implement the sale and transfer of the Orion Assets by having local sale and transfer agreements executed between the relevant Seller and the relevant Local Buyer Entity instead of having mere transfer instruments executed as contemplated in Article 4.3.3(b) of the Share and Asset Purchase Agreement; accordingly, the parties agree that the reference in that Article to transfer documents, and the corresponding

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definition, shall be modified and replaced by the terms “sale and transfer agreements” and “Sale and Transfer Agreements”, respectively.

(b)	The parties further agree to amend Article 4.3.3(b) of the Share and Asset Purchase Agreement by deleting the second proviso in that Article, including the last sentence of that Article, and in its place and stead substituting the following:

“and provided, further, that it shall be understood and agreed that the terms and conditions of the Sale and Transfer Agreements into which the parties hereto, or the Asset Seller Companies and Local Buyer Entities, will enter in order to effect the sale and / or transfer of the Orion Assets on a local level, shall be supplemented by the terms and conditions of this Agreement and, to the extent any conflict or inconsistency between the terms of this Agreement and those of a Sale and Transfer Agreement, including, but not limited to, the respective terms on the applicable law and the competent forum for dispute settlement, shall arise, the terms of this Agreement shall prevail, except as identified in Schedule 4.3.3(b). Nothing in this proviso shall be interpreted as impairing those parts of the Sale and Transfer Agreements that effect the transfer of the relevant Orion Assets and the Transferred Employees in accordance with the requirements of applicable local laws. Subject to the foregoing, it shall be understood and agreed that with respect to Sale and Transfer Agreements that are executed in more than one language, the Sale and Transfer Agreement in the English language shall be valid and binding between the parties and to the extent any conflict or inconsistency exists between the various versions, the English version shall prevail.

2.8	Amendment to Article 8.1 (c)

To reflect those cases in which the Local Buyer Entity will, for a transitional period after Closing, operate the respective Orion Business under a licensing or similar arrangement entered into with the respective Seller, the parties hereby agree that Article 8.1 (c), second sentence, of the Share and Asset Purchase Agreement shall hereby be amended by inserting, immediately after “in accordance and compliance with the terms of the transitional services agreements,” the following: “and/or the interim licensing or similar arrangements.”

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2.9	Amendment to Article 15.2

(a)	The parties have agreed to extend the scope of the arbitration agreement contained in the Share and Asset Purchase Agreement to any dispute, controversy or claim arising out of, or in relation to, a Sale and Transfer Agreement into which they themselves or any of their respective Affiliates or, in case of Buyer, the Local Buyer Entities, have entered in implementation of Article 4.3.3(b) of the Share and Asset Purchase Agreement. Accordingly, Article 15.2, first sentence, of the Share and Asset Purchase Agreement shall be amended to replace the reference therein to “this Agreement” with “this Agreement or any of the Sale and Transfer Agreements entered into by the parties hereto or any of their respective Affiliates or, in case of Buyer, the Local Buyer Entities.”

(b)	In addition, Article 15.2 of the Share and Asset Purchase Agreement shall be amended by adding the following at the end thereto:

“Each party hereto hereby commits to causing, and providing for specific performance of, each of its Affiliates (including each Local Buyer Entity in case of Buyer) being a party to a Sale and Transfer Agreement to have any of the disputes, controversies or claims arising out of, or in relation to, a Sale and Transfer Agreement, resolved by arbitration in accordance with, and pursuant to, the proceedings provided for in this Agreement as if each such Affiliate (including each Local Buyer Entity in case of Buyer) were itself a party to this Agreement.”

2.10	Amendment to Section 10 of Schedule 5.1 to the Share and Asset Purchase Agreement

The parties hereby agree to amend the exception to the amount of product-related Inventory acceptable under the last sentence of section 10 of Schedule 5.1 to the Share and Asset Purchase Agreement by including as an additional exception the cases in connection with new product rollouts set forth in Appendix 2.10 attached hereto.

2.11	Payment / Remittance Currencies

The parties have agreed that it is desirable to have the Purchase Price and the Purchase Price Adjustment remitted by BHC or its designee acting as paying agent on behalf of any Local Buyer Entity under a Sale and Transfer Agreement to FHLR acting as receiving agent on behalf of any of its Affiliates acting as seller

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under a Sale and Transfer Agreement. The parties agree to the revised version of Schedule 3.4 to the Share and Asset Purchase Agreement. Schedule 3.4 to the Share and Asset Purchase Agreement, as amended, shall be attached to the closing memorandum contemplated in Article 3.6 of the Share and Asset Purchase Agreement.

2.12	Andreu Roche, S.A.

BHC hereby acknowledges and consents that Andreu Roche, S.A., Madrid, Spain (ARSA), may continue to use the “Andreu” component in its corporate name after the consummation of the transactions contemplated by the Share and Asset Purchase Agreement for five (5) years after the Closing, provided that ARSA does not engage in any business going beyond its current scope of activity and provided that in no case such activity may be a Protected Activity. After the expiry of the five (5) year period referred to above, BHC may demand from Sellers that ARSA discontinue its use of the “Andreu” component in its corporate name. Sellers hereby affirm that a Local Buyer Entity, upon consummation of the transactions contemplated in the Share and Asset Purchase Agreement, will become the full owner of the Spanish trademarks “Andreu”, registered in the Spanish trademark register under the numbers 2197560 and 2482976.

2.13	Stock Taking / Audit of Net Working Capital

(a)	The parties have agreed that representatives of BHC, including its auditors, may participate in the physical stocktaking contemplated by section 4 of Schedule 2.7.1(a)(2) to, and carried out under the responsibility of Sellers as part of the audit procedure contemplated under Article 2.7.1(a) of, the Share and Asset Purchase Agreement. BHC acknowledges and accepts that the physical stocktaking will be subject to the audit scope by PwC covering eighty (80) percent of the Estimated Net Working Capital (including Inventory), it being understood that if at a Local Closing less than ten (10) percent of the Estimated Net Working Capital (including Inventory) remains outstanding, PwC will not carry out any further audit, including a physical stocktaking of the Inventory, unless the Local Closing includes an Asset Seller Company or an Orion Company located in one of the Core Countries, in which event the general audit scope covering eighty (80) percent of the Estimated Net Working Capital (including Inventory) shall continue to apply.

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(b)	The parties further agree that, as part of the physical stocktaking and the related audit procedure described in section (a) above, the product-related Inventory that has a shelf-life below the standards required by section 10 of Schedule 5.1 to the Share and Asset Purchase Agreement but at the same time satisfies the standards required by the Preparation Guide and thus would not need to be written down in value to zero (0) (the Identified Inventory), shall be identified, shall, for purposes of calculating the Net Working Capital, as referenced in Schedule 2.7.1(a)(1), be written down in value to zero (0) and shall be legally transferred to BHC or an entity designated by BHC at the Closing, or as the case may be, the Local Closing. In consideration for the transfer of the Identified Inventory and the continuing value of the Identified Inventory, including its M&D value (promotion, product samples, etc.), BHC hereby (i) agrees to cause the payment of an euro amount representing fifty (50) percent of the consolidated value (as determined pursuant to the Preparation Guide) of the Identified Inventory written down to zero (0) pursuant to the preceding sentence and (ii) acknowledges that the transfer of the Identified Inventory does not constitute a breach of the representation set forth in section 10 of Schedule 5.1 to the Share and Asset Purchase Agreement. The payment contemplated in this section 2.13(b) shall constitute an adjustment to the Purchase Price, shall be aggregated with the adjustments under Articles 2.7.2 and 2.7.3 of the Share and Asset Purchase Agreement and be paid in accordance with Article 2.7.4 of the Share and Asset Purchase Agreement as part of the Purchase Price Adjustment by FHLR (acting as paying agent on behalf of the Sellers) to BHC, or by BHC to FHLR (acting as receiving agent on behalf of the Sellers), as the case may be.

(c)	The destruction and disposal costs for the Identified Inventory which, BHC’s or the relevant Local Buyer Entity’s Reasonable Best Efforts notwithstanding, can no longer be marketed in any form shall be equally shared between the parties.

2.14	Transportation of Inventory Prior to Closing

The parties agree that following completion of the physical stocktaking referred to in section 2.13 above the Local Buyer Entities in certain countries may request from the respective Seller that the relevant Inventory to be transferred under the respective Sale and Transfer Agreement be transported to a location designated by the Local Buyer Entity. In case of such transportation, it shall be agreed that (a) legal title to the Inventory shall remain with the respective Seller until the Effective Date (as defined in the relevant Sale and Transfer Agreement); it being

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understood that BHC shall be responsible for taking out insurance for such Inventory and do everything necessary to put the respective Seller in a position to effectively claim or receive insurance moneys in relation to the Inventory; (b) the Inventory shall only be used for purposes of preparing the operation of the Orion Business after the Closing; (c) Buyer shall grant to the respective Seller access to the Inventory during ordinary business hours to the extent required for the respective Seller to be able to fulfil purchase orders due prior to Closing; and (d) if Closing should not occur or become effective, the Local Buyer Entity shall immediately retransfer the Inventory to the relevant Seller.

2.15	Pay-out of Payroll Items before Closing / Local Closing

(a)	The parties have agreed that the payroll-related items which are part of the Net Working Capital and which are set forth in detail in Appendix 2.15 (such items hereinafter the Payroll Items), shall be paid out by Sellers to the Transferred Employees prior to Closing, or as the case may be, the Local Closing. BHC hereby acknowledges that as a result of paying out the Payroll Items before Closing, or as the case may be, the Local Closing, a change in past business practice will occur, which will impact the underlying calculation of the Net Working Capital Level and therefore agrees that any increase in the (Estimated) Net Working Capital resulting from paying out the Payroll Items shall be disregarded for purposes of establishing whether the ten (10) percent limitation specified in Articles 2.6(a)(ii) and 2.7.2(a) of the Share and Asset Purchase Agreement has been reached and exceeded.

(b)	In order to enable RCH to pay out the Payroll Items to the Transferred Employees employed by it, BHC or its designated Affiliate shall grant to RCH a short-term loan (hereinafter the Loan I), the principal amount, the applicable interest rate and the other terms and conditions of which have been agreed separately between RCH and BHC or its designated Affiliate prior to Closing.

For the avoidance of doubt, Loan I shall constitute part of the (Estimated) Net Debt and be accounted for as a third party loan.

2.16	Inter-company Loan by RDH to RCHD / Continued Liquidity for Operation

The parties agree that the loan granted by RDH to RCHD, as at December 31, 2004, in the aggregate amount of € 37.3 million, including accrued interest (the RCH Loan), shall be settled as follows:

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(a)	by offsetting (i) any surplus in favour of RCHD from the cash pool administered by RDH and terminated as at the Closing and (ii) any proceeds estimated to be received by RCHD from RDH prior to Closing out of the control and profit transfer agreement (Gewinnabführungsvertrag) with RDH; and

(b)	by way of repayment in cash of immediately available funds by RCHD to RDH, whereby it has been agreed that BHC or its designated Affiliate shall, in order for RCHD to be in a position to make such repayment prior to the Closing, grant to RCHD a short-term loan (hereinafter the Loan II), the principal amount, the applicable interest rate and the other terms and conditions of which shall be agreed separately between RCHD and BHC or its designated Affiliate prior to Closing.

For the avoidance of doubt, Loan II shall constitute part of the (Estimated) Net Debt and be accounted for as a third party loan.

2.17	Fonds de Commerce / Export Rights Roche SAS

(a)	Buyer hereby consents to the termination of the “contrat de location de gérance” between Roche SAS and LRN, dated June 6, 2000, as amended.

(b)	Buyer hereby further consents to (i) the sale and transfer of the rights owned by Roche SAS in relation to OTC products marketed in France, the French territories, Monaco and Andorra (the Fonds de Commerce), all as further specified in Article 1 of the agreement entered into on December 13, 2004, between Roche SAS and RCH, attached hereto as Schedule 2.17(b)(1), (ii) the termination of (y) the contrat de distribution and promotion commerciale export between Roche SAS and LRN, dated December 11, 1992, as amended, under which Roche SAS acted as distributor of LRN for the export of certain OTC products of the Orion Business to Algeria, Libya and certain other African countries, as well as (z) the unwritten agreement under which Roche SAS acted as distributor of RCH for the export of certain OTC products of the Orion Business to certain Middle Eastern countries (collectively the Export Rights), all as further specified in the respective termination letters dated November 16, 2004, and December 17, 2004, attached hereto as Schedule 2.17(b)(2), and (iii) the sale and transfer of the Transferred Orion Assets owned by CENEXI SAS, 52, rue M. et J. Gaucher, 94122 Fontenay s/Bois, France, to RCH (the CENEXI Transfer) to be entered into prior to the Closing.

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(c)	In order to enable RCH to pay the consideration for the acquisition of the Fonds de Commerce, the termination of the Export Rights of Roche SAS and the purchase price for the CENEXI Transfer, BHC or its designated Affiliate shall grant to RCH a short-term loan (hereinafter the Loan III), the principal amount, the applicable interest rate and the other terms and conditions of which shall be agreed separately between RCH and BHC or its designated Affiliate prior to Closing.

For the avoidance of doubt, Loan III shall constitute part of the (Estimated) Net Debt and be accounted for as a third party loan.

(d)	The parties agree that any transfer Taxes and fees, stamp duties, notaries’ or governmental charges (other than any of the fees referred to in Article 10.6 of the Share and Asset Purchase Agreement) resulting from, or relating to, the transfer of the Fonds de Commerce to, and the termination of the Export Rights of Roche SAS by, RCH and LRN, respectively, shall be shared equally in between Sellers on the one hand and Buyer on the other hand.

(e)	The parties agree that the Fixed Purchase Price allocated to RCH and LRN shall be increased by the respective (cumulative) consideration paid by RCH and LRN, respectively, to Roche SAS for the sale and transfer of the Fonds de Commerce and the termination of the Export Rights, and the Fixed Purchase Price allocated to Roche SAS shall be decreased accordingly.

(f)	In case of any dispute with the tax authorities due to the sale and transfer of the Fonds de Commerce to, and the termination of the Export Rights of Roche SAS by, RCH and LRN, respectively, Sellers and Buyer will use Reasonable Best Efforts to support each other in, respectively, avoiding and contesting a tax reassessment which results in a loss, expense or costs for the Sellers. The parties agree that any loss, expense or cost resulting from the reassessment by the tax authorities of Taxes arising from, or relating to, the sale and transfer of the Fonds de Commerce to, and the termination of the Export Rights of Roche SAS by, RCH and LRN, respectively, shall be shared equally between the parties.

2.18	Continued Liquidity for Operation of RCH

(a)	In order to finance on-going liquidity requirements of RCH, BHC or its designated Affiliate shall grant to RCH a short-term loan (hereinafter the

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Loan IV), the principal amount, the applicable interest rate and the other terms and conditions of which shall be agreed separately between RCH and BHC or its designated Affiliate.

(b)	For the avoidance of doubt, Loan IV shall constitute part of the (Estimated) Net Debt and be accounted for as a third party loan.

2.19	EAN Bar Codes

The parties agree that Buyer and the Local Buyer Entities shall be entitled to have the Orion Business continue to use the European Article Bar Codes (the EAN Bar Codes) as such codes were used for product identification by the Orion Business prior to the Closing for a duration of six (6) years after the Closing. Sellers hereby commit not to continuing using such codes for such 6 year time period, it being understood, however, that such commitment shall cease to be effective with respect to any EAN Bar Code which the Buyer or a Local Buyer Entity does no longer continue to use with respect to the Orion Business.

2.20	Payment of Purchase Price

With respect to the payment of the Purchase Price at the Closing, the parties agree as follows:

(a)	In cases in which a Local Buyer Entity will pay the applicable portion of the Purchase Price before the Closing, such payment shall be treated as a pre-payment until the Closing. If the Closing will not occur with effect as at the Effective Date, Seller shall be obliged to re-pay the amounts received until 10 January 2005, unless the parties shall agree otherwise.

(b)	The payment of the Purchase Price to be paid by Buyer (acting as paying agent for the Local Buyer Entities) to FHLR (acting as receiving agent for the other Sellers) pursuant to Article 4.3.2(a) of the Share and Asset Purchase Agreement shall be effected by way of an escrow agreement (the Escrow Agreement) agreed among BHC, FHLR and Deutsche Bank S.A., Luxemburg (the Escrow Agent), attached hereto as Schedule 2.20(b)(1). As of the date and time the condition precedent set forth in clause 3.2 of the Escrow Agreement has been satisfied, Buyer hereby commits not to instruct the Escrow Agent to withdraw the Escrow Monies (as defined in the Escrow Agreement) from the Escrow Account (as defined in the Escrow Agreement) or to do, or to instruct the Escrow Agent to do, anything which may prevent or delay FHLR from becoming the sole and unconditional

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beneficial owner of the Escrow Monies as at the Effective Date; provided, however, that if between the date and time of the satisfaction of the condition precedent set forth in clause 3.2 of the Escrow Agreement and the bring-down in accordance with the forms attached hereto as Appendix 2.20(b)(2) (the Closing Certificates) on December 31, 2004, 14:00 C.E.T., events should occur or become known and be notified to Sellers by Buyer or to Buyer by Sellers, which (contrary to the expectations of the parties at the time of performance of the closing actions pursuant to Article 4.3 of the Share and Asset Purchase Agreement) cause the condition precedent set forth in Article 4.2.1 (b) and (d) of the Share and Asset Purchase Agreement not to be satisfied, (i) Buyer shall remain entitled to the Escrow Monies (as defined in the Escrow Agreement), (ii) Seller shall make all declarations necessary vis-à-vis the Escrow Agent to have the Escrow Monies released to the Buyer, (iii) Buyer and Seller agree that none of the Sale and Transfer Agreements and/or the implementing transitional agreements relating thereto shall become effective, and (iv) Buyer shall cause each Local Buyer Entity to do, or have done, all acts and things necessary to prevent the transfer of title to the Orion Assets from becoming effective and/or retransfer to the Local Buyer Entity any of the Orion Assets title to which has already been transferred.

(c)	The parties agree that the Fixed Purchase Price Component shall be increased by up to € 2 million on account of Buyer participating in any payments to be made to those agents of Roche S.p.A., Italy, which shall not be transferring to the Local Buyer Entities in Italy but shall be terminated before, on or after the Effective Date (such payments the Termination Payments). The parties further agree that the amount of the € 2 million as referred to above will be paid by BHC, acting as paying agent for the Local Buyer Entities in Italy, to FHLR, acting as receiving agent for its Affiliate in Italy, as part of the Purchase Price to be paid at Closing and, to the extent the actual Termination Payments are less than € 2 million, Sellers shall reimburse Buyer for such shortfall at the same time that the Purchase Price Adjustment is being paid. For the avoidance of doubt, the € 2 million payment and the potential partial reimbursement thereof as set forth in this section 2.20(c) do neither constitute part of the Closing Balance Sheet nor the Purchase Price Adjustment and any of the procedures related thereto.

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2.21	VAT Italy

(a)	The parties hereto agree that BHC shall be responsible for, pay, and indemnify Roche S.p.A. for, and hold it harmless against, any amount of VAT, including, but not limited to, any interest, penalties, costs, and expenses resulting therefrom, or arising out thereof, or relating thereto (together the VAT Amount), determined by the competent Italian VAT authorities to be chargeable on the transfer of any of the Transferred Orion Assets or part thereof under the Sale and Transfer Agreements entered into between Roche S.p.A. and the Local Buyer Entities for the Orion Business in Italy. BHC shall pay to Roche S.p.A any VAT Amount no later than 3 (three) Business Days before Roche S.p.A. has to pay the respective VAT amount to the competent VAT authority.

(b)	BHC hereby further agrees to indemnify Roche S.p.A. for, and hold it harmless against, any claim, penalty, fine, cost, expense, claim for reimbursement of registration tax, or other loss incurred or sustained as a result of any of the Sale and Transfer Agreements entered into between Roche S.p.A. and the Local Buyer Entities for the Orion Business in Italy not qualifying as a “going concern” under Italian law as interpreted by the competent Italian tax authorities.

2.22	Operational Day 1 Readiness

Sellers shall provide to Buyer, on a company by company basis and for informational purposes only, to the extent and in the format as is easily available from local IT/accounting systems, the identities of the debtor and creditor, the amount and currency outstanding, and the maturity/payment term of the accounts receivable and accounts payable with third parties being transferred to Buyer as part of the Orion Assets. Sellers shall deliver such data centrally to the Buyer, if reasonably possible, after close of business at each Seller, at the latest at the Closing. Buyer acknowledges that such data may not fully reconcile with the total of the accounts receivable and accounts payable established as part of the Estimated Net Working Capital nor those established as part of the Closing Balance Sheet.

2.23	Jurisdiction For Disputes Under the Local Supply / Toll Manufacturing Agreements

(a)	Each party hereto hereby commits to causing, and providing specific performance of, each of its Affiliates or any other third party being a party

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to an agreement implementing the Frame Supply Agreement and/or the Frame Toll Manufacturing Agreement on a local level (such an agreement, a Local Supply Agreement and a Local Toll Manufacturing Agreement, respectively) to have any of the disputes, controversies or claims arising out of, or in relation to, a Local Supply Agreement and/or Local Toll Manufacturing Agreement resolved by the courts of Basel-City, Switzerland, as if each such Affiliate or third party were itself a party to the Frame Supply Agreement and/or the Frame Toll Manufacturing Agreement. If the courts of Basel-City, Switzerland, do not accept jurisdiction for disputes arising out of, or in relation to, a Local Supply Agreement and/or a Local Toll Manufacturing Agreement and if acceptance of jurisdiction cannot be achieved by amending a Local Supply Agreement or Local Toll Manufacturing Agreement appropriately, each party hereto commits to causing each of its Affiliates or any other third party being a party to a Local Supply Agreement and/or a Local Toll Manufacturing Agreement to have any of the disputes, controversies or claims arising out of, or in relation to, a Local Supply Agreement and/or a Local Toll Manufacturing Agreement resolved by arbitration in accordance with, and pursuant to, the proceedings provided for in the Share and Asset Purchase Agreement as if each such Affiliate or third party were itself a party to the Share and Asset Purchase Agreement.

(b)	Each party hereto commits to (i) performing itself, and (ii) procuring performance by any of its Affiliates or third parties being a party to a Local Supply Agreement and/or Local Toll Manufacturing Agreement of, any of its, its Affiliates, or the third parties’ obligations under any final judgment rendered by the courts of Switzerland or, as the case may be, under any final award of the arbitral tribunal appointed in accordance with the terms of the Share and Asset Purchase Agreement in any matter brought before such courts or such arbitral tribunal related to a Local Supply Agreement and/or Local Toll Manufacturing Agreement.

2.24	Cash Forwarding / Reimbursement

(a)	In case that after the Closing or Local Closing Sellers or any of their Affiliates receive payment of any of the accounts receivable assigned to a Local Buyer Entity under a Sale and Transfer Agreement, Sellers or any of their Affiliates will inform the respective Local Buyer Entity without undue delay and forward the payments received (with or without applicable VAT, as appropriate) to the relevant Local Buyer Entity.

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(b)	Section (a) above shall apply mutatis mutandis if Buyer or a Local Buyer Entity receives payment of any of the accounts receivable to the extent a bad debt provision has been made on the Final Closing Balance Sheet.

(c)	If, and to the extent, Sellers should have received the Purchase Price allocated to the Orion Business in the Ukraine both from the Local Buyer Entity in the Ukraine and BHC, Sellers shall reimburse BHC in the amount of any such double payment within fifteen (15) Business Days of having received the second payment.

2.25	EU Commitments

On 19 November 2004 the Commission of the European Union cleared the transactions contemplated by the Share and Asset Purchase Agreement subject to the compliance with certain commitments given by Buyer. In order to enable Buyer to comply with such commitments, Sellers agree to provide to any of the third parties to whom certain Orion Assets may have to be divested by the Buyer or a Local Buyer Entity transitional services to the extent and at the terms Seller would have been required under the terms of the Share and Asset Purchase Agreement and any implementing agreement thereof in the absence of such divestiture to a third party; provided, however, that Sellers shall not be required to provide any transitional services to such third party if Buyer is itself capable of, and legally permitted to, providing transitional services to such third party.

2.26	Non-Termination of Certain Inter-Company Agreements

Article 8.3(b) of the Share and Asset Purchase Agreement shall be hereby amended by adding the following additional paragraph:

“Notwithstanding the foregoing, the service, supply and manufacturing agreements set forth in Schedule 8.3(b) shall continue to be effective following the Closing or the Local Closing, as the case may be.”

2.27	Pension

(a)	The Pension and Related Benefit Plans relating to the Transferred Employees (and with respect to Transferred Plans, relating to all participants in such plans) shall (i), with respect to Transferred Plans, become the responsibility of Buyer as from the Effective Date, and (ii), with respect to Retained Plans, become the responsibility of Buyer as from the Pension Transfer Date, it being understood that the allocation of

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responsibility in this subsection (a)(ii) shall not prejudice Buyer’s obligations under section 3.1 of Schedule 12.1.

(b)	Without prejudice to subsection (a) above, the parties hereby agree that Sellers’, Buyer’s and the Local Buyer Entities’ respective rights and obligations relating to pension and other benefit matters shall be governed by Article 12 and the respective Schedules thereto of the Share and Asset Purchase Agreement and implemented by way of the respective provisions on pensions and other benefit matters in the Sale and Transfer Agreements.

2.28	Dutch Indemnity

(a)	In connection with the demerger of the Orion Business in The Netherlands from Roche Nederland B.V. (the Demerging Company) into CHCN (the Acquiring Company) according to Section 2:334a, paragraph 3 Dutch Civil Code (the Demerger) there will be an alternative statutory liability of the Acquiring Company and the Demerging Company under Section 2:334t Dutch Civil Code.

(b)	The Demerging Company will primarily be liable for the obligations that will be retained by the Demerging Company upon the Demerger becoming effective and the Acquiring Company will primarily be liable for the obligations that it will acquire upon the Demerger becoming effective. In addition, on the basis of Section 2:334t Dutch Civil Code:

(i)	the Acquiring Company will alternatively be liable for the performance of obligations that will be retained by the Demerging Company; and

(ii)	the Demerging Company will alternatively be liable for the performance of obligations that will be acquired pursuant to the Demerger by the Acquiring Company. This statutory liability exists for obligations of the Demerging Company at the moment the Demerger becomes effective and concerns both contractual and statutory (e.g., tort) obligations.

(c)	The liability based on Section 2:334t Dutch Civil Code is an alternative liability (subsidiaire aansprakelijkheid). This means that the Acquiring Company will only be held liable for performing an obligation that has been retained by the Demerging Company if the Demerging Company is in default in the performance thereof and the Demerging Company will only

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be held liable for performing an obligation that has been acquired pursuant to the Demerger by the Acquiring Company if the Acquiring Company is in default in the performance thereof.

(d)	The parties hereby agree that:

(i)	(y) any claim in connection with a liability under Section 2:334t Dutch Civil Code brought against Buyer or any of its Affiliates (including the Acquiring Company) to perform an obligation of the Demerging Company that exists at the moment the Demerger becomes effective and that has been retained by the Demerging Company and (z) a claim of a third party against the Acquiring Company to compensate damages the incurrance of which must be primarily attributed to assets and liabilities, as described in the Demerger Description, that have been retained by the Demerging Company, will be treated as an Excluded Liability;

(ii)	(y) any claim in connection with a liability under Section 2:334t Dutch Civil Code brought against Sellers (including the Demerging Company) to perform an obligation of the Demerging Company that exists at the moment the Demerger becomes effective and that has been acquired by the Acquiring Company pursuant to the Demerger and (z) a claim of a third party against the Demerging Company to compensate damages the incurrence of which must be primarily attributed to the assets and liabilities, as described in the Demerger Description, that have been acquired by the Acquiring Company pursuant to the Demerger, will be treated as an Assumed Orion Liability; and

(iii)	the liability limitations set forth in Article 11 (a), (b) and (c) of the Share and Asset Purchase Agreement shall not apply to the indemnities agreed under this section 2.28.

(e)	If, and to the extent, the Acquiring Company acquires assets and/or liabilities pursuant to the Demerger that do not qualify as Transferred Orion Assets and Assumed Orion Liabilities, such assets shall be sold and/or retransferred by the Acquiring Company to the Demerging Company and such liabilities shall be transferred to, and assumed by, the Acquiring Company. The Acquiring Company shall sell and accept the transfer and/or assumption of the such assets and liabilities for EUR 1.

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(f)	If, and to the extent, assets and/or liabilities remain with the Demerging Company that do qualify as Transferred Orion Assets and Assumed Orion Liabilities, such assets shall be transferred or assigned by the Demerging Company to the Acquiring Company and such liabilities shall be transferred to, and assumed by, the Demerging Company. The Demerging Company shall purchase and accept the transfer and/or assumption of such assets and liabilities for EUR 1.

2.29	Place of Arbitration

Article 15.2, last sentence, of the Share and Asset Purchase Agreement shall be changed as follows: “Place of arbitration shall be Zurich, Switzerland.”

3.	General Provisions

3.1	Effect of Amendment

All the references to the Share and Asset Purchase Agreement or any related document, Schedule or Annex, shall mean the Share and Asset Purchase Agreement as amended by this Amendment. Except as specifically provided for above, the Share and Asset Purchase Agreement shall remain in full force and effect in the original form agreed by the parties, and is hereby ratified and confirmed.

3.2	Severability

Should any part or provision of this Amendment be held to be invalid or unenforceable by any competent arbitral tribunal, court, governmental or administrative authority having jurisdiction, the other provisions of this Amendment shall nonetheless remain valid. In this case, the parties shall endeavour to negotiate a substitute provision that best reflects the economic intentions of the parties without being unenforceable, and shall execute all agreements and documents required in this connection.

3.3	Execution

(a)	This Amendment may be executed in a number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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(b)	Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

3.4	Applicable Law

This Amendment shall be governed by, and construed in accordance with, the substantive laws of Switzerland, with the exclusion of the Vienna Convention on the International Sale of Goods, dated April 11, 1980.

3.5	Dispute Settlement

Any dispute, controversy or claim arising out of, or in relation to, this Amendment, including the validity, invalidity, breach or termination thereof, shall be resolved, to the exclusion of the ordinary courts, by a three-person arbitral tribunal in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date on which Notice of Arbitration is submitted in accordance with such rules, with Sellers on the one hand and Buyers on the other hand each appointing one arbitrator and the two arbitrators thus appointed designating the third arbitrator who shall be the chairperson of the arbitral tribunal. The appointing authority shall be the Zurich Chamber of Commerce. The proceedings shall be conducted and any award shall be rendered in English. The seat of arbitration shall be Zurich, Switzerland.

Each party hereto hereby commits to causing, and providing for specific performance of, each of its Affiliates (including each of the Local Buyer Entities in case of Buyer) that is a party to a Sale and Transfer Agreement to have any of the disputes, controversies or claims arising out of, or in relation to, a Sale and Transfer Agreement, resolved by arbitration in accordance with, and pursuant to, the proceedings provided for in this Agreement as if each such Affiliate (or, in case of Buyer, such Local Buyer Entity) were itself a party to this Agreement.

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In witness whereof, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers in quadruplicate as of December 28, 2004, in Basel, Switzerland.

Roche Holding AG:

/s/ Steve Krognes	/s/ Dr. Beat Krähenmann

Steve Krognes	Dr. Beat Krähenmann

Roche Finanz AG:

/s/ Steve Krognes	/s/ Dr. Beat Krähenmann

Steve Krognes	Dr. Beat Krähenmann

Roche Pharmholding B.V.:

/s/ Steve Krognes	/s/ Dr. Beat Krähenmann

Steve Krognes	Dr. Beat Krähenmann

Roche Deutschland Holding GmbH:

/s/ Steve Krognes	/s/ Dr. Beat Krähenmann

Steve Krognes	Dr. Beat Krähenmann

Hoffmann-La Roche France SAS:

/s/ Steve Krognes	/s/ Dr. Beat Krähenmann

Steve Krognes	Dr. Beat Krähenmann

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Roche SAS:

/s/ Steve Krognes	/s/ Dr. Beat Krähenmann

Steve Krognes	Dr. Beat Krähenmann

Laboratoires Syntex SA:

/s/ Steve Krognes	/s/ Dr. Beat Krähenmann

Steve Krognes	Dr. Beat Krähenmann

For and on behalf of the Asset Seller Companies all as set forth in Schedule (A), as amended, of the Share and Asset Purchase Agreement:

/s/ Steve Krognes	/s/ Dr. Beat Krähenmann

Steve Krognes	Dr. Beat Krähenmann

Bayer Healthcare AG:

/s/ Dr. Alexander Bey	/s/ Peter Lauff

Dr. Alexander Bey	Peter Lauff

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